As filed with the Securities and Exchange Commission on January 7, 1999
                                               Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------



                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                              INFOCAST CORPORATION
             (Exact name of Registrant as specified in its charter)

             Nevada                               7371                84-1460887
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification Number)

                            One Richmond Street West
                                    Suite 902
                            Toronto, Ontario M5H 3W4
                                 (416) 867-1681
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                      ------------------------------------

                                   James Leech
                             Chief Executive Officer
                              InfoCast Corporation
                            One Richmond Street West
                                    Suite 902
                            Toronto, Ontario M5H 3W4
                                 (416) 867-1681
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------


                                   Copies to:


                            Jeffrey S. Spindler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                                                     Proposed            Proposed Maximum
   Title of Each Class of Securities         Amount to be        Maximum Offering       Aggregate Offering         Amount of
           to Be Registered                   Registered          Price Per Share             Price             Registration Fee
Common Stock, $.001 par value                 12,452,336               $7.44(1)           $92,645,380(1)            $24,458.38
  ("Common Stock").....................
--------------------------------------------------------------------------------------------------------------------------------

------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked prices of the Common Stock on the OTC Bulletin Board on December 31, 1999.

                          -----------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JANUARY 7, 2000

Prospectus

                        12,452,336 Shares of Common Stock

                              INFOCAST CORPORATION




         The information in this prospectus is not complete and may be changed. You may not sell the Common Stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the Common Stock and it is not soliciting an offer to buy the Common Stock in any state where the offer or sale is not permitted.

         The selling stockholders listed on Pages 48 to 53 of this prospectus are offering and selling up to 12,452,336 shares of Common Stock. All proceeds from the sale of the Common Stock under this prospectus will go to the selling stockholders. We will not receive any proceeds from the sale of such Common Stock.

         Our Common Stock is traded under the symbol "IFCC" on the OTC Bulletin Board. The last reported sale price on the OTC Bulletin Board for our Common Stock on December 22, 1999 was $7.75 per share.

          Investing in the Common Stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 10.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is January 7, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

                  We will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:

                  -        Main Public Reference Room
                           450 Fifth Street, N.W.
                           Washington, D.C.  20549

                  -        Regional Public Reference Room
                           75 Park Place, 14th Floor
                           New York, New York 10007

                  -        Regional Public Reference Room
                           Northwestern Atrium Center
                           500 West Madison Street, Suite 1400
                           Chicago, Illinois 60661-2511

                  You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.

                  We  are  required  to  file  these   documents  with  the  SEC
electronically. You can access the electronic versions of these filings on the Internet at the SEC's web site, located at http://www.sec.gov.

                  We have included this prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire Registration Statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  Certain matters discussed in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created thereby. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company or we "believe," "anticipate," "estimate," "expect" or words of similar import as they relate to the Company or the Company's management. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including those described in the section captioned "Risk Factors" below.

                                TABLE OF CONTENTS
                                                             Page
Prospectus Summary.................................            7
Risk Factors.......................................           10
Use of Proceeds....................................           17
Dividend Policy....................................           17
Market Price of the
   Registrant's Common Equity and
   Related Stockholder Matters.....................           17
Selected Financial Data............................           18
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations...................................           19
Business...........................................           25
Glossary...........................................           37
Management.........................................           39
Security Ownership of Certain Beneficial
   Owners and Management...........................           44
Certain Relationships and Related Transactions.....           47
Selling Shareholders...............................           48
Description of Capital Stock.......................           54
Quantitative and Qualitative Disclosures
   about Market Risk...............................           55
Plan of Distribution...............................           55
Legal Matters......................................           56
Experts............................................           56
Changes in and Disagreements with Accountants
   On Accounting and Financial Disclosure..........           56
Indemnification of Directors and Officers..........           57
Index to Financial Statements and Exhibits.........          F-1

                          [INSIDE COVER OF PROSPECTUS]


This prospectus includes trademarks of entities other than InfoCast Corporation, which have reserved all rights with respect to their respective trademarks.

                               PROSPECTUS SUMMARY

     As used in this prospectus, unless the context otherwise requires, the terms "we," "us" or "Company" mean InfoCast Corporation and its subsidiaries. This summary highlights information contained elsewhere in this prospectus and is not complete and may not contain all the information you should consider before investing in the common stock. You should read the entire prospectus carefully. All share and per share data in this prospectus give retroactive effect to the stock split effected on October 19, 1998. Certain technical terms used in this prospectus are defined in the Glossary beginning on page 37.


                                   The Company

     We are a development stage company that is in the process of developing the infrastructure to enable us to host both our own customized and third-party software applications that can be accessed remotely by businesses and their employees. This infrastructure will consist of: computer hardware purchased from third parties; software applications; and communication connections over private and public networks, including the Internet. We plan to provide our customers with access to our infrastructure and hosted applications on a per use basis. Companies providing such services have recently come to be known as application service providers or "ASPs."

     Traditionally, businesses have had to purchase their own computing systems, including hardware and software, as well as hire, train and retain highly skilled employees to operate and maintain these systems, all of which require significant capital and ongoing operating expenditures. By outsourcing these functions to an application service provider, an enterprise will be able to:

     o         Reduce upfront and ongoing capital expenditures;
     o         Reduce its investment in information technology personnel;
     o         Access  up-to-date,   highly  scalable,   reliable  and  flexible
               technology;
     o Focus its resources on its core business by outsourcing a non-core function; and
     o         Potentially shorten implementation time for new computer systems.

     In order to host our customized and third-party software applications, we plan to establish a network of strategically placed data centers, which we refer to as information hubs or i-Hubs. We expect each installation to be implemented on Sun Microsystems Inc. servers using Sun Solaris, Netscape and Java-related technologies, which we believe will provide a high level of reliability, scalability and performance. We expect that these information hubs will deliver information to information users, including businesses and their employees and customers worldwide, in real-time, in any format - data, voice or animation, through satellite, cable or private or public telecommunications networks, including the Internet. To date, we have installed two information hubs located in Calgary and Toronto, Canada and have an agreement with AT&T Canada Long Distance Services Company ("AT&T Canada") that allows us access to AT&T Canada's telecommunications network to connect these information hubs to customers. Our two information hubs became commercially operational in December 1999 and we expect to expand these information hubs and/or install additional information hubs across North America as needed.

         We intend to host third-party software applications, as well as the following software applications that we are in the process of developing:

         o Virtual Call Center - This application will permit businesses to service inbound and outbound customer calls at any time through a customer service representative who can be located anywhere.

         o Distance Learning - This application will permit corporate and academic learners to access training on-line, from anywhere, at any time.

         o Teleworking - This application will permit businesses to enable their employees to work via computer from remote locations.

         We are currently in the testing and demonstration phase of development with respect to these applications and currently expect that all three applications will be commercially available by end of the fiscal year ending March 31, 2000.

         We are incorporated under the laws of the State of Nevada. Our principal executive offices are located at One Richmond Street West, Suite 902, Toronto, Ontario M5H3W4, and our telephone number at that address is (416) 867-1681.

                                  The Offering


Common Stock offered by the Selling
Stockholders...............................  12,452,336 shares
Common Stock outstanding...................  19,054,943 shares(1)
Use of proceeds............................  We will not  receive  any  proceeds from  the  sale  of the  shares  of
                                             Common   Stock   by   the   Selling
                                             Shareholders.
Risk factors...............................  An  investment  in the Common Stock
                                             offered  hereby  involves   certain
                                             risks. See "Risk Factors."
Proposed Nasdaq SmallCap Market
   symbol..................................  "IFCC"


(1) Based on information available to us as of December 22, 1999. Does not include (i) 2,250,000 shares of Common Stock reserved for issuance upon exercise of options that have been or may be granted under our 1998 Stock Option Plan, pursuant to which options to purchase 2,075,000 shares of Common Stock have been granted; (ii) 2,000,000 shares of Common Stock reserved for issuance upon exercise of options that have been or may be granted under our 1999 Stock Option Plan, pursuant to which options to purchase 1,685,000 shares of Common Stock have been granted; (iii) 810,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options;(iv) 307,500 shares of Common Stock reserved for issuance upon exercise of outstanding common stock purchase warrants to purchase such shares of Common Stock and (v) 4,816,393 shares of Common Stock to be exchanged on a one-for-one basis for shares of InfoCast Canada Corporation. Except as otherwise indicated, all references in this Prospectus to the number of shares of Common Stock outstanding do not include the foregoing shares.

                          Summary Financial Information

         The summary financial data set forth below are derived from our financial statements included elsewhere in this Registration Statement and are qualified by reference to and should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement. Our financial statements as of and for the three months ended March 31, 1999, the year ended December 31, 1998 and the period from July 29, 1997 (inception) to December 31, 1997 have been audited by Ernst & Young LLP, independent certified public accountants. The information as of and for the six months ended September 30, 1999 and 1998 and for the three months ended March 31, 1998 is unaudited and, in the opinion of our management contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations at such dates and for such periods. The results for the six months ended September 30, 1999 are not necessarily indicative of the results for the full year. The historical results for the periods ended December 31, 1997 and 1998, March 31, 1998 and September 30, 1998 are those of Virtual Performance Systems, our predecessor. Such historical results are not necessarily indicative of the results of operations to be expected in the future.


                                                                                                                   Period from
                                                                                                                    July 29,
                                                                                                                      1997
                                                                                                                   (inception)
                                                                                                 Year ended            to
                                   Six months ended                   Three months ended        December 31,        December
                                     September 30,                        March 31,                 1998            31, 1997
                                  1999              1998              1999               1998
                                  ----              ----              ----              ----    ------------        --------
Statement of
Operations Data:
  Revenues.........     $       58,464         $      99      $      4,478        $    43,446       $    43,446        $   3,508
  Expenses.........         17,206,409            89,703         3,088,399             63,067           467,318           99,669
  Net loss for
  the period.......         16,613,840            89,604         3,083,921             19,621           423,872           96,161
  Net loss per
  share............              $0.78             $0.11             $0.27            $478.56             $0.55           $2,345
  Dividends
   paid............                  -                 -                 -                  -                 -                -
Balance Sheet Data:
  Total assets.....        $33,201,093           $65,524        $4,025,076            $47,510          $143,467          $28,604

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS REGISTRATION STATEMENT.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

WE ARE A NEWLY FORMED COMPANY WITH A LIMITED OPERATING HISTORY AND NO REVENUES.

         Infocast Corporation was organized in December 1997. We have a very limited operating history upon which you can evaluate us, our future performance and our prospects. We are in the process of developing several products and services. We have not yet sold any of these products or services on a commercial basis. You must consider our prospects in light of the risks, expenses, delays, problems and difficulties frequently encountered by new businesses in an emerging and evolving industry. One of these risks is that we may not successfully implement our business plans, which are described in more detail below. We may not be able to successfully deal with these risks, expenses, delays and problems.

WE HAVE A HISTORY OF CONTINUING LOSSES AND CANNOT GUARANTEE THAT WE WILL BE PROFITABLE.

         Since our founding, we have generated no revenues and incurred losses as follows:

         o $96,161 for the period from July 29, 1997 (inception) to December 31, 1997;

         o        $423,872 for the year ended December 31, 1998;

         o        $3,083,921  for the three month  period  ended March 31, 1999;
                  and

         o        $16,613,840 for the six month period ended September 30, 1999.

         As a result of these losses, we had an accumulated deficit of $20,217,794 at September 30, 1999. We continue to have losses through the date of this Registration Statement. Since we will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with the proposed development of our business, we will continue to incur losses for at least the next 12 months. Additionally, we may continue to incur losses until such time, if ever, as we are able to generate sufficient revenues to finance our operations and the costs of continuing our expansion. We cannot assure you that we will ever be able to generate significant revenues or achieve profitable operations. For further information, see the financial statements and the notes thereto included elsewhere in this Registration Statement.

WE WILL NEED ADDITIONAL FINANCING.

         We will need additional financing to meet our current plans for expansion. We currently believe that we will need additional financing of at least $15 million over the next 12 months to fund our full development plans. Such financing may be debt or equity financing. If we incur indebtedness or issue debt securities, we will face risks associated with incurring substantial indebtedness, including the risks that (i) interest rates may fluctuate and (ii) cash flow may be insufficient to pay principal and interest on any such indebtedness. Furthermore, we cannot assure you that we will be able to obtain additional financing on commercially reasonable terms. We may not be able to obtain additional financing at all. If we are unable to obtain additional financing, our ability to meet our current plans for development and expansion will be materially adversely affected.

WE FACE POTENTIALLY LARGE ENVIRONMENTAL LIABILITIES DUE TO OUR PAST MINING ACTIVITIES.

         Prior to 1999, our sole business was mining exploration and development. We owned 100% of Madison Mining Corporation ("Madison") and 94% of Gold King Mines Corporation ("Gold King"). Madison controlled 1,500 acres in the Adler Gulch mining district in Montana, owned mining and milling equipment and certain patented and unpatented mineral claims. The Madison property contained several mines which had been productive in the past, including the Cornucopia, El Fleeda, U.S. Grant, Bamboo Chief, St. Lawrence and Silver Bell.

         Gold King owned 82% of three properties including the Gold King Mines and the Minnehaha Mine in the mining district near Silverton, Colorado. The Gold King properties included a lease of 212 acres of patented mineral claims, ownership of 11 unpatented mineral claims covering 29 acres and ownership of 219 acres of fee land.

         In November 1998, the voters in the State of Montana approved an initiative to ban cyanide leach processing in that State for all new open pit gold and silver mines and to prohibit expansion of existing mines using cyanide leaching. In our opinion, these initiatives seriously affected our future planned operations at our mines. In late 1998, we sold our mining-related assets.

         The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment. These include regulations relating to:

         o        air and water quality;

         o        mine reclamation;

         o        solid and hazardous waste handling and disposal; and

         o        the promotion of occupational safety.

         Neither our current management team nor our prior management team are aware of any environmental liabilities faced by us. However, we could be held responsible for any environmental liabilities relating to the mining businesses that we sold. These liabilities could be large and could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE SUED OVER AN UNCONSUMMATED ACQUISITION.

         On May 13, 1999, we signed a share purchase agreement with a company called Applied Courseware Technology Inc. ("ACT"). Under this agreement we were to purchase all of the outstanding shares of ACT. Since we believe that ACT did not satisfy its representations and warranties under the share purchase agreement, the agreement was not consummated. ACT has indicated to us that they believe that we unlawfully terminated the agreement, and that we possess and have access to intellectual property belonging to ACT which they believe we have no right to use. ACT has indicated that they expect to sue us for damages. Whether or not determined in our favor, any litigation with ACT may be expensive to us. Such litigation may also divert the efforts of our technical and management personnel from productive tasks, since they will be forced to focus on the litigation. An unfavorable decision in any litigation with ACT could have a material adverse effect on our business, financial condition and results of operations.


                         RISKS RELATING TO OUR BUSINESS

THE INDUSTRY WHICH WE ARE INVOLVED IN IS A NEW ONE, AND WE DO NOT KNOW IF OUR PRODUCTS WILL GAIN ACCEPTANCE.

         As is typically the case in an emerging industry, we face high levels of uncertainty related to demand and market acceptance for our newly-introduced services and products. Achieving such acceptance will require us to create awareness and demand for our services and products, and through this to attract customers for our products and services. We cannot assure you that we will be able to generate such awareness or demand, or that we will be able to attract customers. Our failure to do either will have a material adverse effect on our business, financial condition and results of operations.

WE FACE SIGNIFICANT RISKS ASSOCIATED WITH OUR GROWTH STRATEGY AND RAPID EXPANSION AND OUR BUSINESS PLANS MAY CHANGE.

         We are a newly-formed company and are still in the process of developing our products and services. We have not yet sold any of our products or services on a commercial basis. Our ability to implement our business plan will substantially depend on, among other things, our ability to:

         o hire and retain skilled management, financial, marketing and other personnel;

         o        successfully manage growth ;

         o        monitor our operations,

         o        control our costs; and

         o        maintain effective quality controls.

         We expect to hire an additional 25 employees and, based on customer demand, expand the capacity of our information hub network by an additional 10 hubs over the next 12 months. We cannot assure you that we will be able to hire and retain such personnel or that we will be able to expand such capacity. If we are unable to do so, our growth strategy will be negatively affected. Our plans are also subject to change as a result of a number of factors, including:

         o        progress or delays in the development of our technologies;

         o        the availability of funding on commercially reasonable terms;

         o changes in market conditions relating to our products and services; and

         o        competitive factors relating to our products and services.

         We cannot assure you that we will be able to successfully implement our business strategy or otherwise expand our operations. We also cannot assure you that, if our plans do change, that we will be able to successfully implement any new plans which we may devise.

WE HAVE NOT YET ENTERED INTO THE AGREEMENTS WITH AT&T CANADA AND COLLEGE BOREAL ON WHICH OUR BUSINESS PLANS ARE HEAVILY DEPENDENT.

         We are in the process of negotiating certain agreements with AT&T Canada and College Boreal. Our business plans depend heavily on the benefits which we expect to receive as a result of such agreements, as well as additional agreements we may enter into with other network and courseware providers. We cannot assure you that we will enter into any such agreements. If we do not enter into such agreements, we may have to delay our plans until such time as we enter into comparable agreements with other entities. As a result, our business, financial condition and results of operations will be materially adversely affected.

WE FACE A GREAT DEAL OF COMPETITION FOR OUR PRODUCTS AND OUR SERVICES.

         The market for our products and services is highly competitive and the technology involved changes very rapidly. There are many companies that act as application service providers, offering third-party application hosting to their customers. We do not know of any other company currently offering the virtual call center, distance learning and telework applications being developed by us.

         With respect to our distance learning application, our competition currently consists of many companies offering learning via CD-ROM and the Internet. With respect to the virtual call center application, our competition currently consists of the many traditional "brick and mortar" call centers. With respect to our telework application, our competition currently consists of those technology companies that offer remote access to a company's central computer system.

         We believe that our ability to compete depends on many factors both within and beyond our control. These include:

         o the success of our marketing and sales efforts, and those of our competitors;

         o the price and reliability of our products and services, and those of our competitors; and

         o the timing and market acceptance of the products and services being developed by us and by our competitors.

         Our competitors may quickly deploy products and e-commerce technology that could limit our expansion. Furthermore, we expect competition in the markets which we seek to serve to increase in the future. Many of our potential competitors have substantially greater financial, technical and marketing resources than we do. Increased competition could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that we will be able to compete successfully.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         Our ability to continue to develop and market our services and products depends, in large part, on our ability to attract and retain qualified personnel. Competition for such personnel is intense and we cannot assure you that we will be able to retain and attract such personnel.

WE HAVE LIMITED INTELLECTUAL PROPERTY PROTECTION.

         Our success is dependent in part on intellectual property rights, including rights having to do with information technology. Some of this information technology is proprietary to us. This includes:

         o        software   developed  by  us  that   comprises   the  learning
                  management system;

         o        a filtering engine;

         o        a  corporate   hosted  e-mail  service  that   integrates  our
                  filtering engine with industry standard e-mail and directory servers from Netscape and Sun Microsystems;

         o a methodology that allows us to rapidly host applications from independent software vendors on our information hub; and

         o        various software integration tools.

         We rely on a combination of nondisclosure agreements, technical measures, trade secret and trademark laws to protect our proprietary rights. We do not presently hold any patents for our existing products or services and presently have no patent applications pending. We have entered into confidentiality agreements with our employees and anticipate that any future employees will also enter into such agreements. We also attempt to limit access to and distribution of proprietary information.

         We cannot assure you that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights. We cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Further, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. If we fail to protect our proprietary information, such a failure could have a material adverse effect on our business, financial condition and results of operations.

WE FACE THE RISK OF OTHER PARTIES CLAIMING THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY.

         From time to time, other parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that we use. We may need to take legal action to defend ourselves against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. We may also need to take legal action in the future to enforce and protect trade secrets and other intellectual property rights which we own. Any such legal action could be costly and cause diversion of our management's attention, either of which could have a material adverse effect on our business, financial condition and results of operations.

         Furthermore, adverse determinations in the course of such legal action could result in several negative consequences to us, including:

         o        the loss of our proprietary rights;

         o the imposition of significant liabilities on us (including the possible indemnification of our customers);

         o        requiring us to secure licenses from other parties; or

         o preventing us from manufacturing or selling our products or services.

         Any one of these consequences could have a material adverse effect on our business, financial condition and results of operations. We have not been a party to any such litigation to date. However, as mentioned before, ACT has indicated that we have access to and possess intellectual property belonging to them, and that we have no right to use or derive any benefit from such intellectual property.

         We have not conducted a formal patent search relating generally to the technology used in our products or services. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed by other parties which, if issued as patents, would relate to our products or services.

         Software comprises a substantial portion of the technology in our products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty that may increase our risk and cost if we discover the existence of patents issued to other parties which are related to our software products, or if other parties assert such patents against us in the future. Patents have been granted recently on fundamental technologies in software, and patents may issue which relate to fundamental technologies incorporated into our products or services.

WE MAY NOT BE ABLE TO KEEP UP WITH CHANGING TECHNOLOGY.

         While we employ proprietary software technology and algorithms and conduct ongoing research and development, our future success will depend in part upon our ability to keep pace with advancing technology and evolving industry and changing customer requirements in a cost-effective manner. We cannot assure you that our proprietary software technology and algorithms will not be rendered obsolete by other technology incorporating technological advances designed by competitors that we are unable to incorporate into our products or services in a timely manner.

         The market for our products and services is characterized by rapidly changing technologies. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of the Company's products or services. Our success will depend to a substantial degree upon our ability to respond to changes in technology and customer requirements. This will require us to timely select, develop and market new products or services and enhancements on a cost-effective basis. The development of new, technologically advanced products or services is a complex and uncertain process, requiring high levels of innovation.

         The introduction of new and enhanced products or services also requires that we manage transitions from older products or services in order to minimize disruptions to our customers and within our business. We cannot assure you that we will be successful in developing, introducing or managing the transition to new or enhanced products or services. We cannot assure you that any such products or services will be responsive to technological changes or will gain market acceptance. Our business, financial condition and results of operations would be materially adversely affected if we are unsuccessful, or incur significant delays, in developing and introducing such new products, services or enhancements.


                                   OTHER RISKS

WE HAVE NOT AND DO NOT EXPECT TO PAY DIVIDENDS.

         We have not paid cash dividends on our Common Stock since our inception. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We intend to reinvest earnings, if any, in the development of our business.

WE HAVE A LIMITED TRADING MARKET, AND THE PRICE OF OUR COMMON STOCK MAY BE QUITE VOLATILE.

         There is a limited public trading market for our Common Stock on the OTC Bulletin Board. We cannot assure you that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. As is the case with the securities of many emerging companies, the market price of our Common Stock may also be highly volatile. Factors such as (i) our operating results and (ii) announcements by us or our competitors of new products or services, may significantly impact the market price of our securities.

         In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies have experienced wide fluctuations not necessarily related to the operating performance of such companies. Our Common Stock may also experience such volatility.

WE ARE SUBJECT TO FOREIGN EXCHANGE RISK ON CONVERSION OF FUNDS FROM U.S. TO CANADIAN DOLLARS, AND VICE VERSA.

         We receive the proceeds from our private placements in U.S. dollars. It is our practice to maintain all excess cash in U.S. dollars and to invest these funds in short term, interest bearing, U.S. dollar deposits. We convert U.S. dollars to Canadian dollars on an as-needed basis to meet Canadian dollar expenses. We incur a significant portion of our expenses in Canadian dollars and therefore we are exposed to fluctuations in the foreign exchange rate between the Canadian and U.S. dollar.

WE FACE RISKS RELATED TO THE YEAR 2000.

         Certain computer hardware and software is unable to appropriately interpret the upcoming calendar Year 2000. These systems and software refer to years in terms of their final two digits only and may interpret the year 2000 as the year 1900 in error. Therefore, they will need to be modified prior to the year 2000 in order to remain functional. We have established a Year 2000 program that involves the following steps:

         o        assessing our key hardware and software;

         o assessing Year 2000 compliance by third parties with which we have a material relationship;

         o assessing Year 2000 compliance of our applications under development; and

         o modifying and testing hardware and software in our internal systems, where necessary.

         The majority of our hardware and software has been acquired and/or developed within the last twelve months and a Year 2000 assessment was done prior to its acquisition or development.

         We have completed an assessment of the hardware and software in our core business information systems and have substantially completed any necessary modifications. We have extended the assessment and remediation process to the hardware and software in other information systems used in our operations. We have also extended our assessment and remediation to other areas of our business to include hardware and software not supported by our information systems department. We use third-party equipment, software and content, including non-information technology systems and embedded micro-controllers, that may not be Year 2000 compliant.

         We have contacted key vendors and suppliers and other third parties whose systems failures could potentially have a significant impact on our operations to determine the extent to which our systems may be vulnerable. We were referred to the Year 2000 section of their webpages.

         We believe that the assessment and remediation phases of our Year 2000 conversion program are substantially complete. We have not incurred material costs to date for such program and do not anticipate that the total cost of such program will have a material effect on our business, results of operations or financial condition.

         Our most reasonably likely worst case scenarios regarding the Year 2000 issue would include a hardware failure, the corruption or loss of data contained in our internal information system, and a failure affecting our key vendors, suppliers or customers.

         We have determined that we do not need a Year 2000 contingency plan at this time.

         We cannot assure you that conversion of our hardware and software will be successful, that key third-parties will have successful conversion programs, that our systems do not contain undetected errors or defects associated with Year 2000 date functions, or that other factors relating to Year 2000 compliance, including but not limited to legal action, will not have a material adverse effect on our business, results of operations or financial condition.


                           CORPORATE GOVERNANCE RISKS

YOU MAY BE SUBJECT TO SUBSTANTIAL DILUTION IF THE MANY SHARES OF OUR COMMON STOCK WHICH ARE RESERVED FOR ISSUANCE PURSUANT TO OPTIONS AND WARRANTS ARE EXERCISED, AND WE MAY FACE DIFFICULTY OBTAINING FINANCING IN THE FUTURE AS A RESULT OF THESE OPTIONS AND WARRANTS.

         We have reserved 2,250,000 shares of Common Stock for issuance pursuant to our 1998 Stock Option Plan, pursuant to which options to purchase 2,075,000 shares of our Common Stock at an exercise price of $1.00 per share are outstanding.

         We have also reserved 2,000,000 shares of our Common Stock for issuance pursuant to our 1999 Stock Option Plan, pursuant to which options to purchase 1,310,000 shares of our Common Stock at an exercise price of $7.00 per share and options to purchase 375,000 shares of our Common Stock at an exercise price of $7.05 per share are outstanding.

         We have also issued options outside such plans to purchase 810,000 shares of our Common Stock at exercise prices ranging from $7.00 to $8.25 per share and warrants to purchase an additional 307,500 shares of our Common Stock at exercise prices ranging from$7.00 to $8.75 per share.

         The existence of the outstanding options and warrants may hinder our efforts at obtaining future financings. In addition, the exercise of any such options or warrants in the future could dilute the net tangible book value of our Common Stock. Further, the holders of such options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

THE FUTURE ISSUANCE OF SHARES OF OUR PREFERRED STOCK MAY NEGATIVELY EFFECT HOLDERS OF OUR COMMON STOCK.

         We are authorized to issue up to 100,000,000 shares of preferred stock, $.001 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our Board of Directors may determine. Such preferred stock may be issued without action by stockholders.

         No shares of preferred stock are currently outstanding. However, any future issuance of preferred stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third-party, thereby preserving control of InfoCast Corporation by its present owners.


                                 USE OF PROCEEDS

         The Selling Shareholders will receive all of the proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any of the proceeds from the sale of the shares of the Common Stock by the selling stockholders.


                                 DIVIDEND POLICY

         We have not paid cash dividends on our Common Stock since our inception. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business. The declaration of dividends in the future will be at the election of our Board of Directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other relevant factors.


               MARKET PRICE OF THE REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS


         Our Common Stock is currently traded on the OTC Bulletin Board under the symbol "IFCC." Prior to changing our name to InfoCast Corporation on December 31, 1998, our Common Stock traded on the OTC Bulletin Board under the symbol "GNRS." The following table sets forth the high and low prices on the OTC Bulletin Board for the periods indicated, as reported by the OTC Bulletin Board (as adjusted to reflect a 2 for 1 stock split effected on October 20, 1998). The quotations are interdealer prices without adjustment for retail markups, markdowns or commissions and do not necessarily represent actual transactions. These prices may not necessarily be indicative of any reliable market value.


                                                     High            Low
1998
Third Quarter..................................      $0.50          $0.25
Fourth Quarter.................................      $5.00          $0.19

1999
First Quarter..................................      $7.00          $4.25
Second Quarter.................................     $10.13          $4.50
Third Quarter..................................     $13.00          $7.00
Fourth Quarter (through December 22, 1999).....      $8.88          $5.56

         On December 22, 1999, the last reported sale price of the Common Stock on the OTC Bulletin Board was $7.75 per share.

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below are derived from our financial statements included elsewhere in this Registration Statement and are qualified by reference to and should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement. Our financial statements as of and for the three months ended March 31, 1999, the year ended December 31, 1998 and the period from July 29, 1997 (inception) to December 31, 1997 have been audited by Ernst & Young LLP, independent certified public accountants. The information as of and for the six months ended September 30, 1999 and 1998 and for the three months ended March 31, 1998 is unaudited and, in the opinion of our management contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations at such dates and for such periods. The results for the six months ended September 30, 1999 are not necessarily indicative of the results for the full year. The historical results for the periods ended December 31, 1997 and 1998, March 31, 1998 and September 30, 1998 are those of Virtual Performance Systems. The historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                                                                                       Period from
                                                                                                                      July 29, 1997
                                                                                                    Year ended       (inception) to
                                      Six months ended                   Three months ended        December 31,         December
                                        September 30,                        March 31,                 1998             31, 1997
                                     1999              1998               1999              1998
                                     ----              ----               ----              ----   ------------      --------------
Statement of
Operations Data:
  Revenues..............   $       58,464         $      99       $      4,478       $    43,446       $    43,446      $   3,508
  Expenses..............       17,206,409            89,703          3,088,399            63,067           467,318         99,669
  Net loss for the
  period................       16,613,840            89,604          3,083,921            19,621           423,872         96,161
  Net loss per share....            $0.78             $0.11              $0.27           $478.56             $0.55         $2,345
  Dividends paid........                -                 -                  -                 -                 -              -

Balance Sheet Data:
  Total assets..........      $33,201,093           $65,524         $4,025,076           $47,510          $143,467        $28,604

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The consolidated financial statements of the Company are the continuing financial statements of Virtual Performance Systems, Inc., a development stage company and an Ontario corporation incorporated on July 29, 1997. Virtual Performance Systems had a 100% interest in, and subsequently merged with, Cheltenham Technologies Corporation ("Cheltenham Technologies"), an Ontario corporation. Virtual Performance Systems has a 100% interest in Cheltenham Interactive Corporation ("Cheltenham Interactive"), an inactive Ontario corporation, and Cheltenham Technologies (Bermuda) Corporation ("Cheltenham Bermuda"), a Barbados corporation that owns certain intellectual property. On January 29, 1999, Virtual Performance Systems acquired the net assets of the Company (formerly known as Grant Reserve Corporation), a United States non-operating company traded on the Nasdaq OTC Bulletin Board, which had a 100% interest in InfoCast Canada Corporation ("InfoCast Canada"). After the acquisition, the accounting entity continued under the name of InfoCast Corporation. InfoCast Corporation, InfoCast Canada, Virtual Performance Systems, Cheltenham Technologies, Cheltenham Interactive and Cheltenham Bermuda are collectively referred to in this section as the "Company."

         The following discussion should be read in conjunction with the Company's historical financial statements and notes thereto included elsewhere in this Registration Statement.

         The following discussion includes forward looking statements. Such forward looking statements involve risks and uncertainties, including among other things, statements regarding the Company's anticipated costs and expenses. Such forward looking statements contain, but are not limited to, the words "expects," "anticipates," "intends," "predicts" and similar language. The Company's actual results may differ significantly from those projected in the forward looking statements. Factors that might cause future results to differ materially from those described in the forward looking statements include, but are not limited to, those discussed in the section entitled "Risk Factors."

OVERVIEW

         The Company is a development stage company that is in the process of developing the infrastructure to enable it to host both Company-customized and third-party software applications that can be accessed remotely by businesses and their employees. This infrastructure will consist of: computer hardware purchased from third parties; software applications; and communication connections over private and public networks, including the Internet. The
Company plans to provide its customers with access to its infrastructure and hosted applications on a per use basis. Companies providing such services have recently come to be known as application service providers or "ASPs."

         The Company has incurred operating losses since its inception in July 1997. The Company has not yet sold any products or services on a commercial basis and has had no revenues. The Company has sustained itself through the sale of its Common Stock and warrants to purchase Common Stock in a series of private placements and shareholder loans. There can be no assurance that such funds will be available in the future if additional capital is required.

         The Company acquired HomeBase Work Solutions in May 1999 in exchange for 3,400,000 shares of InfoCast Canada, which shares are exchangeable into Common Stock of the Company. The HomeBase Work Solutions acquisition provided the Company with the core technology for its information hub strategy. The acquisition also introduced the telework application and third-party application hosting initiatives to the Company, both of which will be hosted on the Company's information hub. The virtual call center application and distance learning library being developed by the Company will also be hosted on the information hub.

         The Company  changed its fiscal year end from  December 31 to March 31.
Therefore,   financial  statements  have  been  prepared  for  the  three  month transition period ended March 31, 1999.

RESULTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 1999 VS. SIX MONTHS ENDED SEPTEMBER 30, 1998

         Consulting income decreased from $99 for the six months ended September 30, 1998 to zero for the six months ended September 30, 1999. This decrease is due to the Company's decision to no longer provide computer programming services.

         Interest income increased from zero for the six months ended September 30, 1998 to $58,464 for the six months ended September 30, 1999. The proceeds received from the private placements in 1999 were invested in short term deposits which generated interest income for the Company during the six month period ended September 30, 1999, consistent with the Company's investment policy discussed under "Risk Factors" elsewhere in this Registration Statement.

         General, administrative and selling expenses increased from $35,310 for the six months ended September 30, 1998 to $4,023,321 for the six months ended September 30, 1999. The consolidation of the operations of HomeBase Work Solutions for the period May 13, 1999 to September 30, 1999 accounted for $147,000 of the increase. The Company incurred expenses of $284,000 related to the HomeBase Work Solutions acquisition in the form of incentive compensation paid to three key officers of HomeBase Work Solutions. The Company had approximately seven more employees involved in general, administrative and selling functions in the six month period ended September 30, 1999 than for the same period ended September 30, 1998, contributing approximately $111,000 to the increase in expenses. The Company paid consulting fees to an additional three consultants during the six month period ended September 30, 1999 compared to the same period ended September 30, 1998, contributing approximately $400,000 to the increase in general, administrative and selling expenses. Investor relations costs of $687,000 were incurred for the six month period ended September 30, 1999, $607,700 of which was spent on national media consulting services and financial community investor relations consulting services. Additional rent expenses of $75,500 were incurred for the two U.S. offices that were not open in September 1998 and the expanded Toronto office space. The Company expensed $595,083 for warrants issued for services during the six month period ended September 30, 1999 and expensed an additional $254,149 related to common stock issued for services during the six month period ended September 31, 1999. The Company incurred sales and marketing expenses related to the Call Center Learning Solutions On-Line Inc. joint venture of $103,000 during the six month period ended September 30, 1999.

         Stock option compensation expense increased from zero for the six months ended September 30, 1998 to $9,506,548 for the six months ended September 30, 1999. This increase is due to the amortization of the deferred compensation amount resulting from the grant of stock options to various individuals involved in the management of the Company.

         Research and development expenses increased from $52,498 for the six months ended September 30, 1998 to $1,783,346 for the six months ended September 30, 1999. This increase is primarily due to continued efforts to develop and expand the Company's product offerings. The Company incurred expenses of approximately $618,000 for services related to the electronic conversion of courseware and the Call Center Learning Solutions On-Line joint venture up to September 30, 1999. The Company also wrote off a $95,000 receivable from Applied Courseware Technology in September 1999 to research and development expense. The Company had approximately six more employees involved in research and development functions in the six month period ended September 30, 1999 than for the same period ended September 30, 1998, contributing approximately $129,000 to the increase in expenses. The Company paid consulting fees to an additional six consultants during the six month period ended September 30, 1999 compared to the same period ended September 30, 1998, contributing approximately $178,000 to the increase in research and development expense.

         Amortization expenses increased from zero for the six months ended September 30, 1998 to $1,863,286 for the six months ended September 30, 1999. Amortization of the acquired intellectual property and goodwill resulting from the acquisition of HomeBase Work Solutions accounted for the majority of the increase in the amortization expense for the period.

         Depreciation expenses increased from $1,895 for the six months ended September 30, 1998 to $29,908 for the six months ended September 30, 1999. This increase is a result of the acquisition of additional capital assets between October 1, 1998 and September 30, 1999.

         Deferred income taxes increased from zero for the six months ended September 30, 1998 to $534,105 for the six months ended September 30, 1999 as a result of the drawdown of the deferred income tax liability created by the purchase of HomeBase Work Solutions by the Company in respect of the difference in the tax and accounting basis of various intellectual property assets.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

         The three month period ended March 31, 1999 is a transition period in respect of the change in the Company's fiscal year end from December 31 to March 31.

         Consulting income decreased from $43,446 for the three months ended March 31, 1998 to zero for the three months ended March 31, 1999. This decrease is due to the Company's decision to no longer provide computer programming services.

         Interest income increased from zero for the three months ended March 31, 1998 to $4,478 for the three months ended March 31, 1999. The proceeds received from the March 1999 private placement were invested in short term deposits, which generated interest income for the Company during the period ended March 31, 1999. It is the Company's policy to invest all excess cash in U.S. dollar short term interest bearing term deposits.

         General, administrative and selling expenses increased from $42,494 for the three months ended March 31, 1998 to $635,334 for the three months ended March 31, 1999. The majority of this increase is due to the expansion of the Company, including an increase in the number of employees and consultants providing services to the Company, additional rent expenses of approximately $40,000 for the two offices in the United States, opened in late 1998 and early 1999, and the additional space required in the Toronto office and additional travel expenses of approximately $85,000. As a result of the January 1999 reverse merger, the Company incurred investor relations costs of $151,000 during the three month period ended March 31, 1999.

         Stock option compensation expense increased from zero for the three months ended March 31, 1998 to $2,256,938 for the three months ended March 31, 1999. This increase is due to the amortization of the deferred compensation amount resulting from the grant of 2,250,000 stock options under the Company's 1998 Stock Option Plan to various individuals involved in the management of the Company. These stock options were granted on February 8, 1999 at a price of $1.00 per share, expire three years from the date of grant and are subject to a vesting period of at least six months. As of April 19, 1999, 175,000 of these stock options were canceled due to the termination of certain individuals and the renegotiation of employment terms, leaving a balance outstanding of 2,075,000 options.

         Research and development expenses increased from $19,703 for the three months ended March 31, 1998 to $162,914 for the three months ended March 31, 1999. The majority of this increase is due to the continued development of the Company's technology.

         Interest and loan fees expenses increased from zero for the three months ended March 31, 1998 to $23,562 for the three months ended March 31, 1999. The interest and loan fees resulted from a short term loan received by the Company and repaid within the three month period ended March 31, 1999.

         Amortization expenses increased from zero for the three months ended March 31, 1998 to $4,144 for the three months ended March 31, 1999. This increase is due to the amortization of certain intellectual property rights related to remote banking software acquired from a company owned by a shareholder and former officer of the Company.

         Depreciation expenses increased from $870 for the three months ended March 31, 1998 to $5,507 for the three months ended March 31, 1999. This increase is a result of the acquisition of additional capital assets from April 1, 1998 to March 31, 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE 156 DAY PERIOD ENDED DECEMBER 31, 1997

         Consulting income increased from $3,508 for the 156 day period ended December 31, 1997 to $43,446 for the year ended December 31, 1998. This increase is due to the timing of the provision of one-time computer programming services, as the Company began providing these services at the end of 1997 and continued to provided these services in the first calendar quarter of 1998. In early 1998 the Company discontinued providing these consulting services.

         General, administrative and selling expenses increased from $47,954 for the 156 day period ended December 31, 1997 to $375,302 for the year ended December 31, 1998. This increase is due to the expenses being incurred for the full year ended December 31, 1998 compared to a 156 day period ended December 31, 1997 and the continuing expansion of business operations. Consulting fees were higher in 1998 as the Company engaged additional consultants to assist in building the management team and enhancing the business model and infrastructure of the Company. The Company incurred higher legal costs in 1998 as a result of legal services rendered during 1998 for the reverse takeover transaction, as well as for the HomeBase Work Solutions acquisition, both of which were completed in 1999.

         Research and development expenses increased from $51,257 for the 156 day period ended December 31, 1997 to $88,180 for the year ended December 31, 1998. This increase is due to the expenses being incurred for the full year ended December 31, 1998 compared to a 156 day period ended December 31, 1997 and the continuing expansion of the Company's research and development efforts.

         Depreciation expenses increased from $458 for the 156 day period ended December 31, 1997 to $3,836 for the year ended December 31, 1998. This increase is a result of depreciation being incurred for the full year ended December 31, 1998 compared to a 156 day period ended December 31, 1997 and the acquisition of additional capital assets during the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

INCEPTION TO SEPTEMBER 30, 1999

         At September 30, 1999, the Company had cash and cash equivalents of $5,300,965 and working capital of $4,286,298. The Company's cash and cash equivalent position has been generated through a series of equity offerings net of development stage expenditures. The Company has not yet generated any significant revenues.

         From its inception on July 29, 1997 to January 29, 1999, Virtual Performance Systems issued 3,624,100 shares of Common Stock for cash proceeds of Cdn $3,732 (or $2,540 in U.S. dollars as of September 30, 1999). Pursuant to the reverse takeover transaction on January 29, 1999, the shareholders of Virtual Performance Systems sold their 100% interest in Virtual Performance Systems to the Company in consideration for 1,500,000 shares of InfoCast Canada, which shares are exchangeable into Common Stock of the Company for no additional consideration. Such exchangeable shares have been deemed as shares of Common Stock of the Company because they are the economic equivalent of the Company's Common Stock. At the time of the reverse takeover, the Company (formerly Grant Reserve Corporation) had 13,580,000 shares of Common Stock outstanding which continued as shares of Common Stock of the continuing entity. Subsequent to the reverse takeover and up to September 30, 1999, the Company issued 3,023,333 shares of Common Stock at $1.50 per share in a private placement in March 1999, 60,000 shares of Common Stock in consideration for consulting services in March 1999, 420,000 shares of Common Stock at $5.00 per share in a private placement in June 1999 and 1,720,000 shares of Common Stock at $5.50 per share in a private placement in July, August and September 1999. The Company has raised $14,710,000 from these private placements, net of share issuance costs.

         From its inception, the Company has used $6,104,000 for operating activities before changes in non-cash working capital balances mainly as a result of general, administrative and selling and research and development expenditures, net of incidental revenues. The Company used a further $1,064,000 for the purchase of capital assets and software licenses, $2,975,000 on the purchase of distribution rights and $324,000 on the placement of deposits.

         The Company relied on term loans from shareholders, directors and officers during the period from its inception to the completion of the March 1999 private placement to fund its operations. These loans were repaid as at June 30, 1999 from the proceeds of the private placements.

         The Company is currently raising funds through a private placement of its shares of Common Stock. In October and November 1999, the Company received $874,500 in consideration for 159,000 shares of Common Stock, bringing the total gross proceeds to $10,334,550 in consideration for 1,879,000 shares of Common Stock under this current private placement. The Company may issue up to an additional 500,000 shares of Common Stock for an aggregate offering price of $3,000,000 in such offering. The Company expects to use these proceeds for the following:

         o The Company plans to continue to invest in the research and development of its telework and information hub products and services and anticipates spending approximately $4,800,000 on these efforts from October 1, 1999 to September 30, 2000. The Company anticipates that it will begin earning revenue and collecting cash from sales of the telework and information hub products and services in the third quarter of the current fiscal year which will help fund the cash requirements of this division but there can be no assurance that it will do so.

         o The Company will contribute approximately $540,000 from October 1, 1999 to March 31, 2000 to fund the marketing, sales and technical support efforts of the Call Center Learning Solutions On-Line joint venture, of which it is a 50% owner. The Company has entered into an agreement with Call Center Learning Solutions Inc. to form a new corporation, Call Center Learning Solutions On-Line. This new corporation will develop, own and exploit courseware in an electronic format capable of electronic distribution.

         o The Company will use approximately $1,000,000 from October 1, 1999 to September 30, 2000 to enhance and complete the development of its virtual call center application.

         o The Company expects to use approximately $800,000 from October 1, 1999 to March 31, 2000 in the development and electronic conversion of courseware for the distance learning application.

         o The Company will use the remaining capital resources to fund possible complementary acquisitions, develop new technologies, and other corporate and working capital needs.

         At November 30, 1999, the Company had approximately $3,828,000 of cash and cash equivalents on hand. The Company believes that this cash as well as the additional proceeds of up to $3,000,000 expected to be received by the Company from the completion of the current Regulation S financing by the end of January 2000 will be sufficient to support the Company's growth for approximately the next seven months. Based on its current plans, the Company anticipates that it will begin generating revenue within the next six months. This revenue is expected to provide the Company with additional cash resources to support the Company's development until approximately September 2000. In the event the current Regulation S financing is not concluded, the Company will curtail its development plans commencing in January 2000 and reduce expense levels materially. In such event, the Company believes that its current cash reserves will support limited activities until January 2001. The Company will be required to seek additional funds and there can be no assurance that any financing will be available on terms acceptable to the Company or at all.

         On a long term basis, the Company will need to raise additional funds through private or public financings, strategic or other relationships. In October 1999, the Company entered into an agreement with Rothschild pursuant to which Rothschild is to assist the Company in raising up to $50 to $75 million over the next six months. See "Business - History of the Company." There can be no assurance that the Company will be able to raise any additional funds.

YEAR 2000 COMPLIANCE

         Certain computer hardware and software is unable to appropriately interpret the upcoming calendar Year 2000. These systems and software refer to years in terms of their final two digits only and may interpret the year 2000 as the year 1900 in error. Therefore, they will need to be modified prior to the year 2000 in order to remain functional. The Company has established a Year 2000 program that involves assessing the Company's key hardware and software, assessing Year 2000 compliance by third parties with which the Company has a material relationship, assessing Year 2000 compliance of the applications being developed by the Company, and modifying and testing hardware and software in the Company's internal systems, where necessary. The majority of the Company's hardware and software has been acquired and/or developed within the last twelve months and a Year 2000 assessment was done prior to the acquisition or development.

         The Company has completed an assessment of the hardware and software in its core business information systems and has substantially completed the necessary modifications. The Company has extended the assessment and remediation process to the hardware and software in other information systems used in its operations. The Company has also extended its assessment and remediation to other areas of its business to include hardware and software not supported by the Company's information systems department. The Company utilizes third-party equipment, software and content, including non-information technology systems and embedded micro-controllers that may not be Year 2000 compliant.

         The Company has contacted key vendors and suppliers and other third parties whose systems failures could potentially have a significant impact on the Company's operations to determine the extent to which its systems may be vulnerable and was referred to the Year 2000 section of their webpage.

         The Company believes that the assessment and remediation phases of its Year 2000 conversion program is substantially complete. The Company has not incurred material costs to date for such program and does not anticipate that the total cost of such program will have a material effect on its business, results of operations or financial condition.

         The most reasonably likely worst case scenarios regarding the Year 2000 issue would include a hardware failure, the corruption or loss of data contained in the Company's internal information system, and a failure affecting the Company's key vendors, suppliers or customers.

         The Company has determined that there is no need for a Year 2000 contingency plan at this time.

         There can be no assurance that conversion of the Company's hardware and software will be successful, that key third parties will have successful conversion programs, that the Company's systems do not contain undetected errors or defects associated with Year 2000 date functions, or that other factors relating to Year 2000 compliance, including but not limited to litigation, will not have a material adverse effect on the Company's business, results of operations or financial condition.

                                    BUSINESS

                                     General

         We are a development stage company that is in the process of developing the infrastructure to enable us to host both our own customized and third-party software applications that can be accessed remotely by businesses and their employees. This infrastructure will consist of: computer hardware purchased from third parties; software applications; and communication connections over private and public networks, including the Internet. We plan to provide our customers with access to our infrastructure and hosted applications on a per use basis. Companies providing such services have recently come to be known as application service providers or "ASPs."

         Traditionally, businesses have had to purchase their own computing systems, including hardware and software, as well as hire, train and retain highly skilled employees to operate and maintain these systems, all of which require significant capital and ongoing operating expenditures. By outsourcing these functions to an application service provider, an enterprise will be able to:

         o     Reduce  upfront  and  ongoing  capital  expenditures;
         o     Reduce its investment in information technology personnel;
         o     Access  up-to-date,   highly  scalable,   reliable  and  flexible
               technology;
         o Focus its resources on its core business by outsourcing a non-core function; and
         o     Potentially shorten implementation time for new computer systems.

         In order to host our customized and third-party software applications, we plan to establish a network of strategically placed data centers, which we refer to as information hubs or i-Hubs. We expect each installation to be implemented on Sun Microsystems Inc. servers using Sun Solaris, Netscape and Java-related technologies, which we believe will provide a high level of reliability, scalability and performance. We expect that these information hubs will deliver information to information users, including businesses and their employees and customers worldwide, in real-time, in any format - data, voice or animation, through satellite, cable or private or public telecommunications networks, including the Internet. To date, we have installed two information hubs located in Calgary and Toronto, Canada and have an agreement with AT&T Canada Long Distance Services Company ("AT&T Canada") that allows us access to AT&T Canada's telecommunications network to connect these information hubs to customers. Our two information hubs became commercially operational in December 1999 and we expect to expand these information hubs and/or install additional information hubs across North America as needed.

         We intend to host third-party software applications, as well as the following software applications that we are in the process of developing:

         o Virtual Call Center - This application will permit businesses to service inbound and outbound customer calls at any time through a customer service representative who can be located anywhere.

         o Distance Learning - This application will permit corporate and academic learners to access training on-line, from anywhere, at any time.

         o Teleworking - This application will permit businesses to enable their employees to work via computer from remote locations.

         We are currently in the testing and demonstration phase of development with respect to these applications and currently expect that all three applications will be commercially available by end of the fiscal year ending March 31, 2000.

         We are a development stage company. Since the inception of our predecessor, Virtual Performance Systems Inc., in July 1997, we have not sold any products or services on a commercial basis and have had no revenues. We incurred losses of $96,161 for the period from July 29, 1997 (inception) to December 31, 1997, $423,872 for the year ended December 31, 1998, $3,083,921 for the three month period ended March 31, 1999 and $16,613,840 for the six month period ended September 30, 1999, resulting in an accumulated deficit of $20,217,794 at September 30, 1999. Losses are continuing through the date of this Registration Statement and we anticipate that losses will continue for the foreseeable future. In addition, the market for our expected services is highly competitive and subject to rapid technological change. We expect to face significant competition in the future. As a development stage company in a new and rapidly evolving market, we face risks and uncertainties relating to our ability to successfully implement our business plan, which are described in more detail in the section entitled "Risk Factors". We may not successfully address all of these issues.

                             HISTORY OF THE COMPANY

         We were incorporated on December 23, 1997. Prior to 1999, our sole business was mining and we held certain mineral interests in the United States. Due to changes in the United States regulatory environment, our management determined that it would be appropriate for us to sell all of our mining assets, which represented substantially all of our assets. We completed the sale of our mining assets in the fourth quarter of 1998. During 1998, we changed our name from Grant Reserve Corporation to InfoCast Corporation. Prior to changing our name and subsequent to the sale of our mining assets, we were a publicly-traded company whose common stock was quoted on the OTC Bulletin Board under the symbol "GNRS" without any ongoing business operations. During the year ended December 31, 1998, we issued 5,000,000 pre-split shares of Common Stock to Sheridan Reserve Incorporated for the acquisition of two mining interests and in April 1998 issued 1,000,000 pre-split units at a price of $0.50 per unit in a private placement financing pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. Each unit consisted of one pre-split share of Common Stock and one pre-split Common Stock purchase warrant with an exercise price of $0.50 per share exercisable before December 31, 1998. The $500,000 issue price of the units was satisfied through the receipt of cash proceeds of $260,000 and the settlement of a non-interest bearing note of $240,000 that was due from us to Sheridan Reserve Incorporated.

         On October 13, 1998, our shareholders voted to effect a two-for-one stock split that increased the number of outstanding shares of Common Stock from 6,000,000 to 12,000,000 and increased the number of outstanding Common Stock purchase warrants from 1,000,000 to 2,000,000. Accordingly, the exercise price of the Common Stock purchase warrants was reduced to $0.25 per share. Subsequently, 1,580,000 of the Common Stock purchase warrants were exercised at $0.25 each for cash proceeds of $395,000. The remaining 420,000 Common Stock purchase warrants expired.

         On January 29, 1999, we consummated the acquisition of all of the voting capital stock of Virtual Performance Systems, Inc., a Canadian corporation, for 1,500,000 shares of InfoCast Canada Corporation, our wholly-owned subsidiary ("InfoCast Canada"), which are exchangeable on a one-for-one basis for shares of our Common Stock. Virtual Performance Systems, Inc. was a development stage company that was developing solutions to permit businesses to service inbound and outbound customer calls at any time through a customer service representative who can be located anywhere and to permit corporate and academic learners to access training on-line, from anywhere, at any time. The consolidated financial statements of the Company are the continuing financial statements of Virtual Performance Systems, Inc.

         In March 1999, we consummated a private placement financing pursuant to which we issued 2,767,334 shares of Common Stock for an aggregate offering price of $4,151,001 pursuant to Regulation S of the Securities Act of 1933, as amended.

         In March 1999, we consummated a private placement financing pursuant to which we issued 265,002 shares of Common Stock for an aggregate offering price of $397,503 pursuant to Regulation D of the Securities Act of 1933, as amended.

         Pursuant to an agreement dated December 15, 1998, as amended by a letter agreement dated March 12, 1999, between us and ITC Learning Corporation, we purchased from ITC Learning Corporation the distribution rights for all current and future ITC Learning Corporation education and training products in consideration for $975,000 in respect of the first 150,000 user licenses and based on a shared revenue formula for user licenses in excess of 150,000. We paid the first $500,000 of the initial $975,000 purchase price in March 1999 and the final $475,000 of the initial $975,000 purchase price in April 1999.

         Pursuant to an agreement dated March 22, 1999, we issued 60,000 shares of Common Stock to Thomson Kernaghan & Co. Limited, a financial investment consulting firm, for assistance in securing additional financing over the following year.

         In May 1999, we formed a new company along with Call Center Learning Solutions. The new company is named Call Center Learning Solutions On-Line, Inc., and it is owned 50/50 by both parties. Call Center Learning Solutions Online, Inc. expects to initially convert and market 11 browser-based interactive multimedia courses over a 12-month period. Call Center Learning Solutions has developed 29 instructor-led courses that cover substantially all aspects of call center operation. Their training programs have been delivered to over 5,000 businesses worldwide. Our agreement with Call Center Learning Solutions provides for courseware conversion, hosting on our information hub and deployment of the courseware to the global market electronically.

         On May 13, 1999, we acquired all of the outstanding common shares of HomeBase Work Solutions Ltd. HomeBase Work Solutions, headquartered in Calgary, Alberta, Canada, was developing a solution to permit businesses to enable their employees to work from remote locations via computers. The purchase price was satisfied by the issuance of 3,400,000 shares of InfoCast Canada, our subsidiary. The InfoCast Canada shares are exchangeable on a one-for-one basis for shares of our Common Stock.

         In June and October 1999, we issued warrants to purchase 25,000 and 12,500 shares of Common Stock at an exercise price of $7.00 and $8.75 per share, respectively, to the Poretz Group, an investor relations consulting firm, in consideration for on-going investor relations consulting services, including reviewing our public releases, setting up meetings between us and members of the investment banking community and developing our public image.

         In June 1999, in return for consulting services in respect of the development of our virtual call center application and for the InfoCast corporate name, we issued warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $7.00 per share to each of Tsun Chow, Armin Roeseler, Paul Prabhaker and John J. Malley.

         In June 1999, we entered into a memorandum of understanding with Willow CSN (Canada) Inc. to launch Canada's first commercial call center with remotely located customer service representatives.

         In  June  1999,  we  entered  into  an  agreement   with  ITC  Learning
Corporation pursuant to which we will become ITC Learning Corporation's exclusive distance learning technology distributor for the delivery of educational material for the State of California for consideration of $2,000,000. We paid this amount in three installments in August, September and October 1999.

         On June 24, 1999, we consummated a private placement financing pursuant to which we issued 420,000 shares of Common Stock and warrants to purchase 70,000 shares of Common Stock at an exercise price of $7.00 per share for an aggregate offering price of $2,100,000 pursuant to Regulation D of the Securities Act of 1933, as amended.

         From July to December 22, 1999, we issued 1,879,000 shares of Common Stock in a private placement financing for an aggregate offering price of $10,334,550 pursuant to Regulation S of the Securities Act of 1933, as amended. We may issue up to an additional 500,000 shares of Common Stock for an aggregate offering price of $3,000,000 pursuant to such offering.

         In October 1999, we issued options to purchase 60,000 shares of Common Stock at an exercise price of $8.25 per share to Howard Nichol, an investor relations consultant, for services which included assisting us with communications with and presentations to stock brokers, analysts and private and institutional investors, providing access to the financial media and introducing us to potential acquisition or alliance opportunities.

         In October 1999, we entered into a non-exclusive investment banking and financial advisory services agreement with N.M. Rothschild & Sons Canada Limited and N.M. Rothschild & Sons (Washington) L.L.C. (together "Rothschild"). Pursuant to the agreement, Rothschild will provide us with financial advisory services relating primarily to advice with respect to possible acquisitions, mergers, business combinations, strategic alliances and the raising of up to $50 to $75 million in an equity financing, and will undertake other related tasks as specified from time to time by our senior management. In consideration for its services, Rothschild shall be entitled to a monthly work fee of


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

$50,000, payable by us monthly in arrears to Rothschild. In the event a Transaction (as defined below) is implemented during the term of Rothschild's engagement, or within a period of one year after the termination of Rothschild's engagement under the agreement on which Rothschild worked or with a party identified by Rothschild during the term of the agreement, we will pay a further fee of 3% of the value of the Transaction (the "Performance Fee") to Rothschild in recognition of Rothschild's contribution to such Transaction. For the purposes of the agreement, "Transaction" means any acquisition, merger, alliance or business combination which involves us and which shall be valued for purposes of the Performance Fee to include any debt incurred or assumed by the purchaser or parties in the combination and any shares issued or to be issued as part of the consideration for any possible transaction. In the event there is a private placement or sale of our securities during the term of the agreement other than pursuant to a Transaction, Rothschild, as the agent for the offering, will be paid a commission on the total value of the proceeds raised. Any commission Rothschild will receive as an agent with respect to any such sale of securities will be determined at the time of such transaction and will be consistent with current industry norms. The agreement shall commence as of the date Rothschild notifies us of its completion of satisfactory due diligence. Thereafter, either party may terminate the agreement at any time, with or without cause, by giving the other party 15 days written notice.

                                   BACKGROUND

         The ability to deliver information to anyone, anywhere and at any time, remains the cornerstone objective of today's communications systems. This is the case whether that information is transmitted over a private or public network (including the Internet), via computers, telephone and/or satellite.

         We believe that rapid growth of the Internet, electronic commerce and corporate intranets is an indication that companies and individuals are continuing to increase their use of corporate and home-based systems to send and receive ever more complex information.

         The technological dilemma facing suppliers of information, and those wanting to receive it, is the inability of the various networks, operating systems, communication protocols and communications systems to interface seamlessly. This situation is analogous to people from different countries with different languages all trying to communicate at once without benefit of translation.

         A business opportunity exists in the near term for the deployment of technology that links different network infrastructures so that information can be either: (i) accessed remotely in near real-time across dedicated networks; or
(ii) reduced with regard to the fidelity and resolution of its content and then accessed through the Internet.

         As a development stage application service provider, our focus is on developing the infrastructure to enable customers to access the best software applications via a standard web browser and Internet access without regard to geographical point of origin, underlying network architecture or personal computer make or model.

                              OUR INFORMATION HUBS

         In order to host our customized and third-party software applications, we are developing a network of strategically placed data centers, which we refer to as information hubs or i-Hubs. We expect each installation to be implemented on Sun Microsystems servers using Sun Solaris, Netscape and Java-related technologies, which we believe will provide a high level of reliability, scalability and performance. To date, we have completed the installation of two information hubs based on the following server platforms:

         Calgary, Canada:
         o         One Sun Microsystems Enterprise 10,000 server
         o         Five Sun Microsystems Netra T-1 servers
         o         Two Sun Microsystems Enterprise 250 servers
         o         Two Sun Microsystems 450 servers

         Toronto, Canada:
         o         Four Compaq 450 servers
         o         Five Sun Microsystems Netra T-1 servers



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
         We are in the process of testing and validating the equipment and associated systems. Both information hubs were commercially operational as of December 1999, and we expect to expand these information hubs and/or install additional information hubs across North America as needed. There can be no assurance that we will be able to complete the development of its network of information hubs as scheduled or at all because we may not be able to (i) raise the additional funds required to complete such development, (ii) enter into agreements with appropriate hardware and network providers, and (iii) attract and retain technologically skilled employees.

         In addition to the hosting servers, we anticipate that each operational information hub will provide customers with the following:

         o     physical security;
         o     uninterruptable  power  supply with  optional  generator  backup;
         o     disaster recovery plan;
         o     guaranteed  quality of service levels;
         o     help desk  support;
         o     highly  reliable  Internet  access;  and
         o     network monitoring and supervision.

         To execute our information hub strategy, we either have established, or are currently negotiating to establish the following strategic relationships:

         Sun Microsystems, Inc. We have negotiated an agreement with Sun Microsystems pursuant to which we have been designated under Sun Microsystems' ServiceProvider.com(TM) program. Under this agreement, we have no minimum financial commitments, but are entitled to purchase equipment from Sun Microsystems at a minimum prescribed discount from Sun Microsystems' list prices. We believe that there are approximately 12 companies participating in the ServiceProvider.com(TM) program, all of which are located outside of Canada. The program does not include any exclusivity arrangements. As a participant in this program, we now have access to preferential pricing and service treatment from Sun Microsystems, as well as:

         o a recognized network and Internet computer alliance with worldwide service and support;
         o a stable operating system environment, further enabled by the networking capability of Sun Microsystems' Java programming language and environment;
         o a clear and distinctive processing performance that meets the challenges of network computing;
         o solid communication tools and programs to support global network connectivity;
         o Internet firewall technology that provides support users with seamless access; and
         o professionals worldwide who can support complex network designs and problems.

         AT&T Canada We have entered into a non-binding letter of understanding with AT&T Canada that provides that the parties will endeavor to negotiate and execute the following agreements: (i) a development and supply agreement whereby we would supply software learning products for co-marketing with AT&T Canada;
(ii) a telecommunications agreement whereby AT&T Canada would provide the telecommunications services necessary to facilitate the delivery of such products to customers and (iii) a cooperative marketing agreement whereby the parties would work jointly to market and promote future products and services. In addition, we are currently negotiating an arrangement that would define how both AT&T Canada and InfoCast Corporation will offer the virtual call center application being developed by us to AT&T Canada's customers. To date, we have entered into the telecommunications agreement with AT&T Canada, which defines pricing levels. We do not have any financial commitments pursuant to such agreement. We will negotiate the remaining agreements once our distance learning application becomes commercially available, which we expect will occur by March 31, 2000. We cannot assure you that we will reach any such other agreements. Such agreements with AT&T Canada would provide us with:

         o     a  relationship  with  a  recognized  global   telecommunications
               provider;
         o connectivity between our information hubs and the information users;
         o     a marketing channel to access potential customers; and
         o     access to North American and international call center markets.




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
                      OUR CUSTOMIZED SOFTWARE APPLICATIONS

VIRTUAL CALL CENTER APPLICATION

         The traditional method of providing customer support has been to establish a call center whereby customer service representatives, located in a central "brick and mortar" facility, respond to incoming client inquiries or make outgoing calls via telephone banks. Typically, call centers are used for help desk functions, telemarketing, catalog order taking and debt collection. Traditional call centers are generally limited by the following:

         o physical limitations with respect to the number of customer service agents able to work based on the telephone lines and desks available, which in turn limits the volume of calls that can be handled;
         o        employee dissatisfaction and high turnover;
         o        high operational costs; and
         o        difficult to staff for cycles in call frequency.

         We believe that outsourcing of call centers is gaining popularity in North America and Europe and there is emerging a number of firms offering call center outsourcing and management.

         The virtual call center application we are developing would enable customer service representatives to be located anywhere, without having to be present at a central "brick and mortar" facility, and would allow a caller or customer to reach a trained customer service representative at any time, from almost anywhere. The customer service representative would also be able, if necessary, to have secure access to a merchant's in-house database. Customer data would be protected by a dedicated (non-shared) network that uses password access and firewalls to provide security, yet would be fully accessible via a computer network or through a toll-free dial up service.

         Our concept of a virtual call center is predicated on the ability to provide the communication software that allows the customer service representative, the buyer and the vendor to be linked together in real-time via computers. The application that we are developing would enable a high volume of inbound customer calls to be routed (without the caller knowing where the call is going) to a customer service representative who could be located anywhere, and who would answer and service the call. The customer service representative would be able to accept calls, immediately access the merchant's database, locate the appropriate product/service and process the caller's request immediately. The virtual call center application that we are developing is expected to provide the necessary communications linkage and speed to allow all three parties to interact in real-time.

         We expect that, when completed, our virtual call center application will provide the technology that: (i) converts a call from analog (voice) to digital (information) so it can be transported over a data line; (ii) routes a call from the caller to the appropriate customer service representative based on the needs of the caller and skills and availability of the customer service representative (for example, a caller may indicate his or her preference for a customer service representative that speaks a certain language and if such a representative is available, the call will be routed to such a representative);
(iii) provides the customer service representative with access to the business' database, including both product and caller specific information; and (iv) converts the call back into analog so the caller can communicate with the customer service representative, all of which would take place in a secure, supervised environment. We will use Voice Over-IP technology to convert calls from analog to digital and back again. While we do not intend to develop the Voice Over-IP software itself, we believe we can successfully select appropriate vendors and implement such technology. The application that we are developing would also support automated call distribution (routing) and interactive voice response (choosing options by pressing touch tone numbers on a phone), as well as forward-looking call center technologies such as unified messaging (combining voice mail, e-mail and facsimile) and web-based help desks.

         The essential elements of the virtual call center application that we are developing include:

         o skills-based routing, which routes calls to the appropriate customer service representative based on predetermined parameters, such as language;
         o secure access to a business' database, including both customer specific and product information;
         o        conversion of the call to and from digital and analog; and
         o        training and supervision of customer service representatives.


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
         The virtual call center application that we are developing is expected to result in the support of multiple customers with a single customer service representative from any geographical location. This would result in: (i) the customer service representative not being limited to a traditional "brick-and-mortar" call center building and (ii) the application enabling a single customer service representative to service multiple vendors and access corporate data from each vendor, regardless of any security measures, such as firewalls, which the vendor may have selected as its corporate standard.

         Virtual call centers would allow customer service representatives to work from home, resulting in lower costs and greater employee satisfaction. Using our technology, we expect that virtual call centers will be able to provide all the features of a traditional call center, while reducing capital and human resource overhead. Accordingly, businesses would be able to service existing and new clients with better cost structures, while both enhancing levels of service and reducing costly employee turnover.

         We are currently in the testing and demonstration phase of development with respect to our virtual call center application and currently expect that such application will be commercially available by end of the fiscal year ending March 31, 2000. There can be no assurance that we will be able to complete the development of our virtual call center application as scheduled or at all because we may not be able to (i) raise the additional funds required to complete such development and (ii) attract and retain technologically skilled employees. In addition, there can be no assurance that a substantial market for our virtual call center application will develop and grow.

DISTANCE LEARNING APPLICATION

         Traditionally, in order for a business to provide training to its employees, the business would bring an on-site instructor to the business' offices and hold instructor-led classes. The drawbacks of holding such classes include the difficulty and cost of assembling employees in a physical space and the loss of productive work time. More recently, instructor-led training has been augmented through the use of video conferencing, which has saved the expense of physically assembling trainees, but still has many of the same drawbacks as live on-site classes.

         During the multimedia training boom of the early 1990's, CD-ROM became the de-facto standard for content delivery. Businesses would purchase sufficient software licenses to cover the number of employees to be trained. Each trainee would then install a CD-ROM containing the course material on his or her computer and commence the training on an individual basis. One problem with CD-ROMs is that they do not permit the customization required by large, technologically sophisticated and globally oriented companies. Additionally, CD-ROM training does not provide the sense of community and shared learning offered by the conventional classroom environment. While CD-ROMs increase flexibility in terms of where and when employees can be trained, CD-ROMs do not provide any interaction, monitoring or feedback, or the ability to customize programs.

         The factors driving people and businesses to seek training include:

         o business requirements for staff to be certified in certain technologies in order to assure performance and productivity;
         o corporate downsizing, resulting in increased training requirements for ex-staff as well as for employees who perform multiple job tasks that require knowledge of various jobs;
         o the proliferation of computers and networks throughout all levels of organizations, increasing the number of employees who need training; and
         o the continuous introduction and evolution of new technologies, contributing to the need for continuing education.

         The distance learning application that we are developing will enable learners to access digital content through a standard browser interface.
Trainees will be able to interact with subject matter to enhance and support their learning endeavors. By having the tools to interact with career and instructional experts, 24 hours a day, seven days a week, through e-mail, chat rooms and other real-time collaborative tools across the Internet or a dedicated network, we believe we will be able to offer a higher level of service, compared to our potential competitors. We believe that through the distance learning application we are developing, a business will be able to train its employees with the best features of live training courses without the associated drawbacks and at a much lower cost.



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
         An important component of the distance learning application that we are developing is the learning management system. The learning management system consists of proprietary software developed by us that will support multiple corporations and learning organizations that offer course content on-line. The software was designed from the ground up with role-based security (different users have access to different aspects of the network), multiple language support and multi-enterprise billing and tracking facilities. Acting as a "security blanket" around the content, the learning management system will permit other organizations to embed their web-based training content without fear of losing intellectual property over the Internet and still permit that organization's employees to remotely access their training.

         The distance learning application that we are developing would provide access to:

         o a group of tutors who are expert in their field and who would give guidance to learners in real time;
         o        a team that gives learners guidance with career development;
         o a library of high quality courses in single units or as part of a curriculum; and
         o software tools to help busy faculty members develop or customize courses rapidly.

         Our distance learning application is expected to deliver skills-based interactive multimedia content to corporate, academic and retail learners. We expect the distance learning application to differentiate itself from other training methodologies by delivering a complete learning solution over any network, including the Internet. We expect that the technology we are developing will provide content vendors with confidence that their intellectual property will not be compromised and will allow self-paced learning to maximize personal and career success of learners over their lifetime. We expect the distance learning application to support the learner with live on-line telephone coaching within a standard Internet browser (i.e., Netscape Navigator or Internet Explorer) and enable the learner to access a browser for interactive learning, producing a more collaborative learning experience. In addition, we expect the application to enhance conventional classroom-based and current distance learning delivery methods.

         We expect that the software we are developing will support the distance learning initiatives of third-parties, including the "AT&T Canada Learning Partner Program(TM)". The objective of the AT&T Canada Learning Partner Program(TM) is to be a leader for real-time interactive electronic delivery of distance learning to corporate and academic organizations and their respective end-users. We expect that our technology will act as the enabling technology for this initiative to permit distance education over any electronic medium.

         In addition, we expect that our relationship with AT&T Canada will provide us with access to AT&T Canada's customer base to launch our distance learning application, beginning in Canada. As a component of the AT&T Canada Learning Partner Program(TM), we have entered into an agreement with College Boreal of Sudbury (Ontario) Canada to provide academic support and market course content for distribution using our software and infrastructure. Pursuant to the agreement, College Boreal is to provide us and/or our clients with non-exclusive educational services and we are to utilize such services in connection with the AT&T Canada Learning Partner ProgramTM from December 10, 1998 to December 9, 2001, which term shall be automatically renewed unless terminated by either party upon 90 days notice at any time after December 9, 2001. Pricing, revenue, structure, financing, schedule of payments and budgets for the specific products and services are to be covered by a separate agreement to be negotiated by the parties. We cannot assure you that we will enter into such an agreement. College Boreal, headquartered in Sudbury, Ontario, has seven campuses in Northern Ontario, each connected to the largest telecommunications network among academic institutions in Canada, which currently services the needs of the francophone community in Northern Ontario. This program would provide access to interactive learning anywhere, anytime for both corporate and academic studies and blend electronic learning and on-line support utilizing browser-enabled applications being developed by us and distributed over AT&T Canada's advanced fiber optic and digital microwave network.

         We have also entered into agreements with ITC Learning Corporation pursuant to which we purchased from ITC Learning Corporation the distribution rights for all current and future ITC Learning Corporation education and training products and will become ITC Learning Corporation's exclusive distance learning technology distributor for the delivery of educational material for the State of California. Pursuant to an agreement dated December 15, 1998, as amended by a letter agreement dated March 12, 1999, between us and ITC Learning Corporation, we purchased from ITC Learning Corporation the distribution rights for all current and future ITC Learning Corporation education and training products in consideration for $975,000 in respect of the first 150,000 user licenses and based on a shared revenue formula for user licenses in excess of 150,000. We paid the first $500,000 of the initial $975,000 purchase


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
price in March 1999 and the final $475,000 of the initial $975,000 purchase price in April 1999. In June 1999, we entered into an agreement with ITC Learning Corporation pursuant to which we will become ITC Learning Corporation's exclusive distance learning technology distributor for the delivery of educational material for the State of California for consideration of $2,000,000. We paid this amount in three installments in August, September and October 1999. In addition, we formed a new company along with Call Center Learning Solutions named Call Center Learning Solutions On-Line, Inc., which is owned 50/50 by both parties. Call Center Learning Solutions Online, Inc. expects to initially convert and market 11 browser-based interactive multimedia courses over a 12-month period. Call Center Learning Solutions has developed 29 instructor-led courses that cover substantially all aspects of call center operation. Our agreement with Call Center Learning Solutions provides for courseware conversion, hosting on our information hub and deployment of the courseware to the global market electronically.

         We are currently in the testing and demonstration phase of development with respect to our distance learning application and currently expect that such application will be commercially available by the end of the fiscal year ending March 31, 2000. There can be no assurance that we will be able to complete the development of our distance learning application as scheduled or at all because we may not be able to (i) raise the additional funds required to complete such development, (ii) enter into agreements with appropriate content and network providers and (iii) attract and retain technologically skilled employees. In addition, we cannot assure you that a substantial market for our distance learning application will develop and grow.

TELEWORKING APPLICATION

         Working through the use of remote access is no longer merely an option in many types of work. Instead, remote access has become a necessary feature in competitive sales, customer relationship management and flexible work programs. We are developing the software and network infrastructure to connect individuals working from their homes with their corporate offices. We will seek to make this system reliable, secure and highly accessible so that it can provide complete management and administration to individuals who need to connect to corporate data resources. We expect that the teleworking application we are developing will provide:

         o the ability to connect telecommuters with their offices over high-speed, secure data and voice networks;
         o psychological profiling conducted through a 70-item questionnaire to assess an individual's ability to work well from home, which questionnaire will be compared to a database of similar information on successful teleworkers;
         o a single source solution that supplies the hardware, software, furniture and telecommuting training to enhance an employee's ability to work from home; and
         o ongoing monitoring and mentoring, evaluation, coaching and training certification.

         We plan to enter into agreements with third parties to provide hardware and furniture as part of our product offerings. We expect to offer a customized bundled solution that will provide all the components, including "best of breed" software from third-party suppliers, to implement a successful telework program.

         We are currently in the testing and demonstration phase of development with respect to our teleworking application and currently expect that such application will be commercially available by end of the fiscal year ending March 31, 2000. There can be no assurance that we will be able to complete the development of our teleworking application as scheduled or at all because we may not be able to (i) raise the additional funds required to complete such development and (ii) attract and retain technologically skilled employees. In addition, there can be no assurance that a substantial market for our teleworking application will develop and grow.

HOSTING THIRD-PARTY SOFTWARE APPLICATIONS

         In addition to its customized applications, we intend to host third-party applications. We expect that our information hubs will permit businesses to outsource certain components of their computing systems, including e-mail messaging, remote backup of databases, software development and testing platforms. By outsourcing these components, businesses would not have to own or manage their own complex computer systems. This would also provide businesses access to up-to-date, highly scalable, reliable and flexible technology that they might otherwise not be able to afford due to the high capital costs involved and the necessity of hiring, training and retaining experienced


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
computer personnel. We believe that businesses will employ selective information technology outsourcing to increase competitiveness or gain access to new resources and skills.

         We expect to host third-party applications and convert them to support e-commerce. For example, we are in the process of converting the conventional client-server architecture of Applied Terravision Systems Inc., an oil and gas financial software vendor, so that it can be hosted on one of our information hubs. Applied Terravision Systems' customers will then be able to access these software applications from their offices using a standard web browser. We are in the process of negotiating similar third-party application hosting arrangements. However, there can be no assurance that we will enter into any such agreements.

         While we are still testing and refining our ability to host third-party applications, as of December 1999 we were able to host such applications commercially. There can be no assurance that we will be able to host third-party applications because we may not be able to (i) complete the development of our infrastructure or (ii) successfully convert our customers' client/server architecture so that we can be hosed on our information hubs. In addition, there can be no assurance that a substantial market for the hosing of third-party applications will develop and grow.

MARKETING AND SALES STRATEGY

         Our marketing strategy will be to bundle our services with the existing products and services of companies such as AT&T Canada, with whom we have an agreement; Sun Microsystems, Inc. under the ServiceProvider.com(TM) program; and companies whose third-party applications we will host. We believe that the existing customer relationships will provide us with a sales advantage. We will employ a small direct sales force of approximately 12 salespeople with both selling and technical expertise, to support the initiatives of these companies as well as to focus on a limited number of targeted customers/niche markets. In addition, we plan to market our services through attendance at tradeshows, advertising and articles in industry periodicals, referrals from customers and our website.
To date, we have had no sales.

         A major component of our marketing and sales strategy is the pricing structure for our services which will be offered to customers on a per-use basis, which will allow customers the ability to pay only for what they use, thus converting a fixed cost into a variable one. We believe that this flexible pricing strategy will be very attractive to potential customers.

COMPETITION

         The market for our products and services is highly competitive and subject to rapid technological change There are many companies that act as application service providers, offering third-party application hosting to their customers, including U.S. Internetworking Inc., FutureLink Corp. and Corio Inc. Our management does not know of any other company currently offering the virtual call center, distance learning and telework applications being developed by InfoCast Corporation. With respect to the distance learning application that we are developing, competition currently consists of many companies offering learning via CD-ROM and the Internet, including SmartForce, DigitalThink, Inc. and click2learn.com, inc. With respect to the virtual call center application that we are developing, competition currently consists of the many traditional brick and mortar call centers, including Convergis Corp. and APAC Customer Services Inc. With respect to the telework application that we are developing, competition currently consists of those technology companies that offer remote access to a company's central computer system, including TManage Inc. and Rhythms Net Connections. We believe that our ability to compete depends on many factors both within and beyond our control, including the success of our marketing and sales efforts of and those of our competitors, the price and reliability of our products and services and those of our competitors and the timing and market acceptance of our products and services and those of our competitors. Competitors may quickly deploy products and e-commerce technology that could limit our expansion. We expect competition to increase in the future. Many of our potential competitors have substantially greater financial, technical and marketing resources than we do. Increased competition could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that we will be able to compete successfully. See "Risk Factors" for a description of the risks of the Company's competition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

         Our success is dependent in part on intellectual property rights, including information technology, some of which is proprietary to us such as our software that comprises the learning management system, a filtering engine, a corporate hosted e-mail service that integrates our filtering engine with industry standard e-mail and directory servers from Netscape and Sun
Microsystems, a methodology that allows us to rapidly host applications from independent software vendors on our information hub, and various software integration tools. We rely on a combination of nondisclosure agreements, technical measures, trade secret and trademark laws to protect our proprietary rights. We do not presently hold any patents for our existing products or services and presently have no patent applications pending. We have entered into confidentiality agreements with most of our employees, and anticipate that any future employees will also enter into such agreements. We also attempt to limit access to and distribution of proprietary information. There can be no assurance that the steps taken by us in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights. In addition, there can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Further, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information could have a material adverse effect on our business, financial condition and results of operations.

         From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are used by us. We may need to take legal action to defend ourselves against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. We may also need to take legal action to enforce and protect our trade secrets and our other intellectual property rights. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities (including possible indemnification of our customers), require us to secure licenses from third parties or prevent us from manufacturing or selling our products or services, any one of which could have a material adverse effect on our business, financial condition and results of operations. We have not been a party to any such litigation to date. However, Applied Courseware Technology Inc. ("ACT") has indicated that we have access to and possess intellectual property belonging to ACT and that we have no right to use or derive any benefit from such intellectual property. See "Risk Factors". We have not conducted a formal patent search relating generally to the technology used in our products or services. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to our products or services. Software comprises a substantial portion of the technology in our products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty that may increase the risk and cost to us if we discover the existence of third-party patents related to our software products or if such patents are asserted against us in the future. Patents have been granted recently on fundamental technologies in software, and patents may issue which relate to fundamental technologies incorporated into our products or services.

         While we employ proprietary software technology and algorithms and conduct ongoing research and development, our future success will depend in part upon our ability to keep pace with advancing technology, evolving industry and changing customer requirements in a cost-effective manner. There can be no assurance that our proprietary software technology and algorithms will not be rendered obsolete by other technology incorporating technological advances designed by competitors that we are unable to incorporate into our products or services in a timely manner.

         The market for products and services is characterized by rapidly changing technologies. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. Our success will depend to a substantial degree upon our ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products or services and enhancements on a cost-effective basis. The development of new, technologically advanced products or services is a complex and uncertain process, requiring high levels of innovation. The introduction of new and enhanced products or services also requires that we manage transitions from older products or services in order to minimize disruptions. There can be no assurance that we will be successful in developing, introducing or managing the transition to new or enhanced products or services or that any such products or services will be responsive to technological changes or will gain market acceptance. Our business, financial condition and results of operations would be materially adversely affected if we were to be unsuccessful, or to incur significant delays, in developing and introducing such new products, services or enhancements.

EMPLOYEES

         At November 30, 1999, we had 43 full-time employees. None of our employees is represented by a collective bargaining agreement nor have we experienced any work stoppage. We consider our relations with our employees to be good.

PROPERTIES

         Our operational headquarters are located in 2,190 square feet of leased office space in Chicago, Illinois and we have additional offices located in 5,404 square feet of leased office space in Toronto, Ontario. HomeBase Work Solutions has offices located in 6,400 square feet of leased office space in Calgary, Canada. Our lease in Toronto, Ontario expires in November 2000, our lease in Chicago, Illinois expires in March 2002 and the HomeBase Work Solutions lease in Calgary expires in August 2005. Along with our subsidiaries, we also lease other facilities that are not material to our business. We believe that our existing facilities are adequate for our needs for the foreseeable future and that if we need additional space, it will be available on favorable terms.

LEGAL PROCEEDINGS

         We signed a share purchase agreement dated May 13, 1999 with Applied Courseware Technology Inc. ("ACT") whereby we were to purchase all of the outstanding shares of ACT. As a result of the failure of ACT to satisfy its representations and warranties under the share purchase agreement and the lapse of the escrow agreement dated May 10, 1999 (as amended by the extension agreement dated June 29, 1999), the share purchase agreement was not consummated or completed. ACT has indicated to us that ACT believes we unlawfully terminated the share purchase agreement and have access to and possesses intellectual property belonging to ACT and that we have no right to use or derive any benefit from it. ACT has indicated that it expects to commence an action against us for damages. Whether or not determined in our favor, any litigation with ACT could result in significant expense to us and divert our the efforts of our technical and management personnel from productive tasks. An unfavorable decision in any litigation with ACT could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors."

         We are not currently involved in any other material legal proceedings. From time to time, however, we may be subject to claims and lawsuits arising in the normal course of business.

                                    GLOSSARY

         Application Service Provider (ASP): An application service provider is a company that offers individuals or enterprises electronic access to application programs and related services that would otherwise have to be located in their own personal or enterprise computers.

         Architecture: In the context of computers, servers and networks, architecture is a term applied to both the process and the outcome of thinking out and specifying the overall structure, logical components, and the logical interrelationships of a computer, a server, their operating systems, and a network.

         Automated Call Distribution: Automated Call Distribution involves the use of a telephone facility that manages incoming calls and handles them based on the number called and an associated database of handling instructions. Companies offering sales and service support use this function to validate callers, make outgoing responses or calls, forward calls to the right party, allow callers to record messages, gather usage statistics, balance the use of phone lines, and provide other services.

         Browser: A program that allows a person to read hypertext. A browser gives some means of viewing the contents of nodes (or "pages") and navigating from one node to another. Netscape Navigator is an example of a browser for the World Wide Web.

         Call Center: A call center is a central place where customer and other telephone calls are handled by an organization, usually with some amount of computer automation. Typically, a call center has the ability to handle a considerable volume of calls at the same time, to screen calls and forward them to someone qualified to handle them, and to log calls. Call centers tend to be used by large organizations that use the telephone to sell or service products and services.

         CD-ROM: CD-ROM technology is a format and system for recording, storing, and retrieving electronic information on a compact disk that is read using a laser optical drive.

         Distance Learning: A type of education where students work on their own at home or at the office and communicate with faculty and other students via e-mail, electronic forums, videoconferencing and other forms of computer-based communication.

         Firewall: A firewall is a set of related programs, located on the server functioning as an entry point into a network, that protects the resources of that network from users from other networks.

         Information Technology (IT): Information Technology is an umbrella term used to describe all forms of technology used to create, store, exchange, and use information in its various forms

         Interactive Voice Response: Interactive voice response "gives data a voice." By using the touch tones on a telephone keypad, or in some cases, the spoken voice, a caller can request, manipulate, and in some cases modify data that resides on a "host" database somewhere. Typical applications include: banking by phone, checking airline reservations by phone, checking credit card balance by phone and registering for college courses by phone. The technology is "interactive" because the user is prompted for information by the system. For example, in a banking by phone application, the system will ask a caller to enter its account number from the telephone keypad. After the caller enters its number, the system interacts with the caller further by giving the caller additional options.

         Interface: A boundary across which two systems communicate. An interface might be a hardware connector used to link to other devices or it might be a convention used to allow communication between two software systems. Often there is some intermediate component between the two systems that connects their interfaces together.

         Java: Java is a programming language expressly designed for use on the Internet. Java can be used to create complete applications that may run on a single computer or be distributed among servers and clients in a network. It can also be used to build small application modules, or applets, for use as part of a web page. Applets make it possible for a web page user to interact with the page.

         Netra T-1 Server: A computer server developed by Sun Microsystems Inc. which is designed for and aimed specifically at the needs of Internet and application service providers.

         Network: Any system designed to provide one or more access paths for communications between users at different geographic locations. Communications networks may be designed for voice, text, data, facsimile image and/or video. They may feature limited access (private networks) or open access (public networks) and will employ whatever switching and transmission technologies are appropriate.

         Operating System (OS): An operating system is the program that, after being initially loaded onto the computer, manages all the other programs in a computer. Examples of operating systems include DOS and Windows.

         Server: A server is a computer program that provides services to other computer programs in the same or other computers. The computer that a server program runs in is frequently referred to as a server (though it may contain a number of server and client programs).

         Sun Solaris: Sun Solaris is Sun Microsystems Inc.'s version of the UNIX operating system, including networking software, a windows environment and a graphical user interface.

         Telework: Telework is the use of telecommunications technology to work outside the traditional office or workplace, usually at home or while traveling.

         Unified Messaging: The communication application that combines e-mail, voicemail and facsimile.

         Virtual: The term virtual means the quality of effecting something without actually being that something.

         Virtual Private Network (VPN): A virtual private network is a private data network that makes use of the public telecommunication infrastructure, maintaining privacy through the use of various security procedures such as data encryption.

         Voice Over-IP (VoIP): Voice Over Internet Protocol is a term used for a set of facilities and programs that manage the delivery of voice information, such as telephone calls, over the Internet.

                                   MANAGEMENT

         The directors and executive officers of the Company, and their ages and positions with the Company will be as follows:


                Name                     Age                   Position
----------------------------------    --------    ----------------------------------

Darcy Galvon                              43      Co-Chairman of the Board, Director
A. Thomas Griffis                         58      Co-Chairman of the Board, Director
James Leech                               52      President, CEO and Director
Herve Seguin                              49      Chief Financial Officer
Jennifer Scoffield                        29      Vice President, Finance and Administration
Carl Stevens                              53      President, Virtual Call Centers and e-Learning
Michael Sheehan                           58      Executive Vice President, Virtual Call Center, Director
James Hines                               34      Executive Vice President, Director
Christopher Rouse                         31      Vice President of Marketing
Richard Shannon                           54      President and CEO of HomeBase Work Solutions Ltd.
Alexander "Sandy" Walsh                   33      Chief Technology Officer
George Shafran                            73      Director


         The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's stockholders, and hold office until their death, until they resign or until they have been removed from office. No committees of the Board of Directors have been established to date.

         The following is a brief summary of the background of each director and executive officer of the Company:

         Mr. Galvon has been Co-Chairman and a director of the Company since May 13, 1999. In 1986, Mr. Galvon founded Sun MicroSystems, Inc.'s Western Canada office in Calgary, Alberta, where he was responsible for covering the transportation, utilities, education, manufacturing, retail, entertainment and software developers in Calgary and the entire province of Saskatchewan. From 1995 to the present, Mr. Galvon served as a director of Sun Computer Systems Inc. Alberta Ltd. and HomeBase Work Solutions Ltd., which was acquired by the Company in May 1999, and is currently a subsidiary of the Company. Mr. Galvon is also a director of Facet Petroleum Solutions, Inc., with which HomeBase Work Solutions has entered into a licensing and distribution agreement. He is also Chairman of the Board of HomeBase Work Solutions.

         Mr. Griffis has been the Chairman of the Board and a director of the Company since January 12, 1999 and a Co-Chairman since May 13, 1999. Since 1986, Mr. Griffis has been the founder and sole owner of Griffis International Limited, a management consulting and business development firm. Griffis International Limited has focused its activities on the structuring, financing and management of emerging companies, particularly in the natural resource and high-tech sectors.

         Mr. Leech has been President, Chief Executive Officer and a director of the Company since September 4, 1999. From 1996 until September 1999, Mr. Leech was Vice Chairman and Director at Kasten Chase Applied Research Limited, a publicly-traded data networking and wireless technology company, where he was responsible for corporate strategy, finance, administration and production. From 1993 to 1996, Mr. Leech was President, Chief Executive Officer and Director of Disys Corporation, a publicly-traded wireless technology company, which was later merged into Kasten Chase Applied Research Limited.

         Mr. Seguin has been the Chief Financial Officer of the Company since January 4, 2000. From 1993 to 1999, Mr. Seguin was the Vice President of Finance and the Chief Financial Officer of Promis Systems Corporation Ltd. (now PRI Automation, Inc.), a software development company, where he assisted in several rounds of public equity financing.

         Ms. Scoffield has been the Vice President, Finance and Administration of the Company since July 7, 1999. From February 1997 to June 1999, Ms. Scoffield held various positions at PRI Automation Inc. (formerly Promis Systems Corporation Ltd.), a software development company, most recently as Director, Financial Projects. From August 1996 to January 1997, Ms. Scoffield was Manager of Finance for Pet Valu Canada, Inc., a retail pet supply company. From August 1993 to August 1996, Ms. Scoffield was an accountant with Ernst & Young in the Entrepreneurial Services group where she obtained her Chartered Accountant designation.

         Mr. Stevens has been President of Virtual Call Centers and e-Learning since December 1999. From February 1997 to November 1999, Mr. Stevens held various positions at ITC Learning Corporation, most recently as President and Chief Executive Officer. From 1971 to November 1996, Mr. Stevens held a number of positions at IBM, most recently as Program Director for the Public Sector. In that capacity, Mr. Stevens was responsible for the sale of personal computers to the higher education, kindergarten, grammar school and high school markets, as well as to federal, state and local governments.

         Mr. Sheehan has been Executive Vice President of the Company's virtual call center division since July 6, 1999 and a director of the Company since January 12, 1999. He served as the Chief Executive Officer of the Company from January 12, 1999 to July 6, 1999. From 1960 to 1998, Mr. Sheehan held a number of positions at AT&T, most recently as Director of Call Center Solutions for AT&T Labs. At AT&T, Mr. Sheehan was responsible for managing the building of complex telecommunication systems and networks and helped create strategic marketing plans for introducing new AT&T services and products.

         Mr. Hines has been the Executive Vice President of the Company since September 4, 1999 and a director of the Company since January 12, 1999. He was the President of the Company from January 12, 1999 to September 3, 1999. From 1996 to November 1998, Mr. Hines was President of Lasso Communications Inc., an international affiliate of the Grey Worldwide Network of advertising companies. Lasso is a marketing communications company aimed at developing e-commerce web sites and concepts to support more advanced interaction between merchants and buyers. From 1994 to 1996, Mr. Hines was Vice President of TransActive Communications Inc., a company that marketed smart cards.

         Mr. Rouse has been the Vice President of Marketing of the Company since October 1999. From October 1998 to October 1999, Mr. Rouse was Director of Field Marketing for Hummingbird Communications, a producer of business intelligence products. Mr. Rouse's responsibilities included, among other things, worldwide sales strategy training, product training and account consulting. From April 1997 to October 1998, Mr. Rouse was a marketing manager for Hummingbird Communications. From July 1996 to April 1997, Mr. Rouse was a webmaster and a marketing writer for Andyne Computing, an independent software vendor. From 1990 to July 1996, Mr. Rouse was assistant editor for Kingston This Week, a newspaper.

         Mr. Shannon has been the President and Chief Executive Officer of HomeBase Work Solutions Ltd. since March 1999. Since 1990, Mr. Shannon has been a founding shareholder and managing director of Baycor Capital, Inc., a merchant bank based in Calgary, Alberta, as well as a founding shareholder and director of Nevada Bob's Canada Inc., a publicly-traded golf retailer with 85 company stores and 200 franchised stores located in 10 countries.

         Mr. Walsh has been the Chief Technology Officer of the Company since May 1999. From March 1998 to April 1999, Mr. Walsh was Director of Research and Development - Business Intelligence Group for Hummingbird Communications Ltd., a data networking company where he led product conceptualization and architectural design and worked with industry partners to integrate complementary technologies. From March 1994 to February 1998, Mr. Walsh was Project Lead for Andyne Computing Limited, a data networking company of Kingston, Ontario. Prior to joining Andyne Computing Limited, Mr. Walsh held various positions in the software design field.

         Mr. Shafran has been a director of the Company since February 8, 1999. Mr. Shafran has been the President of Geo. P. Shafran & Associates, Inc., a management, marketing and investment consulting firm, for at least the last five years. Mr. Shafran serves as Senior Consultant for The High Performance Group and as an associate with the Technical Analysis Corporation. Mr. Shafran is vice-chairman of The Heritage Bank and a director of NVR Mortgage, Missing Kids, International and is chairman of the Advisory Board of the AAA Potomac. Mr. Shafran also serves as a consultant to various other companies. He currently serves on President Clinton's Legislative Council of the U.S. Chamber of Commerce and on the Board of the National Capital Chapter of the American Red Cross.

EXECUTIVE COMPENSATION

         William R. Wilson was the Company's Chief Executive Officer during the year ended December 31, 1998. He received no compensation for his service as the Company's Chief Executive Officer. Michael Sheehan was the Company's Chief Executive Officer from January 12, 1999 to July 6, 1999. Mr. Sheehan earned $18,750 from January 12, 1999 to March 31, 1999 for his service as Chief Executive Officer. Mr. Leech became the Company's Chief Executive Officer on
September 4, 1999. See "Management - Employment Agreements." No executive officer received compensation of a least $100,000 during the most recently completed fiscal year. No stock options were granted to any executive officer in 1998.

STOCK OPTION PLANS

         In 1998, the Company adopted a stock option plan (the "1998 Stock Option Plan") pursuant to which 2,250,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified stock options. Incentive stock options and nonqualified stock options may be granted to employees of the Company.

         The purpose of the 1998 Stock Option Plan is to encourage stock ownership by officers and other key employees and consultants and advisors of the Company. The 1998 Stock Option Plan is administered by the Board of Directors of the Company. The Board, within the limitations of the 1998 Stock Option Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, the option purchase price per share and the manner of exercise, and the time, manner and form of payment upon exercise of an option.

         The Company granted no stock options in the year ended December 31, 1998 and there were no option exercises in the year ended December 31, 1998. No stock options were outstanding at December 31, 1998. As of December 30, 1999, 2,075,000 options were outstanding under the 1998 Stock Option Plan at an exercise price of $1.00 per share.

         The Company's 1999 Stock Option Plan (the "1999 Stock Option Plan") was approved by the Board of Directors of the Company on April 1, 1999 and by the stockholders of the Company on July 29, 1999. The purpose of the 1999 Stock Option Plan is to create additional incentives for the Company's employees, directors and others who perform substantial services to the Company by providing an opportunity to purchase shares of the Common Stock pursuant to the exercise of options granted under the 1999 Stock Option Plan. The Company may grant options that qualify as incentive stock options under Section 422 of the Code, and non-qualified stock options. Incentive stock options may be granted to employees (including officers and directors who are employees). Non-qualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company. As of December 30, 1999, 2,000,000 shares were reserved for issuance under the 1999 Stock Option Plan and 1,310,000 options had been granted at an exercise price of $7.00 per share, and 375,000 options had been granted at an exercise price of $7.05 per share.

         The maximum number of shares that may be subject to options granted under the 1999 Stock Option Plan to any individual in any calendar year may not exceed 800,000 and the method of counting such shares shall conform to any requirements applicable to "performance-based" compensation under Section 162(m) of the Code. It is intended that compensation realized upon the exercise of an option granted under the 1999 Stock Option Plan will thereupon be regarded as "performance-based" under Section 162(m) of the Code and that such compensation may be deductible without regard to the limits of Section 162(m) of the Code.

         The Board of Directors or the Compensation Committee thereof composed of two or more non-management directors that are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Code, is authorized to administer the 1999 Stock Option Plan in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors or Compensation Committee determines which eligible individuals are granted options and the terms of such options including the exercise price, number of shares subject to the option and the vesting and exercisability thereof; provided, the maximum term of an incentive stock option granted under the 1999 Stock Option Plan may not exceed five years.

         The exercise price of an incentive stock option granted under the 1999 Stock Option plan must equal at least 100% of the fair market value of the subject stock on the date of grant and the exercise price of all non-qualified stock options must equal at least 80% of the fair market value of the subject stock on the date of grant; provided, however, that if an option granted to the Company's Chief Executive Officer or to any of the Company's other four most highly compensated officers is intended to qualify as "performance-based" compensation under Section 162(m) of the Code, the exercise price must equal at least 100% of the fair market value of the subject stock on the date of grant. With respect to any participant who owns more than 10% of the voting power of the Common Stock of the Company, the exercise price of any option granted must equal at least 110% of the fair market value on the date of grant. The aggregate fair market value on the date of grant of the stock for which incentive stock options are exercisable for the first time by an employee of the Company during any calendar year may not exceed $100,000.

         Options shall become exercisable at such times and in such installments as the Board of Directors or Compensation Committee shall provide. Non-qualified and incentive stock options granted under the 1999 Stock Option Plan are not transferable other than by will or the laws of descent or distribution, and each option that has not yet expired is exercisable only by the recipient during such person's lifetime, or for 12 months thereafter by the person or persons to whom the option passes by will or the laws of descent or distribution. The 1999 Stock Option Plan may be amended at any time by the Board of Directors, although certain amendments require stockholder approval. The 1999 Stock Option Plan will terminate on April 8, 2009, unless earlier terminated by the Board of Directors.

EMPLOYMENT AGREEMENTS

         James Leech is employed by the Company pursuant to an employment agreement dated as of August 5, 1999. The agreement provides that Mr. Leech's employment with the Company shall continue unless it is terminated by either party in accordance with the terms of the agreement. The agreement provides for an initial base salary of Cdn $330,000 (or $224,500 in U.S. dollars as of September 30, 1999) per annum, a minimum bonus of Cdn $30,000 (or $20,400 in U.S. dollars as of September 30, 1999) for the period ending March 31, 2000 and a minimum bonus of Cdn $50,000 (or $34,000 in U.S. dollars as of September 30, 1999) for each twelve-month period thereafter during the term of the agreement. Mr. Leech's salary shall be annually reviewed and may be increased at the discretion of the Board of Directors.

         The agreement also provides that if Mr. Leech is terminated other than for "cause," he shall receive the base salary provided for under the agreement through the date of termination, plus a lump sum payment equal to twice his annual base salary and bonus. He will also receive his accrued bonus, continue to participate in certain benefit plans for the 24 months following such termination and any options issued to Mr. Leech will immediately vest. If Mr. Leech's employment is terminated due to death or "disability," he shall be paid the base salary under the agreement until the date of termination and receive a pro rata payment for all bonuses (calculated as the greater of the bonus which would be paid under the Company's bonus plan on the basis that targets were met and 50% of Mr. Leech's base salary), as well as any benefits accrued until the date of termination and any options issued to Mr. Leech will immediately vest. "Cause" is defined as a wilful refusal on the part of Mr. Leech to perform the services required of him under the agreement (including the wilful and intentional withholding of services thereunder), any breach of Mr. Leech's fiduciary duties to the Company likely to cause material harm to the Company, fraud or any conviction for a felony or indictable offense or any crime involving moral turpitude or any of theft or dishonesty relating to a matter material to the Company, provided that a wilful refusal to perform the services required under the agreement will constitute cause only if Mr. Leech fails to terminate the relevant actions or cure the relevant failure to act and remedy any harm therefrom within 10 business days after receipt of written notice of such wrongful act, failure to act or harm from the Company. "Disability" is defined as the eligibility of Mr. Leech for long term disability benefits under the disability insurance provided by the Company.

         In the event Mr. Leech is terminated within 24 months of a "change of control" of the Company, Mr. Leech shall receive a payment equal to three times his annual base salary and bonus. He will also receive his accrued bonus, continue to participate in certain benefit plans for 36 months following such termination and any options issued to Mr. Leech will immediately vest. "Change of control" is defined as (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Company to any person or entity or group of persons or entities acting jointly or in concert as a partnership or other group (a "Group of Persons"); (ii) the merger, consolidation or other business combination of the Company with or into another corporation with the effect that the shareholders of the Company immediately following the merger, consolidation or other business combination, hold 50%
or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (iii) the replacement of a majority of the Board of Directors of the Company or of any committee of the Board of Directors of the Company in any given year as compared to the directors who constituted the Board of Directors of the Company or such committee at the beginning of such year, and such replacement shall not have been approved by the Board of Directors of the Company, as the case may be, as constituted at the beginning of such year; (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or other business combination, or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (v) the voluntary liquidation, dissolution or winding-up of the Company in connection with which a distribution is made to the holders of the Company's common shares.

         In addition, on June 1, 1999, Mr. Leech was granted options to purchase 750,000 shares of Common Stock at an exercise price of $7.00. Such options are currently exercisable as to 250,000 shares and become exercisable as to an additional 250,000 shares on September 4, 2000 and as to the remaining 250,000 shares on September 4, 2001.

         Herve Seguin is employed by the Company pursuant to an employment agreement dated as of December 6, 1999. The agreement provides that Mr. Seguin's employment with the Company shall continue unless it is terminated by either party in accordance with the terms of the agreement. The agreement provides for an initial base salary of Cdn $200,000 (or $138,570 in U.S. dollars as of December 31, 1999) per annum as well as a bonus of not less than 50% of Mr. Seguin's annual base salary. Mr. Seguin's salary shall be annually reviewed and may be increased at the discretion of the Board of Directors.

         The agreement also provides that if Mr. Seguin is terminated other than for "cause," he shall receive the base salary provided for under the agreement through the date of termination, plus a lump sum payment equal to his annual base salary. Further, any options issued to Mr. Seguin will immediately vest. If Mr. Seguin's employment is terminated due to death or "disability," he shall be paid the base salary under the agreement until the date of termination and receive a pro rata payment for all bonuses (calculated at 50% of Mr. Seguin's base salary) and incentive plans to the date of termination, as well as any benefits accrued until the date of termination and any rights pursuant to a share option plan governing options issued to Mr. Seguin, which options shall immediately accelerate and vest. "Cause" is defined as any act which constitutes "cause" at law, any violation by Mr. Seguin of any material instructions, rules or practices of the Company, a failure to comply with any provisions of his employment agreement (including the withholding of services thereunder), any breach of Mr. Seguin's fiduciary duties to the Company likely to cause harm to the Company, fraud or any conviction for a felony or indictable offense or any crime involving moral turpitude or any of theft or dishonesty relating to a matter material to the Company. "Disability" is defined as the eligibility of Mr. Seguin for long term disability benefits under the disability insurance provided by the Company.

         In the event Mr. Seguin is terminated within 24 months of a "change of control" of the Company, Mr. Seguin shall receive his base salary through the date of termination as well as a lump sum amount equal to 1.5 times his annual base salary. Further, any options issued to Mr. Seguin will immediately accelerate and vest. "Change of control" is defined as (i) the acquisition by any person, entity or group of persons or entities acting jointly or in concert, of voting securities of the Company or rights or options to acquire voting securities of the Company or securities convertible into or exchangeable for voting securities of the Company or any combination thereof such that after the completion of the acquisition such person, entity or group would be entitled to exercise 50.1% or more of the total number of votes entitled to be cast at a meeting of shareholders of the Company; or (ii) the sale by the Company of all or substantially all of the property or assets of the Company; or (iii) a reorganization, plan of arrangement or merger resulting in the circumstances set out in (i) or (ii) above.

         In addition, on December 8, 1999, Mr. Seguin was granted options to purchase 350,000 shares of Common Stock at an exercise price of $7.05 per share. Such options are currently exercisable as to 116,667 shares and become exercisable as to an additional 116,667 shares on January 4, 2001 and as to the remaining 116,666 shares on January 4, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of December 22, 1999 with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each executive officer of the Company, (iii) each Director of the Company and (iv) all Directors and executive officers as a group.


    Name and Address of Beneficial                            Number of Shares                          Percentage
             Owner(1)                                        Beneficially Owned                         of Class(2)
             --------                                        ------------------                         -----------

Darcy Galvon                                                        617,000(3)                             3.14%
A. Thomas Griffis                                                 9,204,997(4)                            32.57%
James Leech                                                       9,250,000(5)                            32.68%
Michael Sheehan                                                   9,350,000(6)                            32.92%
James Hines                                                       9,350,000(7)                            32.92%
Richard Shannon                                                     309,993(8)                             1.60%
George Shafran                                                    9,100,000(9)                            32.32%
Alexander Walsh                                                  9,200,000(10)                            32.56%
Herve Seguin                                                       116,667(11)                             *
Jennifer Scoffield                                                 116,667(12)                             *
Carl Stevens                                                        83,334(13)                             *
Christopher Rouse                                                  100,000(14)                             *
Treetop Capital Inc.                                             9,000,000(15)                            32.08%
   c/o Griffis International
   1 Richmond Street West,
   Suite 901, Toronto,
   Ontario M5H3W4
Don Jeffrey                                                      9,925,749(16)                            34.25%
Sheridan Reserve                                                                                             99%
   Incorporated
   181 University Avenue,
   Suite 2110, Toronto,
   Ontario M5H3M7                                                   1,000,000                              4.
All officers and                                                   11,798,658                             38.24%
   directors as a group
   (12 persons)

-------------------------

*        Less than one percent (1%) of outstanding Common Stock.

(1) Except as otherwise indicated, the address for each of the named individuals is c/o InfoCast Corporation, 1 Richmond Street West, Suite 902, Toronto, Ontario, Canada M5H 3W4.

(2) Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within sixty
         (60) days pursuant to the exercise of warrants or options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) Represents (i) 517,000 shares to be issued in exchange for outstanding exchangeable shares of Virtual Performance Systems and (ii) 100,000 shares issuable upon exercise of options granted to Mr. Galvon under the 1998 Stock Option Plan.

(4) Represents (i) 124,997 shares to be issued in exchange for outstanding exchangeable shares of Virtual Performance Systems by Griffis International Limited, of which Mr. Griffis, the Chairman of the Board of the Company, owns 100%, (ii) 100,000 shares issuable upon exercise of options granted to Mr. Griffis under the 1998 Stock Option Plan and
         (iii) 9,000,000 shares held by Treetop Capital Inc. ("Treetop"), of which Griffis International Limited is a shareholder. Mr. Griffis and Griffis International Limited have no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 1,020,000 shares of which Griffis
         International Limited is the beneficial owner. Thus, Mr. Griffis disclaims beneficial ownership with respect to 7,980,000 of the shares of the Company's Common Stock owned by Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders. Virtual Performance Systems was acquired by the Company on January 29, 1999. Such exchangeable shares are exchangeable at any time for the shares of Common Stock of the Company on a share for share basis.

(5) Represents (i) 250,000 shares issuable upon exercise of options granted to Mr. Leech in June 1999 and (ii) 9,000,000 shares held by Treetop of which Mr. Leech is an option holder. Mr. Leech has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 300,000 shares of which he is the beneficial owner. Thus, Mr. Leech disclaims beneficial ownership with respect to 8,700,000 of the shares of the Company's Common Stock owned by Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.


(6) Represents (i) 350,000 shares issuable upon exercise of options granted to Mr. Sheehan under the 1998 Stock Option Plan and (ii) 9,000,000 shares held by Treetop, of which Mr. Sheehan is a shareholder. Mr. Sheehan has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 200,000 shares of which he is the beneficial owner. Thus, Mr. Sheehan disclaims beneficial ownership with respect to 8,800,000 of the shares of the Company's Common Stock owned by Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.

(7) Represents (i) 350,000 shares issuable upon exercise of options granted to Mr. Hines under the 1998 Stock Option Plan and (ii) 9,000,000 shares held by Treetop, of which Mr. Hines is a shareholder. Mr. Hines has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 630,000 shares of which he is the beneficial owner. Thus, Mr. Hines disclaims beneficial ownership with respect to 8,370,000 of the shares of the Company's Common Stock owned by Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.

(8) Includes (i) 219,993 shares to be issued in exchange for outstanding shares of InfoCast Canada and (ii) 90,000 shares issuable upon exercise of options granted to Mr. Shannon under the 1999 Stock Option Plan.

(9) Represents (i) 100,000 shares issuable upon exercise of options granted to Mr. Shafran under the 1998 Stock Option Plan and (ii) 9,000,000 shares held by Treetop, of which Mr. Shafran is a shareholder. Mr. Shafran has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 250,000 shares of which he is the beneficial owner. Thus, Mr. Shafran disclaims beneficial ownership with respect to 8,750,000 of the shares of the Company's Common Stock owned by

         Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.

(10) Represents (i) 200,000 shares issuable upon exercise of options granted to Mr. Walsh under the 1999 Stock Option Plan and (ii) 9,000,000 shares held by Treetop, of which Mr. Walsh is a shareholder. Mr. Walsh has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 300,000 shares of which he is the beneficial owner. Thus, Mr. Walsh disclaims beneficial ownership with respect to 8,700,000 of the shares of the Company's Common Stock owned by Treetop. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.

(11) Represents 116,667 shares issuable upon exercise of options granted to Mr. Seguin under the 1999 Stock Option Plan.

(12) Represents 116,667 shares issuable upon exercise of options granted to Ms. Scoffield under the 1999 Stock Option Plan.

(13) Represents 83,334 shares issuable upon exercise of options granted to Mr. Stevens under the 1999 Stock Option Plan.

(14) Represents 100,000 shares issuable upon exercise of options granted to Mr. Rouse under the 1999 Stock Option Plan.

(15) Represents shares to be distributed to its shareholders on a pro rata basis in the near future.

(16) Represents (i) 825,749 shares to be issued in exchange for outstanding exchangeable shares of Virtual Performance Systems by Mr. Jeffrey, (ii) 100,000 shares issuable upon exercise of options granted to Mr. Jeffrey under the 1998 Stock Option Plan, and (iii) 9,000,000 shares held by Treetop, of which Mr. Jeffrey or his wholly-owned company is a shareholder. Mr. Jeffrey has no control over Treetop or power to direct Treetop's voting or disposition of its interest in the Company other than with respect to 1,479,000 shares of which he is the beneficial owner. Thus, Mr. Jeffrey disclaims beneficial ownership with respect to 7,521,000 of the shares of the Company's Common Stock owned by Treetop. Virtual Performance Systems was acquired by the Company on January 29, 1999. Such shares are exchangeable, at any time for the shares of Common Stock of the Company on a share for share basis. Treetop expects to distribute in the near future the shares it holds in the Company on a pro rata basis to Treetop's shareholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the six months ended September 30, 1999, the Company paid consulting fees to A. Thomas Griffis, the Co-Chairman of the Board of the Company, who is the sole owner of Griffis International Limited, in the amount of Cdn $150,000 (or $102,045 in U.S. dollars as of September 30, 1999) for financial and management consulting services rendered. The Company will continue to pay a monthly consulting fee of Cdn $15,000 (or $10,200 in U.S.
dollars as of September 30, 1999) while services are being rendered.

         During the six months ended September 30, 1999, the Company paid consulting fees to Don Jeffrey, a shareholder beneficially owning greater than 5% of the outstanding shares of the Company, in the amount of Cdn $105,000 (or $71,400 in U.S. dollars as of September 30, 1999) for consulting services related to business development and advice on potential acquisitions, including introducing the Company to HomeBase Work Solutions Ltd. and Applied Courseware Technology and identifying potential customers.

         During the six months ended September 30, 1999, the Company paid consulting fees totaling $80,000 and accrued an additional $20,000 to George Shafran, a director of the Company, for consulting services related to business development and advice on potential acquisitions, including introducing the Company to an acquisition candidate and attending numerous sales calls with potential customers. The Company will continue to pay a monthly consulting fee of $10,000 while services are being rendered.

         During the six months ended September 30, 1999, the Company paid incentive compensation fees to Darcy Galvon, its Co-Chairman of the Board, of Cdn $140,000 (or $95,250 in U.S. dollars as of September 30, 1999) in connection with the Company's acquisition of HomeBase Work Solutions.

         From July 29, 1997 to March 31, 1999, the Company received cash advances from View Media, a company controlled by Don Jeffrey, a shareholder beneficially owning approximately 12.6% of the outstanding shares of the Company, totaling approximately $109,000. The Company repaid such advances prior to June 30, 1999.

         Darcy Galvon, Co-Chairman of the Board of the Company, is a Director of Facet Petroleum Solutions, Inc. Pursuant to a licensing and distribution agreement dated March 30, 1999 between HomeBase Work Solutions and Facet Petroleum Solutions Inc., HomeBase Work Solutions acquired the exclusive right in the telework market to distribute Facet Petroleum's Telework Operational Data Store software for a period of two years in consideration for 6,910 common shares of HomeBase valued at Cdn $200,678 (or $136,500 in U.S. dollars as of September 30, 1999). Facet Petroleum received 25,000 shares of Common Stock of the Company in exchange for the 6,910 HomeBase Work Solutions shares as a result of the acquisition of HomeBase Work Solutions by the Company on May 13, 1998.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of Common Stock owned and the total number of shares owned by each of the Selling Shareholders being registered hereunder. All share data gives retroactive effect to a 2-for-1 stock split declared by the Board of Directors on October 19, 1998.

                                                                                               Shares Beneficially
                                                                                              Owned After Offering
                                                                                              --------------------

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                       Ownership(1)         Offered Hereby         Ownership        of Class
-------------------------                       ------------         --------------         ---------        --------

Greystoke Corp.                                      10,000                  10,000                0              *
Lloyds Bank PLC                                      25,000                  25,000                0              *
Murdoch & Company                                    25,000                  25,000                0              *
Lockhart Associates                                  30,000                  30,000                0              *
Advantor UK                                          33,334                  33,334                0              *
FHM Capital Bahamas, Inc.                            75,000                  75,000                0              *
Pershing Keen Nominees Limited                       40,000                  40,000                0              *
Spartan Industries, Ltd.                             40,000                  40,000                0              *
564077 Alberta Limited                               44,000                  44,000                0              *
Bank Julius Baer & Co. SA                            50,000                  50,000                0              *
Cerro Capital Alliance                              280,000                 280,000                0              *
Dave Rackham                                         78,600(34)              50,000           28,600              *
Nelson River Resources Ltd.                          50,000                  50,000                0              *
Rio Skyline A.V.V.                                   50,000                  50,000                0              *
Denise Petican                                       65,000                  65,000                0              *
St. Andrews Properties Limited                      270,000(2)              270,000                0              *
Shadow Rock Holdings, Inc.                           75,000                  75,000                0              *
Fallingbrook Investments Ltd.                        85,000                  85,000                0              *
Ackley Financial Limited                            200,000                 200,000                0              *
Christian Kolster                                   200,000(35)             200,000                0              *
The Cuttyhunk Fund Limited                          400,000                 400,000                0              *
Gale M. Goldner                                       3,500                   3,500                0              *
Russell D. Goldner                                    6,500                   6,500                0              *
Canadian Advantage LP                               760,000                 760,000                0              *
Jeffrey & Renee Spindler                             10,000(3)                5,000            5,000              *
Douglas W. Fitzgerald & Amy Ladd                     10,000                  10,000                0              *
Marc Schinderman                                     10,000                  10,000                0              *
David Olson                                          10,000                  10,000                0              *
Robert L. Frome                                      13,334(4)               13,334                0              *
Gary L. Roberts                                      20,000                  20,000                0              *

                                                                                               Shares Beneficially
                                                                                              Owned After Offering
                                                                                              --------------------

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                       Ownership(1)         Offered Hereby         Ownership        of Class
-------------------------                       ------------         --------------         ---------        --------

Alan DeClerck                                        30,000                  30,000                0              *
George & Angela Shafran                              33,334(5)               33,334                0              *
Tom Shafran                                          33,334(6)               33,334                0              *
Paul Kalvin                                         100,000                 100,000                0              *
839814 Alberta Ltd.                                 100,000(7)              100,000                0              *
Thompson Kernaghan & Co. Limited                    480,000(8)              420,000           60,000              *
Advanced Systems Computer                           500,742(7)(36)          211,000          289,742              1.50%
  Consultants Inc.
Dorian Allum                                          5,000(7)                5,000                0              *
Bank of Bermuda Limited                               7,500(7)                7,500                0              *
Benitz & Partners                                    40,000(7)               40,000                0              *
Wayne Bester                                         63,330(7)(9)            13,330           50,000              *
Rene Bornais                                          5,000(7)                5,000                0              *
Cabo Frio Investments A.V.V.                        412,000(7)              412,000                0              *
Larry Carpenter                                       8,000(7)                8,000                0              *
Brian Castledine                                      5,000(7)                5,000                0              *
Elia Crespo                                         225,000(7)(10)          100,000          125,000              *
Ernesto Crespo                                      355,000(7)(11)          355,000                0              *
J.E. Britt Dysart                                     5,000(7)                5,000                0              *
Enehune Resources Ltd.                                6,000(7)                6,000                0              *
George German                                        10,000(7)               10,000                0              *
Randy Gillies                                        44,000(7)               44,000                0              *
Roger S. Glassco                                     10,000(7)               10,000                0              *
Grafmar Ltd.                                         20,000(7)               20,000                0              *
Griffis International Limited                     1,244,977(7)(12)        1,020,000          224,997              1.17%
Elizabeth D. Griffis                                 30,000(7)(13)           30,000                0              *
John Griffis                                         40,000(7)(14)           40,000                0              *
R.J. Griffis                                         30,000(7)(15)           30,000                0              *
Scott Griffis                                        40,000(7)(16)           40,000                0              *
Susan Griffis                                        40,000(7)(17)           40,000                0              *
W.J. Griffis                                          5,000(7)(18)            5,000                0              *
Scott Grim                                          375,000(7)(37)          100,000          275,000              1.42%
Michael Gruber                                      520,000(7)(19)          270,000          250,000              1.30%
Rob Hannah                                            5,000(7)                5,000                0              *
Steve Headford                                      200,000(7)              200,000                0              *

                                                                                               Shares Beneficially
                                                                                              Owned After Offering
                                                                                              --------------------

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                       Ownership(1)         Offered Hereby         Ownership        of Class
-------------------------                       ------------         --------------         ---------        --------

James Hines                                         980,000(7)(20)          630,000          350,000              1.80%
Jerry Hook                                           30,000(7)               30,000                0              *
International Goldfields Limited                    531,000(7)              531,000                0              *
TREG Ventures, LLC                                  300,000(7)(21)          300,000                0              *
Adam Jeffrey                                         25,000(7)(22)           25,000                0              *
Clarke Jeffrey                                       50,000(7)(23)           50,000                0              *
David Jeffrey                                        25,000(7)(24)           25,000                0              *
Don Jeffrey                                       1,627,165(7)(25)          633,680          993,485              4.96%
Sarah Jeffrey                                        25,000(7)(26)           25,000                0              *
Alex Lambert                                         20,000(7)               20,000                0              *
David Lambert                                        20,000(7)               20,000                0              *
Librion Group Inc.                                  425,000(7)              425,000                0              *
Living His Way Ltd.                                 145,000(7)              145,000                0              *
Bill Love                                            28,347(7)(38)           18,000           10,347              *
Merle MacTavish                                      20,000(7)               20,000                0              *
Robyn McCullough                                      5,000(7)                5,000                0              *
Melbourne Investments Ltd.                          250,000(7)              250,000                0              *
Jason Merrill                                        25,000(7)               25,000                0              *
Pam Merrill                                         300,000(7)              300,000                0              *
Michael F. Mikuska                                   66,660(7)               66,660                0              *
Norm Moffat                                          10,000(7)               10,000                0              *
Mohawk Management Ltd.                               90,000(7)               90,000                0              *
Moran S.A.                                          130,000(7)              130,000                0              *
A.R. Deane Nesbitt                                   27,500(7)               27,500                0              *
O'Connor Revocable Trust                              8,000(7)                8,000                0              *
Brian Paul                                           10,000(7)               10,000                0              *
J. Pfeffer                                           50,000(7)               50,000                0              *
Elizabeth Ptak                                       10,000(7)(27)            5,000            5,000              *
Garry F. Rasko and Terry Rasko                        6,000(7)                6,000                0              *
R. Roy                                               20,000(7)               20,000                0              *
John Rybinski                                         6,000(7)                6,000                0              *
Seine Finance S.A.                                   30,000(7)               30,000                0              *
George Shafran                                      350,000(7)(28)          250,000          100,000              *
Michael Sheehan                                     550,000(7)(29)          200,000          350,000              1.80%
Dan Skaling                                          28,347(7)(38)           18,000           10,347              *

                                                                                               Shares Beneficially
                                                                                              Owned After Offering
                                                                                              --------------------

                                                Amount and                                  Amount and
                                                 Nature of          Number of Shares        Nature of       Percentage
Name of Beneficial Holder                       Ownership(1)         Offered Hereby         Ownership        of Class
-------------------------                       ------------         --------------         ---------        --------

The Poretz Group                                     62,500(7)(30)           25,000           37,500              *
Dino Titaro                                          10,000(7)               10,000                0              *
Treetop Capital Inc.                                300,000(7)(31)          300,000                0              *
Robert W. Tretiak                                     3,330(7)                3,330                0              *
Edward Turner                                       470,607(7)(32)          180,000          290,607              1.50%
View Media International Corporation                322,103(7)(39)          200,000          122,103              *
Robert Wade                                          10,000(7)               10,000                0              *
Alexander (Sandy) Walsh                             500,000(7)(33)          300,000          200,000              1.04%
Watchman Capital Corp.                              200,000(7)(40)          200,000                0              *
Dennis Wood                                          20,000(7)               20,000                0              *
Juliana Yung                                          5,000(7)                5,000                0              *
Agnes Zarska                                          5,000(7)                5,000                0              *
Zipco Inc.                                          255,210(7)(41)          100,000          155,210              *

---------

*        Less than 1% of outstanding Common Stock.

(1) Based on 19,054,943 shares of Common Stock issued and outstanding as of December 22, 1999. Unless otherwise noted, we believe that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. Under the federal securities laws, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date hereof upon the conversion of convertible securities or the exercise of warrants or options. We have assumed for each person that any exercisable and convertible securities that are held by that person (but not those held by any other person) and that are exercisable or convertible within 60 days from the date hereof have been exercised or converted and that after the offering, all underlying shares set forth under "Number of Shares Offered Hereby" have been sold. Except where noted, none of the selling stockholders has had any position, office or other material relationship with the Company other than as a shareholder during the past three years.

(2) Consists of 70,000 shares of Common Stock held by St. Andrews Properties Limited directly, and 200,000 held indirectly through Treetop Capital, Inc. Treetop Capital, Inc. currently intends to distribute the shares of the Company which it holds to its shareholders in the near future.

(3) Mr. Spindler is a partner in the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Company's counsel in the preparation of this Registration Statement.

(4) Mr. Frome is a partner in the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Company's counsel in the preparation of this Registration Statement.

(5)      Mr. Shafran is a director of the Company.

(6)      Mr. Shafran is the son of George Shafran, a director of the Company.

(7) This shareholder holds shares in Treetop Capital Inc., which in turn holds shares of the Company. Treetop Capital Inc. currently intends to distribute the shares of InfoCast Corporation which it holds to its shareholders in the near future.

(8) Thompson Kernaghan & Co. Limited is a financial investment consulting firm retained by the Company.

(9) Mr. Bester is Chief Information Officer of Homebase Work Solutions, a wholly owned subsidiary of the Company.

(10)     Ms. Crespo is the Assistant Secretary of the Company.

(11)     Mr.  Crespo  is the  father  of Ms.  Crespo,  the  Company's  Assistant
         Secretary.

(12) Griffis International Limited is an entity affiliated with and controlled by A. Thomas Griffis, the Company's Co-Chairman of the Board. Includes 124,997 exchangeable shares of InfoCast Canada Corporation exchangeable into Common Stock of the Company. Also includes 100,000 options exercisable for Common Stock of the Company granted to A. Thomas Griffis under the Company's 1998 Stock Option Plan.

(13) Ms. Griffis is the wife of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(14) Mr. Griffis is the son of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(15) Mr. Griffis is the brother of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(16) Mr. Griffis is the son of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(17) Ms. Griffis is the daughter of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(18) Mr. Griffis is the cousin of A. Thomas Griffis, the Company's Co-Chairman of the Board.

(19)     Mr. Gruber is an employee of the Company.

(20)     Mr. Hines is an Executive Vice President and Director of the Company.

(21)     TREG  Ventures,  LLC is 100%  owned  by  Karen  Irwin,  the wife of Mr.
         Stephen Irwin. Mr. Irwin is of counsel at Olshan Grundman Frome Rosenzweig & Wolosky LLP, the Company's counsel in the preparation of this Registration Statement. Mr. Irwin disclaims beneficial ownership of these shares.

(22)     Mr. Jeffrey is the son of Don Jeffrey.

(23)     Mr. Jeffrey is the father of Don Jeffrey.

(24)     Mr. Jeffrey is the son of Don Jeffrey.

(25) Mr. Jeffrey is deemed to own more than 10% of the Company's issued and outstanding Common Stock.

(26)     Ms. Jeffrey is the daughter of Don Jeffrey.

(27)     Ms. Ptak is an employee of the Company.

(28)     Mr. Shafran is a director of the Company.

(29) Mr. Sheehan is Executive Vice President, Virtual Call Center, and a director of the Company.

(30) The Poretz Group is an investor relations consulting firm retained by the Company.

(31) Treetop Capital Inc. holds 9,000,000 shares of the Company's Common Stock, which it plans to distribute in the near future to its shareholders.

(32)     Mr.  Turner  is  the  Company's  Senior  Vice  President  for  Business
         Development.

(33)     Mr. Walsh is the Company's Chief Technology Officer.

(34) Includes 28,600 exchangeable shares of InfoCast Canada Corporation exchangeable into the Company's Common Stock.

(35) Mr. Kolster is the owner and an employee of OY C&M Capital AB. The Company paid fees to OY C&M Capital AB. related to a private placement of the Company's Common Stock completed between July and December 1999.

(36) Includes 289,742 exchangeable shares of InfoCast Canada Corporation exchangeable into the Company's Common Stock.

(37) Includes 25,000 exchangeable shares of InfoCast Canada Corporation exchangeable into the Company's Common Stock.

(38) Includes 10,347 exchangeable shares of InfoCast Canada Corporation exchangeable into the Company's Common Stock.

(39)     View Media  International  Corporation  is a company  controlled by Don
         Jeffrey.

(40)     Watchman Capital Corp.  is a company controlled by Don Jeffrey.

(41)     Don Jeffrey is a shareholder of Zipco Inc.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, as amended, and the Amended and Restated Bylaws that are referenced as exhibits to this Registration Statement and by provisions of applicable law.

COMMON STOCK

         We are presently authorized to issue up to 100,000,000 shares of Common Stock, $.001 par value per share. As of December 22, 1999, there were 19,054,943 shares of Common Stock outstanding, not including 4,816,393 shares of InfoCast Canada Corporation exchangeable on a one-for-one basis for shares of our Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of InfoCast Corporation, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


PREFERRED STOCK

         We are presently authorized to issue up to 100,000,000 shares of preferred stock, $.001 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our Board of Directors may determine. Such preferred stock may be issued without action by stockholders. No shares of preferred stock are currently outstanding. However, any future issuance of preferred stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third-party, thereby preserving control of InfoCast Corporation by its present owners.


OPTIONS AND WARRANTS

         There are currently outstanding options to purchase 2,075,000 shares of Common Stock at an exercise price of $1.00 per share, options and warrants to purchase an additional 2,355,000 shares of Common Stock at an exercise price of $7.00 per share, options to purchase an additional 375,000 shares of Common Stock at an exercise price of $7.05 per share, options to purchase an additional 60,000 shares of Common Stock at any exercise price of $8.25 per share and warrants to purchase an additional 12,500 shares of Common Stock at an exercise price of $8.75 per share.


TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our Common Stock is Corporate Stock Transfer, Denver, Colorado.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to immaterial levels of market risks with respect to changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. To the extent that we consummate financings outside of Canada, we receive proceed in currency other than the Canadian dollar. Most of our operating expenses are incurred in Canadian dollars. Thus, our results of operations will tend to be adversely affected if there is a strong Canadian dollar. We do not enter into derivatives or other financial instruments for trading or speculative purposes, nor do we enter into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates.

                              PLAN OF DISTRIBUTION

         This Prospectus covers 12,452,336 shares of the Company's Common Stock. All of the Common Stock offered hereby is being sold by the Selling Shareholders. Certain of the securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Common Stock by the Selling Shareholders.

         The distribution of the Common Stock by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Common Stock offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Common Stock in connection therewith.

         From time to time the  Selling  Shareholders  may pledge  their  Common
Stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the Common Stock.

         Such transactions may be effected by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with them in the distribution of the Common Stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Common Stock may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Shareholders.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Common Stock. Sales of such shares may have an adverse effect on the market price of the Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Common Stock, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

         This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Shareholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.


                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP own shares of Common Stock of the Company and/or own options to purchase shares of Common Stock of the Company. TREG Ventures, LLC owns 300,000 shares of Common Stock of the Company indirectly through its shareholdings in Treetop Capital, Inc. TREG Ventures, LLC is 100% owned by Karen Irwin, the wife of Stephen Irwin. Mr. Irwin is of counsel to Olshan Grundman Frome Rosenzweig & Wolosky LLP.


                                     EXPERTS

         The consolidated financial statements of InfoCast Corporation as of March 31, 1999, December 31, 1998 and December 31, 1997 and for the three-month period ended March 31, 1999, the year ended December 31, 1998, the 156-day period ended December 31, 1997 and the period from July 29, 1997 to March 31, 1999, and the financial statements of Homebase Work Solutions Ltd. as of March 31, 1999 and December 31, 1998 and for the three-month period ended March 31, 1999 and the 101-day period ended December 31, 1998 included in this prospectus have been included in reliance upon the reports of Ernst & Young, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Ernst & Young LLP were appointed auditors of InfoCast Corporation on February 8, 1999 and have audited the consolidated financial statements of Virtual Performance Systems since its inception on July 29, 1997 to March 31, 1999. Prior to January 29, 1999, Jackson & Rhodes P.C. were the auditors for InfoCast Corporation , formerly Grant Reserve Corporation ("InfoCast" or the "Company"). Pursuant to a share purchase agreement dated January 29, 1999, the shareholders of Virtual Performance Systems sold their 100% interest in Virtual Performance Systems to InfoCast in consideration for 1,500,000 exchangeable shares of InfoCast Canada, a wholly-owned subsidiary of InfoCast. The InfoCast Canada shares are exchangeable into shares of Common Stock of InfoCast for no additional consideration. In addition, the shareholders of Virtual Performance Systems also purchased a further 9,000,000 shares of Common Stock InfoCast from InfoCast's former controlling shareholder, Sheridan Reserve Incorporated, in consideration for a nominal cash amount. As a result of these two transactions, the shareholders of Virtual Performance Systems effectively acquired 10,500,000 shares of Common Stock of InfoCast, which represents a controlling interest of approximately 70% (60% excluding the exchangeable shares). This transaction was considered an acquisition of InfoCast (the accounting subsidiary/legal parent) by Virtual Performance Systems (the accounting parent/legal subsidiary) and was accounted for as a purchase of the net assets of InfoCast by Virtual Performance Systems because InfoCast had no business operations or operating assets at the time of acquisition. The consolidated financial statements of the Company are issued under the name of InfoCast, but are a continuation of the financial statements of the accounting acquirer, Virtual Performance Systems. Ernst & Young LLP, therefore, continue as auditors for the Company.

         The Company believes, and has been advised by Jackson & Rhodes P.C. that it concurs in such belief, that, during the year ended December 31, 1997 and subsequent thereto, InfoCast and Jackson & Rhodes P.C. did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Jackson & Rhodes P.C., would have caused it to make reference in connection with its report on InfoCast's financial statements to the subject matter of the disagreement.

         No report of Jackson & Rhodes P.C. on InfoCast's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act of 1933, as amended.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Neither the Company's Certificate of Incorporation, as amended, nor its Amended and Restated Bylaws provide for the indemnification of its officers and directors. Under Nevada's General Corporation Law, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company (such as a shareholder derivative suit), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may extend to expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonable incurred by such person in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the Company or for amounts paid in settlement to the Company, unless the court in which the action or suit was brought, or another court of competent jurisdiction, determines that in view of all the circumstances, the person is fairly and reasonably entitled to be indemnified for such expenses.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any officer, director, employee or other agent.

         The Company is in the process of purchasing Directors and Officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page

INFOCAST CORPORATION, formerly Virtual Performance Systems Inc., a development stage company

Report of Independent Certified Public Accountants............................................................F-4

Consolidated Balance Sheets as of March 31, 1999, December 31, 1998 and 1997..................................F-5

Consolidated  Statements  of  Operations  and  Comprehensive  Loss for the three months ended March 31, 1999 and 1998, the year ended December 31, 1998, the period from July 29, 1997 (inception) to December 31, 1997 and the period from July 29, 1997 (inception) to March 31, 1999.........................................................F-6

Consolidated  Statements of Cash Flows for the three months ended March 31, 1999 and 1998,  the year ended  December 31, 1998, the period from July 29, 1997
     (inception)  to  December  31,  1997 and the  period  from  July  29,  1997
     (inception) to March 31, 1999............................................................................F-7

Consolidated Statements of Changes in Stockholders' Equity as of December 31,
     1997 and 1998 and March 31, 1999.........................................................................F-8

Notes to Consolidated Financial Statements....................................................................F-9

Consolidated Balance Sheet as of September 30, 1999 (unaudited)...............................................F-24

Consolidated Statements of Operations and Comprehensive Loss for
     the six months ended September 30, 1999 and 1998 and for
     the period from July 27, 1997(inception) to September 30, 1999 (unaudited)...............................F-25

Consolidated Statements of Cash Flow for the six months ended September 30, 1999 and 1998 and for the period from July 27, 1997 (inception) to
     September 30,1999 (unaudited)............................................................................F-26

Consolidated Statements of Changes in Stockholders' Equity as of March 31, 1999
     and September 30, 1999 (unaudited).......................................................................F-27

Notes to Consolidated Financial Statements....................................................................F-28


HOMEBASE WORK SOLUTIONS LTD.

Report of Independent Certified Accountants....................................................................F-37

Balance Sheets as at March 31, 1999 and December 31, 1998......................................................F-38

Statements of Loss and  Accumulated  Development  Stage  Deficits  for the three months ended March 31, 1999, the 101 day period ended December 31, 1998 and the period from September 22, 1998 (inception) to March 31, 1999......................................F-39

Statements of Cash Flows for the three months ended March 31, 1999,  the 101 day period ended December 31, 1998 and the period from September 22,
     1998 (inception) to March 31, 1999........................................................................F-40

Notes to Financial Statements..................................................................................F-41



INFOCAST CORPORATION PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation..........................................................................................F-49

Pro-Forma  Consolidated  Statement of Operations for the six-month  period ended
     September 30, 1999, the three-month period ended March 31, 1999 and the year ended December 31, 1998.............................................................................F-50

Pro-Forma Adjustments..........................................................................................F-53

                                AUDITORS' REPORT





To the Directors of
InfoCast Corporation

We have audited the consolidated balance sheets of InfoCast Corporation [formerly Virtual Performance Systems Inc.] [a development stage company] as of March 31, 1999, December 31, 1998 and December 31, 1997 and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders' equity for the three month period ended March 31, 1999, the year ended December 31, 1998, the 156 day period ended December 31, 1997 and the period from July 29, 1997 to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InfoCast Corporation as of March 31, 1999, December 31, 1998 and December 31, 1997 and the consolidated results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States.



Toronto, Canada,
April 21, 1999 [except for Note 9[b] which is as of      /s/ Ernst & Young LLP
May 13, 1999 and Note 9[d] which is as of                Chartered Accountants
October 27, 1999].

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                           CONSOLIDATED BALANCE SHEETS
                            [U.S. dollars, U.S. GAAP]



                                                                         As of                  As of                    As of
                                                                       March 31,            December 31,             December 31,
                                                                         1999                   1998                     1997
                                                                           $                      $                        $
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current
Cash and cash equivalents                                              3,092,445                     25,595                     301
Accounts receivable                                                       19,416                      9,693                  16,286
Due from InfoCast Corporation [the acquired
   entity] [note 5]                                                           --                     25,020                      --
Due from Applied Courseware Technology
   (A.C.T.) Inc. [note 9[d]]                                             139,299                         --                      --
Due from Homebase Work Solutions Ltd.
   [note 9[b]]                                                            99,529                         --                      --
Prepaid expenses and refundable deposits                                  21,404                     15,225                      38
------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                   3,372,093                     75,533                  16,625
------------------------------------------------------------------------------------------------------------------------------------
Capital assets, net [note 4]                                             107,392                     18,908                  11,954
Distribution rights deposit [note 9[c]]                                  500,000                         --                      --
Intellectual property, net [note 3]                                       45,591                     49,026                      25
------------------------------------------------------------------------------------------------------------------------------------
                                                                       4,025,076                    143,467                  28,604
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current
Accounts payable and accrued liabilities                                 354,694                    117,109                  13,518
Note payable to InfoCast Corporation [the acquired
   entity] [note 5]                                                           --                    250,000                      --
Due to directors, officers and stockholders [note 6]                     177,270                    273,025                 109,545
------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                531,964                    640,134                 123,063
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies [notes 9 and 11]

Stockholders' equity (deficiency)
Common stock [100,000,000 authorized and
18,172,333 issued and outstanding] [note 7]                               16,672                         --                      --
Additional paid-in-capital [note 7]                                   16,925,017                      2,443                      70
Deferred compensation [note 7]                                        (9,858,932)                        --                      --
Accumulated other comprehensive loss                                      14,309                     20,923                   1,632
Accumulated development stage deficit                                 (3,603,954)                  (520,033)                (96,161)
------------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity (deficiency)                                3,493,112                   (496,667)                (94,459)
------------------------------------------------------------------------------------------------------------------------------------
                                                                       4,025,076                    143,467                  28,604
------------------------------------------------------------------------------------------------------------------------------------

                             See accompanying notes

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                            [U.S. dollars, U.S. GAAP]


                                                                                                        Period from    Cumulative
                                                Three months       Three months                        July 29, 1997     from
                                                    ended              ended       Year ended         [inception] to   inception to
                                                  March 31,          March 31,     December 31,         December 31,    March 31,
                                                    1999               1998           1998                1997           1999
                                                      $                  $              $                   $              $
                                                                    [unaudited]

REVENUE
Consulting income [note 8]                                --             43,446         43,446            3,508           46,954
Interest income                                        4,478                 --             --               --            4,478
--------------------------------------------------------------------------------------------------------------------------------
                                                       4,478             43,446         43,446            3,508           51,432
--------------------------------------------------------------------------------------------------------------------------------

EXPENSES
General, administrative and selling                  635,334             42,494        375,302           47,954        1,058,590
Stock option compensation [note 7]                 2,256,938                 --             --               --        2,256,938
Research and development                             162,914             19,703         88,180           51,257          302,351
Interest and loan fees                                23,562                 --             --               --           23,562
Amortization                                           4,144                 --             --               --            4,144
Depreciation                                           5,507                870          3,836              458            9,801
--------------------------------------------------------------------------------------------------------------------------------
                                                   3,088,399             63,067        467,318           99,669        3,655,386
--------------------------------------------------------------------------------------------------------------------------------
Net loss for the period                           (3,083,921)           (19,621)      (423,872)         (96,161)      (3,603,954)

Translation adjustment                                (6,614)            (1,227)        19,291            1,632           14,309
--------------------------------------------------------------------------------------------------------------------------------
Comprehensive loss for the period                 (3,090,535)           (20,848)      (404,581)         (94,529)      (3,589,645)
--------------------------------------------------------------------------------------------------------------------------------

Weighted average number of shares outstanding     11,583,995                 41        768,301               41        2,198,607
--------------------------------------------------------------------------------------------------------------------------------

Basic and diluted loss per share                     $ (0.27)          $(478.56)        $(0.55)      $(2,345.40)          $(1.64)
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            [U.S. dollars, U.S. GAAP]

                                                                                                         Period from
                                                              Three months   Three months                 July 29,       Cumulative
                                                                 ended          ended      Year ended   [inception] to  inception to
                                                                March 31,      March 31,   December 31,  December 31,     March 31,
                                                                  1999          1998          1998          1997           1999
                                                                    $             $             $             $              $
------------------------------------------------------------------------------------------------------------------------------------
                                                                              [unaudited]
OPERATING ACTIVITIES
Net loss for the period                                       (3,083,921)      (19,621)     (423,872)    (96,161)       (3,603,954)
Add items not affecting cash
   Stock option compensation                                   2,256,938            --            --          --         2,256,938
   Common stock issued for services                               10,180            --            --          --            10,180
   Amortization                                                    4,144            --            --          --             4,144
   Depreciation                                                    5,507           870         3,836         458             9,801
------------------------------------------------------------------------------------------------------------------------------------
                                                                (807,152)      (18,751)     (420,036)    (95,703)       (1,322,891)
Changes in non-cash working capital balances
   Accounts receivable                                            (9,723)      (19,501)        6,593     (16,286)          (19,416)
   Prepaid expenses and refundable deposits                       (6,179)          (61)      (15,187)        (38)          (21,404)
   Accounts payable and accrued liabilities                      173,306        10,999       103,591      13,518           290,415
   Bank overdraft                                                     --         9,263            --          --                --
   Due from InfoCast Corporation [the acquired
   entity] prior to acquisition                                       --            --       (25,020)         --           (25,020)
------------------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                               (649,748)      (18,051)     (350,059)    (98,509)       (1,098,316)
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of capital assets                                       (93,659)         (325)      (11,644)    (12,412)         (117,715)
Distribution rights deposit                                     (500,000)           --            --          --          (500,000)
Due from Homebase Work Solutions Ltd.                            (99,529)           --            --          --           (99,529)
Due from Applied Courseware Technology (A.C.T.) Inc.            (139,299)           --            --          --          (139,299)
Acquisition of InfoCast Corporation                                   87            --            --          --                87
------------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                               (832,400)         (325)      (11,644)    (12,412)         (856,456)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase in note payable to InfoCast Corporation
[the acquired entity]                                                 --            --       250,000          --           250,000
Increase (decrease) in due to directors, officers
and stockholders                                                 (95,755)       19,346       114,476     109,545           128,266
Receipt of short-term unsecured loan                             400,000            --        70,000          --           470,000
Payment of short-term unsecured loan                            (400,000)           --       (70,000)         --          (470,000)
Cash advance from InfoCast Corporation
[the acquired entity] prior to acquisition                       146,900            --            --          --           146,900
Cash proceeds from issuance of share capital, net              4,505,508            --         2,373          45         4,507,926
------------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                          4,556,653        19,346       366,849     109,590         5,033,092
------------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash during the period              3,074,505           970         5,146      (1,331)        3,078,320
Effect of foreign exchange rate changes on cash balances          (7,655)       (1,271)       20,148       1,632            14,125
Cash and cash equivalents,  beginning of period                   25,595           301           301          --                --
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                       3,092,445            --        25,595         301         3,092,445
------------------------------------------------------------------------------------------------------------------------------------

Supplemental cash flow  information
Interest and lending fees paid during the period                  23,562            --            --          --            23,562
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                      [U.S. dollars, U.S. GAAP]


                                                                                                      Accumulated
                                                                               Accumulated                other         Additional
                                                                   Common      development            comprehensive       paid-in
                                                                   shares      stage deficit               loss            capital
                                                                      #            $                       $                $
-----------------------------------------------------------------------------------------------------------------------------------

Deemed common shares issued for intellectual properties
[note 1[b]]                                                             14             --                   --                  25
Deemed common shares issued for cash [note 1[b]]                        27             --                   --                  45
Net loss for the period                                                 --        (96,161)                  --                  --
Translation adjustment                                                  --             --                1,632                  --
-----------------------------------------------------------------------------------------------------------------------------------
Deemed outstanding as of December 31, 1997                              41        (96,161)               1,632                  70
Deemed common shares issued for cash [note 1[b]]                 1,499,959             --                   --               2,373
Net loss for the period                                                 --       (423,872)                  --                  --
Translation adjustment                                                  --             --               19,291                  --
-----------------------------------------------------------------------------------------------------------------------------------
Deemed outstanding as of December 31, 1998                       1,500,000       (520,033)              20,923               2,443
Acquisition of InfoCast by VPS [note 1[b]]                      13,580,000             --                   --             294,108
Common shares issued for cash                                    3,032,333             --                   --           4,545,468
Share issuance costs                                                    --             --                   --             (42,992)
Common shares issued for consulting services                        60,000             --                   --             337,740
Granting of stock options                                               --             --                   --          11,788,250
Amortization of deferred compensation                                   --             --                   --                  --
Net loss for the period                                                 --     (3,083,921)                  --                  --
Translation adjustment                                                  --             --               (6,614)                 --
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as of March 31, 1999                                18,172,333     (3,603,954)              14,309          16,925,017
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Common stock             Total
                                                                   Deferred              issued and          stockholders'
                                                                 compensation            outstanding            equity
                                                                       $                      $                    $
---------------------------------------------------------------------------------------------------------------------------

Deemed common shares issued for intellectual properties
[note 1[b]]                                                                --                 --                  25
Deemed common shares issued for cash [note 1[b]]                           --                 --                  45
Net loss for the period                                                    --                 --             (96,161)
Translation adjustment                                                     --                 --               1,632
---------------------------------------------------------------------------------------------------------------------------
Deemed outstanding as of December 31, 1997                                 --                 --             (94,459)
Deemed common shares issued for cash [note 1[b]]                           --                 --               2,373
Net loss for the period                                                    --                 --            (423,872)
Translation adjustment                                                     --                 --              19,291
---------------------------------------------------------------------------------------------------------------------------
Deemed outstanding as of December 31, 1998                                 --                 --            (496,667)
Acquisition of InfoCast by VPS [note 1[b]]                                 --             13,580             307,688
Common shares issued for cash                                              --              3,032           4,548,500
Share issuance costs                                                       --                 --             (42,992)
Common shares issued for consulting services                         (337,800)                60                  --
Granting of stock options                                         (11,788,250)                --                  --
Amortization of deferred compensation                               2,267,118                 --           2,267,118
Net loss for the period                                                    --                 --          (3,083,921)
Translation adjustment                                                     --                 --              (6,614)
---------------------------------------------------------------------------------------------------------------------------
Outstanding as of March 31, 1999                                   (9,858,932)            16,672           3,493,112
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999

1. BASIS OF ACCOUNTING

[a] Nature of operations and continuing entity


These consolidated financial statements are the continuing financial statements of Virtual Performance Systems Inc. ["VPS"] [a development stage company], an Ontario corporation which was incorporated on July 29, 1997. VPS has a 100% interest in Cheltenham Technologies Corporation ["Cheltenham Technologies"], an Ontario corporation, and Cheltenham Interactive Corporation ["Cheltenham Interactive"], an inactive Ontario corporation. Cheltenham Technologies has a 100% interest in Cheltenham Technologies (Bermuda) Corporation ["Cheltenham Bermuda"], a Barbados corporation which owns certain intellectual properties. On January 29, 1999, VPS acquired the net assets of InfoCast Corporation [formerly Grant Reserve Corporation] ["InfoCast"], a United States non-operating company traded on the NASDAQ OTC Bulletin Board which had a 100% interest in InfoCast Canada Corporation ["InfoCast Canada"]. After the acquisition, the accounting entity continued under the name of InfoCast Corporation [note 1[b]].


InfoCast, InfoCast Canada, VPS, Cheltenham Technologies, Cheltenham Interactive and Cheltenham Bermuda are collectively referred to as the "Company". The
Company is a development stage technology company engaged in the research and development of information delivery technologies.

The functional currency of VPS, Cheltenham Technologies, Cheltenham Interactive, Cheltenham Bermuda and InfoCast Canada is the Canadian dollar. However, for reporting purposes, the Company has adopted the United States dollar as its reporting currency. Accordingly, the Canadian dollar balance sheets of these companies have been translated into United States dollars at the rates of exchange at the respective period ends, while transactions during the periods and share capital amounts have been translated at the weighted average rates of exchange for the respective periods and the exchange rate at the date of the transaction, respectively. Gains and losses arising from these translation adjustments are included in comprehensive loss.

[b] Reverse acquisition of InfoCast Corporation

Pursuant to a share purchase agreement dated January 29, 1999, the shareholders of VPS sold their 100% interest in VPS to InfoCast in consideration for 1,500,000 exchangeable shares of InfoCast Canada, a wholly-owned subsidiary of InfoCast. The InfoCast Canada exchangeable shares are convertible into common shares of InfoCast at no additional consideration. In addition, the shareholders of VPS also purchased a further 9 million common shares of InfoCast from InfoCast's former controlling shareholder, Sheridan Reserve Incorporated, in consideration for a nominal cash amount. As a result of these two transactions, the shareholders of VPS effectively acquired 10,500,000 common shares of InfoCast which represents a controlling interest of approximately

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999

70% [60% excluding the exchangeable shares]. This transaction is considered an acquisition of InfoCast [the accounting subsidiary/legal parent] by VPS [the accounting parent/legal subsidiary] and has been accounted for as a purchase of the net assets of InfoCast by VPS in these consolidated financial statements because InfoCast had no business operations or operating assets at the time of the acquisition.

These consolidated financial statements are issued under the name of InfoCast, but are a continuation of the financial statements of the accounting acquirer, VPS. VPS's assets and liabilities are included in the consolidated financial statements at their historical carrying amounts. Figures presented to January 29, 1999 are those of VPS. For purposes of the acquisition, the fair value of the net assets of InfoCast of $307,688 is ascribed to the 13,580,000 previously outstanding common shares of InfoCast deemed to be issued in the acquisition as follows:

                                                                              $
--------------------------------------------------------------------------------

Cash                                                                         87
Note receivable from VPS                                                396,900
Payable to VPS                                                          (25,020)
Accounts payable                                                        (64,279)
--------------------------------------------------------------------------------
Purchase price                                                          307,688
--------------------------------------------------------------------------------

Prior to the acquisition on January 29, 1999, the deemed number of outstanding shares of InfoCast is equal to the 1,500,000 exchangeable shares of InfoCast Canada that were issued to the shareholders of VPS in the acquisition. These shares have been allocated to the changes in the combined issued and outstanding and additional paid-in-capital common stock of VPS to January 29, 1999 as follows:

                                                    Deemed
                                                InfoCast shares              VPS shares          Amount
                                                       #                          #                 $
----------------------------------------------------------------------------------------------------------

Issued for intellectual properties [note 3]                14                         35                25
Issued for cash                                            27                         65                45
----------------------------------------------------------------------------------------------------------
Outstanding as of December 31, 1997                        41                        100                70
Issued for cash                                     1,499,959                  3,624,000             2,373
----------------------------------------------------------------------------------------------------------
Outstanding as of December 31, 1998
   and January 29, 1999 prior to acquisition        1,500,000                  3,624,100             2,443
----------------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999



The combined issued and outstanding and additional paid-in-capital common stock of the continuing consolidated entity as of January 29, 1999 is computed as follows:


                                                                                    $
---------------------------------------------------------------------------------------

Existing share capital of VPS as of January 29, 1999 prior to acquisition         2,443
Ascribed value of the acquired common shares of InfoCast                        307,688
---------------------------------------------------------------------------------------
Share capital of InfoCast [formerly VPS] as of January 29, 1999                 310,131
---------------------------------------------------------------------------------------

The number of outstanding shares of InfoCast [formerly VPS] as of January 29, 1999 is computed as follows:

                                                                   Number
                                                                  of shares
--------------------------------------------------------------------------------

Deemed share capital of InfoCast [formerly VPS] as of
   January 29, 1999 prior to acquisition                            1,500,000
Shares of InfoCast deemed issued by VPS                            13,580,000
--------------------------------------------------------------------------------
Shares of InfoCast [formerly VPS] as of January 29, 1999           15,080,000
--------------------------------------------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's significant accounting policies are summarized as follows:

Principles of consolidation

These consolidated financial statements include the accounts of InfoCast and its
subsidiaries,   all  of  which  are  wholly-owned.   Intercompany  accounts  and
transactions have been eliminated upon consolidation.

Cash and cash equivalents

Cash and cash equivalents represent cash and short-term investments with a maturity date of less than three months when acquired.

Change in year end

The Company changed its year end to March 31 from December 31.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999

Capital assets


Capital assets are recorded at cost less accumulated depreciation. If it is determined that a capital asset is not recoverable over its estimated useful life, the capital asset will be written down to its fair value. Maintenance and repairs are charged to expenses as incurred. Gains and losses on the disposition of capital assets are included in income. Depreciation is provided on a declining balance basis using the following annual rates:


Computer equipment                                          30%
Office equipment                                            20%
Leasehold improvements                                      20%

Intellectual property


Acquired intellectual property is recorded at cost and represents proprietary rights to certain information delivery technologies. The capitalized costs of the intellectual property is amortized on a straight-line basis over its estimated useful life of 3 years. If it is determined that an investment in intellectual property is not recoverable over its estimated useful life, the intellectual property will be written down to its fair value.

Distribution rights

Acquired distribution rights are recorded at cost and represent rights to the distribution of certain distance learning products. The capitalized costs of the distribution rights will be amortized each period, commencing when electronically converted products are available for license, at the greater of
i) the amount calculated based on the straight-line method over the estimated useful life of 5 years or ii) the amount calculated based on the ratio of current gross revenues received from the licensing of the electronically converted products over the sum of the current and future gross revenues anticipated to be received by licensing the electronically converted products. [note 9[c]]. If it is determined that investment in distribution rights is not recoverable from estimated sales, the distribution rights will be written down to its fair value.


Revenue recognition

Revenue from consulting and programming services is recognized at the time such services are rendered.

Research and development

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Research costs are expensed as incurred.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999



Foreign currency measurement


In preparing the Company's Canadian dollar functional currency financial statements, United States dollar monetary assets and liabilities are remeasured in the Company's Canadian dollar functional currency at the period end rate of exchange. The statements are then translated into the Company's United States dollar reporting currency. Transactions in foreign currency are remeasured at the dollar actual rates of exchange. Foreign currency remeasurement differences are included in general and administrative expenses.


Stock options

As permitted by FASB Statement No. 123 ["FASB 123"], "Accounting for Stock-Based Compensation," the Company has adopted the intrinsic value method of APB 25, "Accounting for Stock Issued to Employees" in respect of stock options granted to its employees and directors and FASB 123 in respect of stock options granted to its consultants. The measurement date of options granted to consultants will be the date the services are completed. For purposes of recognition of the cost of the options prior to the measurement date such options are measured at their then current fair value at each interim financial reporting date.

Income taxes

The Company follows the liability method of providing for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes."

Basic and diluted loss per common share

Per share amounts have been computed based on the weighted average number of common shares outstanding each period. The weighted average number of common shares outstanding prior to the acquisition on January 29, 1999 are based on the number of VPS common shares outstanding during that period.

InfoCast Canada's 1,500,000 exchangeable shares outstanding are deemed to be outstanding common shares of InfoCast for the purposes of the loss per share calculations and share continuity disclosures because the exchangeable shares are the economic equivalent of common shares of the Company.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


Use of estimates

Management uses estimates and assumptions in preparing consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Actual results could vary from the estimates that are used.

3. INTELLECTUAL PROPERTY


The Company executed a Memorandum of Agreement dated July 31, 1997, whereby the Company acquired certain intellectual property owned by an officer of the Company, in consideration for 35 VPS common shares issued at Cdn.$1 per share. The fair value of the intellectual property is $23 based on the fair value of the 35 VPS shares issued in consideration thereof. The fair value per share in respect of the 35 VPS common shares issued for the intellectual property is consistent with the cash proceeds received per share in respect of the other 65 VPS common shares issued during 1997. The intellectual property purchased pursuant to this agreement is completed technology and is related to electronic information delivery algorithms.

On November 17, 1998, the Company entered into a Purchase and Sale Agreement with Advanced Systems Computer Consultants Inc., a company owned by the officer of the Company noted above, pursuant to which the Company acquired certain additional intellectual property rights. The intellectual property purchased pursuant to this agreement is completed technology and relates to remote banking software. The Company purchased the intellectual property rights for consideration as follows:

[i] $49,735 [Cdn.$75,000] if the Company becomes a public corporation and has completed a minimum financing of $2,000,000; and

[ii] $215,000 [Cdn.$325,000] if the purchased remote banking software generates revenue.

The Company has accrued the first $49,735 installment in its accounts as the Company assessed the conditions requiring its payment to be probable when the agreement was executed.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


Acquired intellectual property consists of the following:

                                 March 31, 1999              December 31, 1998
                                                Net                                 Net
                                  Accumulated   book            Accumulated        book
                          Cost    amortization  value   Cost    amortization      value
                            $           $         $      $           $              $

Electronic information
  delivery algorithms       23          -         23      23         -              23
Remote banking software 49,712      4,144     45,568  49,003         -          49,003
                        49,735      4,144     45,591  49,026         -          49,026

                                                             December 31, 1997
                                                                                    Net
                                                                Accumulated        book
                                                        Cost    amortization      value
                                                         $           $              $

Electronic information
  delivery algorithms                                   25           -              25
                                                        25           -              25


4. CAPITAL ASSETS

Capital assets consist of the following:

                                                        March 31, 1999                                   December 31, 1998
                                            ----------------------------------------        ----------------------------------------
                                                                               Net                                              Net
                                                          Accumulated         book                        Accumulated          book
                                             Cost        depreciation         value          Cost        depreciation          value
                                               $               $                $              $               $                 $
------------------------------------------------------------------------------------------------------------------------------------

Computer equipment                           64,899            7,684          57,215         15,865            4,077          11,788
Office equipment                             49,220            1,887          47,333          7,180               60           7,120
Leasehold improvements                        2,979              135           2,844             --               --              --
------------------------------------------------------------------------------------------------------------------------------------
                                            117,098            9,706         107,392         23,045            4,137          18,908
------------------------------------------------------------------------------------------------------------------------------------
Computer equipment                                                                           12,405              451          11,954
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             12,405              451          11,954
------------------------------------------------------------------------------------------------------------------------------------

5.   NOTE  PAYABLE  TO  INFOCAST   CORPORATION  AND  AMOUNT  DUE  FROM  INFOCAST
     CORPORATION

InfoCast advanced $250,000 to VPS in December 1998 in contemplation of the acquisition [note 1[b]]. The advance was evidenced by a promissory note that is payable on demand and bears interest at 7%. Subsequent to December 31, 1998 and prior to the completion of the acquisition on January 29, 1999, InfoCast advanced an additional $146,900 to VPS on the same terms.

During December 1998, VPS incurred expenses of $25,020 on behalf of InfoCast. The amount was outstanding as of December 31, 1998, was non-interest bearing and was payable on demand.

These amounts were eliminated upon the acquisition of InfoCast by VPS on January 29, 1999 [note 1[b]].

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999




6. DUE TO DIRECTORS, OFFICERS AND STOCKHOLDERS

The amounts due to directors, officers and shareholders consist of the following:

                                                                         March 31,           December 31,             December 31,
                                                                            1999                 1998                    1997
                                                                              $                    $                       $
------------------------------------------------------------------------------------------------------------------------------------

View Media                                                                         383               109,269                 105,965
Advanced Systems Computer Consultants Inc.                                      65,420                64,125                   3,580
Griffis International Limited                                                   28,348                26,714                      --
Past officer of the Company                                                     44,001                43,280                      --
Current officers and directors of the Company                                   39,118                29,637                      --
------------------------------------------------------------------------------------------------------------------------------------
                                                                               177,270               273,025                 109,545
------------------------------------------------------------------------------------------------------------------------------------

The amounts are non-interest bearing and payable on demand. All of the amounts due to View Media and Cdn.$25,000 of the amount due to Griffis International Limited as of March 31, 1999 and December 31, 1998 relate to cash advances provided to the Company, while $49,710 [Cdn.$75,000] of the amount due to Advanced Systems Computer Consultants Inc. as of March 31, 1999 and December 31, 1998 relates to the intellectual property described in note 3. The balance relates to expenditures incurred and services performed on behalf of the Company.

During the three months ended March 31, 1999, the Company incurred expenses of nil [March 31, 1998 - $16,178; December 31, 1998 - $59,319; December 31, 1997 -
$42,119] for managerial and consulting services from Advanced Systems Computer Consultants Inc., nil [March 31, 1998 - nil; December 31, 1998 - $30,526; 1997 - nil] for consulting services provided by View Media and $26,981 [March 31, 1998
- nil; December 31, 1998 - $16,178; 1997 - nil] for consulting services provided by Griffis International Limited.

View Media is a company controlled by a stockholder and former director of the Company. Griffis International Limited is a company owned by a stockholder and the Chairman of the Company.

7. SHARE CAPITAL

Authorized

The Company has 100,000,000 preferred shares authorized at a par value of $0.001 per share and has 100,000,000 common shares authorized at a par value of $0.001 per share.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


Issued and outstanding common shares

The issued share capital subsequent to January 29, 1999 consists of the following:

                                                                                                      Common stock issued and
                                                                                                          outstanding and
                                                                                                    additional paid-in-capital
                                                                                                ------------------------------------
                                                                                                  Shares                      Amount
                                                                                                   #                            $
------------------------------------------------------------------------------------------------------------------------------------

Outstanding as of January 29, 1999 [note 1[b]]                                                15,080,000                    310,131
Private placement at $1.50 per share                                                           3,032,333                  4,548,500
Issuance of shares in consideration for consulting services                                       60,000                    337,800
Share issuance costs                                                                                  --                    (42,992)
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as of March 31, 1999                                                              18,172,333                  5,153,439
------------------------------------------------------------------------------------------------------------------------------------

Private placement

During March 1999, InfoCast completed the placement of 3,032,333 common shares at $1.50 per share. The gross proceeds of the issue were $4,548,500.

Issuance of shares in consideration for consulting services

Pursuant to an agreement dated March 22, 1999, the Company issued 60,000 common shares to a financial investment consulting firm in consideration for assistance in securing additional financing over the following year. The measurement date for these common shares will be March 22, 2000. For purposes of recognition of the cost of the common shares prior to the measurement date such common shares are measured at their then current fair value at each interim financial reporting date. As of March 31, 1999, the common shares have been valued at the $5.63 per share closing price on the agreement date of which $10,180 was charged to general and administrative expenses during the three month period ended March 31, 1999.

Stock options

As a condition of the acquisition [note 1], InfoCast adopted the 1998 Stock Option Plan as amended on January 29, 1999 pursuant to which 2,250,000 stock options were set aside to be granted to various individuals involved in the management of VPS, including 375,000 options granted to consultants. The options were granted on February 8, 1999, are exercisable at a price of $1.00 per share, expire three years from the date of grant and are subject to a vesting period of at least six months.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


As of April 19, 1999, 175,000 of the stock options had been cancelled due to the termination of certain individuals and the renegotiation of employment terms. The closing market price of the Company's common shares on the date of grant was $6.625 per share. Of the 2,075,000 remaining stock options, 775,000 will vest on August 8, 1999 and 1,300,000 will vest on February 8, 2000. These outstanding stock options have been valued at $11,788,250 of which $2,256,938 has been recognized as a stock option compensation expense, and of which the balance of $9,531,312 has been recorded as deferred compensation in stockholders' equity. The deferred compensation attributable to the 375,000 stock options granted to consultants was determined based on the fair value of the options at the date of grant, $5.87 per option, and will be adjusted to the then current value at each interim financial reporting date and will be amortized to income over the vesting periods of the stock options. The deferred compensation in respect of the 1,700,000 stock options granted to employees and directors will be amortized to income over the remaining vesting periods of the options in accordance with the intrinsic value method.


A summary of the Company's share option activity is as follows:


                                                    Three Months Ended
                                                      March 31, 1999
                                               Number of     Weighted Average
                                                Options       Exercise Price
                                                       #                 $

Outstanding as of January 1, 1999                        -             -
Granted                                          2,250,000          1.00
Exercised                                                -             -
Forfeited                                                -             -
Cancelled                                         (175,000)         1.00
Outstanding as of March 31, 1999                 2,075,000          1.00
Exercisable as of March 31, 1999                         -             -


If the Company had been following FASB 123 in respect of stock options granted to its employees and directors, the Company would have recorded a higher stock option compensation expense for the three month period ended March 31, 1999 of $69,556 and a higher deferred compensation as of March 31, 1999 of $322,434. This higher stock option compensation expense would result in a pro-forma net loss of $3,153,487 and a pro-forma basic and diluted loss per share of $0.27 in respect of the three month period ended March 31, 1999. The fair value of the stock options granted was $5.87 per option utilizing a Black-Scholes valuation model. The Company assumed an expected dividend rate of 0%, a three year option life, a risk free interest rate of 5.08% and an expected volatility factor of
0.838 in respect of the valuation of the stock options in accordance with FASB 123.

The directors of the Company have approved a 1999 stock option plan under which an additional 2,000,000 stock options will be eligible for grant. The 1999 stock option plan is subject to stockholder approval.

8. DISCONTINUED REVENUE SOURCES

The Company recorded revenue of $43,446 during the year ended December 31, 1998 [March 31, 1998 - $43,446; December 31, 1997 - $3,508] mainly resulting from the provision of computer programming services to one customer. These services are no longer being provided by the Company to this customer.

As of March 31, 1999, nil [March 31, 1998 - nil; December 31, 1997 - $3,448] was
recorded as accounts receivable from this customer.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999

9. COMMITMENTS

[a] Lease commitments

The Company leased premises under non-cancellable operating leases which require future annual minimum lease payments as follows:

                                                                $
-------------------------------------------------------------------

1999                                                         60,428
2000                                                         52,238
2001                                                         35,072
2002                                                          5,874
2003                                                             --
-------------------------------------------------------------------
                                                            153,612
-------------------------------------------------------------------

The rental payments for the premises are exclusive of taxes and operating costs.

During the three month period ended March 31, 1999, the Company incurred rent expense of $38,682 [March 31, 1998 - $4,044; December 31, 1998 - $16,701;
December 31, 1997 - $5,711].

[b] Acquisition of Homebase Work Solutions Ltd.

Pursuant to a Letter of Intent dated December 14, 1998, between the Company and Homebase Work Solutions Ltd. ["Homebase"], the Company intended to purchase a
100% interest in Homebase in consideration for 2,100,000 common shares of the Company. The agreement was conditional upon regulatory approval and satisfactory due diligence. Homebase is a telework solution provider headquartered in Calgary, Alberta.

Pursuant to a share purchase agreement dated May 13, 1999, all of Homebase's outstanding common shares, first preferred series A shares, common share purchase warrants and penalty common share purchase warrants were acquired by the Company in consideration for 3,400,000 exchangeable shares of InfoCast Canada. The InfoCast Canada exchangeable shares are convertible into InfoCast common shares on a one-for-one basis at no additional consideration. The acquisition will be accounted for by the purchase method. The allocation of the purchase price has not yet been finalized.


As a condition of the closing of the share purchase agreement, the Company will pay $139,000 [Cdn. $210,000] to officers of Homebase and must pay an additional $139,000 [Cdn. $210,000] to the officers of Homebase if the Company completes a private placement financing for gross proceeds of at least

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


$1,000,000 or completes a letter of credit financing of at least $500,000. These amounts will be expensed after the closing.

On March 25, 1999, the Company advanced Cdn. $150,000 to Homebase in consideration for a promissory note bearing interest at prime plus 1%. The promissory note is payable on demand and is collateralized by a general security agreement. As of March 31, 1999, $99,529 has been recorded as an amount due from Homebase, including interest receivable of $105.

[c] Purchase of distribution rights


Pursuant to an agreement dated December 15, 1998, as amended by a letter agreement dated February 16, 1999, and an agreement dated March 12, 1999, between the Company and ITC Learning Corporation ["ITC"], the Company has the option to purchase from ITC perpetual distribution rights for certain distance learning products in consideration for $1,000,000 in respect of the first 150,000 user licenses and based on a shared revenue formula for user licenses in excess of 150,000. The first $500,000 of the initial $1,000,000 purchase price was paid during March 1999 and has been recorded as distribution rights deposit in the accounts of the Company. The Company must make the final payent of $500,000 by May 31, 1999 if the Company decides to continue with the agreement.


[d] Purchase of Applied Courseware Technology (A.C.T.) Inc.


Pursuant to a Letter of Intent dated February 10, 1999 between the Company and Applied Courseware Technology (A.C.T.) Inc. ["ACT"], the Company intends to purchase a 100% interest in ACT in consideration for [i] $185,600 [Cdn. $280,000] cash, [ii] 750,000 common shares of the Company, [iii] the assumption of long-term debt of ACT of approximately $464,000 [Cdn. $700,000] which the Company intends to renegotiate and [iv] the settlement by the Company of approximately $232,000 [Cdn. $350,000] of additional ACT debt. The transaction was subject to satisfactory due diligence.

Pursuant to subsequent negotiations, the $185,600 [Cdn. $280,000] cash component of the purchase price was revised to nil. The amount and terms of ACT's debt that was to be assumed by the Company upon its acquisition has not yet been determined.

In September 1999, the Company decided not to proceed with the acquisition of ACT.

During February and March 1999, the Company paid $92,794 [Cdn. $140,000] of the ACT debt in consideration for a note secured by a general security agreement subject to prior charges and made cash advances to ACT totalling $46,398 to fund certain development expenditures incurred on behalf of the Company. As of March 31, 1999, $139,299 has been recorded as an amount due from ACT, including interest receivable of $107. The realization of these loans are uncertain as a result of ACT's poor financial condition and the Company's decision to not proceed with the purchase of ACT.

ACT has indicated to the Company that ACT believes the Company's decision to not proceed with the acquisition is unlawful and that the Company has access to and possesses intellectual property belonging to ACT that the Company has no right to use or derive any benefit from. ACT has indicated that they expect to commence an action against the Company for damages.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999

[e] Marketing agreement

Pursuant to a consulting agreement and a news letter publicity agreement dated April 15, 1999, the Company will pay $6,000 per month plus expenses to a marketing consultant in consideration for national media consulting services over the one year term of the agreement and will pay $250,000 for the costs of the production and distribution of an investor newsletter featuring the Company.

[f]    CosmoCom, Inc.

Pursuant to a summary of terms and conditions for a definitive agreement between the Company and CosmoCom, Inc. dated April 1999, the Company intends to purchase licenses for CosmoCom, Inc.'s CosmoCall software. Under this summary, the Company placed an initial order for 300 licences for total consideration of $754,500, payable in four installments during 1999.

10. INCOME TAXES


As of March 31, 1999, the Company has accumulated non-capital losses of approximately Cdn.$1,000,000 [approximately $663,000] for Canadian income tax purposes which are available to reduce future years' taxable income. The future income tax benefits associated with these non-capital losses have not yet been recognized in the accounts. These non-capital losses will expire as follows:

                                                                        $
--------------------------------------------------------------------------

2003                                                                83,000
2004                                                               414,000
2005                                                               166,000
--------------------------------------------------------------------------
                                                                   663,000
--------------------------------------------------------------------------


The Company has recorded no United States current federal income tax expense or benefit. As of March 31, 1999, the Company has accumulated non-capital losses of approximately $600,000 for United States income tax purposes which are available to reduce future years' taxable income. The future income tax benefits associated with these non-capital losses have not yet been recognized in the accounts. These non-capital losses will expire as follows:

                                                                     $
------------------------------------------------------------------------

2018                                                             200,000
2019                                                             400,000
------------------------------------------------------------------------
                                                                 600,000
------------------------------------------------------------------------

The Company has a United States capital loss carryforward of approximately $65,000. This capital loss carryforward will expire, if not utilized, in 2003. A capital loss carryforward may only be used to reduce capital gains and cannot be applied against taxable ordinary income that might be earned by the Company.

A deferred tax asset has been established relating to the operating and capital loss carryforwards and the timing differences between the Company's tax and financial reporting basis. A valuation

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999


allowance equal to the entire amount of the deferred tax asset has been established due to the uncertainty of the future utilization of the operating and capital loss carryforwards. Following are the components of the Company's deferred tax asset balances:

                            March 31,          December 31,     December 31,
                              1999                 1998          1997
                                $                    $             $
----------------------------------------------------------------------------

Deferred tax asset             559,887           231,189         40,517
Valuation allowance           (559,887)         (231,189)       (40,517)
----------------------------------------------------------------------------
                                    --                --             --
----------------------------------------------------------------------------

11. CONTINGENCIES

Fair value of financial instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

The fair values of financial instruments classified as current assets or liabilities including cash and cash equivalents, accounts receivable, due from InfoCast [the acquired entity], due from ACT, due from Homebase, accounts payable and accrued liabilities, notes payable and due to directors, officers and stockholders as of March 31, 1999, March 31, 1998, December 31, 1998 and December 31, 1997 approximate the carrying values due to the short-term maturity of the instruments.

Concentration of credit risk

The Company invests its cash and cash equivalents primarily with a major Canadian chartered bank. Certain deposits, at times, are in excess of limits insured by the Canadian government.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                              NOTES TO CONSOLIDATED
                      FINANCIAL STATEMENTS [Information for
                     the three month period ended March 31,
                               1998 is unaudited]
             [U.S. dollars except where otherwise noted, U.S. GAAP]

March 31, 1999




Note receivable from Cherokee Mining Company Inc.

Pursuant to an agreement dated November 23, 1998 as amended April 20, 1999, and effective December 18, 1998, InfoCast [the acquired entity] sold its equity interest in its two subsidiaries, Gold King Mines Corporation ["Gold King"] and Madison Mining Corporation ["Madison Mining"] to Cherokee Mining Company Inc. ["Cherokee"], a company controlled by a former director of InfoCast, for [i] a non-interest bearing note of $600,000 due November 25, 1999 and [ii] the entitlement to 80% of the net proceeds received by Madison Mining and Gold King in excess of $681,175 from the sale of their mining properties and assets.


InfoCast did not record a value on the $600,000 note receivable because of the uncertainty of whether the management of Cherokee, Gold King and Madison Mining will be able to sell the capital assets of Gold King and Madison Mining for sufficient proceeds to enable the note to be repaid to InfoCast. As a result, VPS did not reflect the note in the purchase equation upon the acquisition of InfoCast [note 1[b]]. In the event that the note is repaid, the amount received will be credited to income.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.]  [a development stage company]

                           CONSOLIDATED BALANCE SHEET
                            [U.S.dollars, U.S. GAAP ]
                                                                     Unaudited

                                                                         As of
                                                            September 30, 1999
ASSETS
Current
Cash and cash equivalents                                            5,300,965
Accounts receivable                                                    142,093
Prepaid expenses and refundable deposits                               325,042
--------------------------------------------------------------------------------
Total current assets                                                 5,768,100
--------------------------------------------------------------------------------
Capital assets, net                                                  2,181,598
Goodwill, net                                                        5,397,009
Distribution  and licensing rights, net [note 3(b)]                  2,975,000
Intellectual property, net                                          16,753,736
Software license [note 3 (f)]                                          125,650
--------------------------------------------------------------------------------
                                                                    33,201,093
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY )
Current
Accounts payable and accrued liabilities                             1,067,741
Current portion of obligations under capital leases                    380,782
Due to directors, officers and stockholders                             33,279
--------------------------------------------------------------------------------
Total current liabilities                                            1,481,802
--------------------------------------------------------------------------------
Obligation  under capital lease                                        882,017
--------------------------------------------------------------------------------
Deferred income taxes                                                6,351,895
--------------------------------------------------------------------------------
Total  liabilities                                                   8,715,714
--------------------------------------------------------------------------------

Stocholders' equity (deficiency)
Common stock (100,000,000 authorized
     and 23,712,333 issued and outstanding)                             22,212
Additional paid-in capital                                          48,921,081
Deferred compensation                                               (5,151,232)
Warrants                                                               848,550
Accumulated other comprehensive loss                                    62,562
Accumulated development stage deficit                              (20,217,794)
--------------------------------------------------------------------------------
Total stockholders' equity (deficiency)                             24,485,379
--------------------------------------------------------------------------------
                                                                    33,201,093
--------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.]  [a development stage company]
           CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS
                            [U.S.dollars, U.S. GAAP ]

                                                                                               Unaudited

                                                   Six months          Six months        Cumulative from
                                                      ended               ended           inception to
                                               September 30, 1999  September 30, 1998  September 30, 1999
---------------------------------------------------------------------------------------------------------
REVENUE
Consulting income                                           -                  99              46,954
Interest income                                        58,464                   -              62,942
-----------------------------------------------------------------------------------------------------
                                                       58,464                  99             109,896
-----------------------------------------------------------------------------------------------------

EXPENSES
General, administrative and selling                 4,023,321              35,310           5,081,911
Stock option compensation                           9,506,548                   -          11,763,486
Research and development                            1,783,346              52,498           2,085,697
Interest and loan fees                                      -                   -              23,562
Amortization                                        1,863,286                   -           1,867,430
Depreciation                                           29,908               1,895              39,709
-----------------------------------------------------------------------------------------------------
                                                   17,206,409              89,703          20,861,795
-----------------------------------------------------------------------------------------------------
Net loss before income taxes                      (17,147,945)            (89,604)        (20,751,899)
Deferred income taxes                                (534,105)                  -            (534,105)
-----------------------------------------------------------------------------------------------------
Net loss for the period                           (16,613,840)            (89,604)        (20,217,794)

Translation adjustment                                 48,253              12,204              62,562
-----------------------------------------------------------------------------------------------------
Comprehensive loss for the period                 (16,565,587)            (77,400)        (20,155,232)
-----------------------------------------------------------------------------------------------------

Weighted average number of shares outstanding      21,305,895             788,848           6,711,775
-----------------------------------------------------------------------------------------------------

Basic and diluted loss per share                      $ (0.78)            $ (0.11)            $ (3.01)
-----------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.]  [a development stage company]
                                 CONSOLIDATED STATEMENTS OF CASH FLOW
                                      [U.S.dollars, U.S. GAAP ]

                                                                                                                    Unaudited

                                                                          Six months         Six months       Cumulative from
                                                                            ended               ended          inception to
                                                                      September 30, 1999  September 30, 1998  September 30, 1999

OPERATING ACTIVITIES
Net loss for the period                                                      (16,613,840)           (89,604)        (20,217,794)
Add (deduct) items not affecting cash
     Stock option compensation                                                 9,506,548                  -          11,763,486
     Common stock issued for services                                            254,149                  -             264,329
     Warrant issued for services                                                 595,083                  -             595,083
     Write-off in-process research & development                                  19,000                  -              19,000
     Write-off  ACT Loan                                                          98,685                  -              98,685
     Deferred income taxes                                                      (534,105)                 -            (534,105)
     Amortization                                                              1,863,286                  -           1,867,430
     Depreciation                                                                 29,908              1,833              39,709
-------------------------------------------------------------------------------------------------------------------------------
                                                                              (4,781,286)           (87,771)         (6,104,177)

Changes in non-cash working capital balances
     Accounts receivable                                                         (64,181)            34,904             (83,597)
     Prepaid expenses and refundable deposits                                   (302,171)              (231)           (323,575)
     Bank overdraft                                                                    -             (9,263)                  -
     Accounts payable and accrued liabilities                                    630,861             23,312             921,276
     Due from InfoCast [the acquired entity] prior to acquisition                      -                  -             (25,020)
-------------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                                             (4,516,777)           (39,049)         (5,615,093)
-------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES                                                                                                          -
     Purchase of capital assets                                                 (820,850)            (2,184)           (938,565)
     Purchase of intellectual property                                                 -            (48,979)                  -
     Distribution rights                                                      (2,475,000)                 -          (2,975,000)
     Purchase of software license                                               (125,650)                 -            (125,650)
     Due from Homebase Work Solutions Ltd.                                             -                  -             (99,529)
     Acquisition of Homebase Work Solutions Ltd.                                  50,667                  -              50,667
     Due from Applied Courseware Technology (A.C.T.) Inc.                              -                  -            (139,299)
     Acquisition of InfoCast Corporation                                               -                  -                  87
-------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                             (3,370,833)           (51,163)         (4,227,289)
-------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
     Increase in note payable to InfoCast [the acquired entiry]                        -                  -             250,000
     Increase (decrease)  in due to directors, officers and shareholders        (143,991)            76,830             (15,725)
     Receipt of short-term unsecured loan                                              -                  -             470,000
     Payment of short-term unsecured loan                                              -                  -            (470,000)
     Cash advance from InfoCast [the acquired entity] prior to acquisition             -                  -             146,900
     Cash Proceed from issuance of share capital , net                        10,202,084              2,363          14,710,010
                                                                                                                              -
-------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                         10,058,093             79,193          15,091,185
-------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease)  in cash during the period                             2,170,483            (11,019)          5,248,803
Effects of foreign exchange rates change on cash balances                         38,037             11,104              52,162
Cash & cash equivalents, beginning of period                                   3,092,445                  -                   -
-------------------------------------------------------------------------------------------------------------------------------
Cash & cash equivalents, end  of period                                        5,300,965                 85           5,300,965
-------------------------------------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.]  [a development stage company]

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                            [U.S. dollars, U.S. GAAP]

                                                                                                                          Unaudited

                                                                                Common Stock        Additional
                                                               Common            Issued and           Paid-in            Deferred
                                                               Shares           outstanding           Capital          Compensation
                                                                  #                  $                   $                   $
                                                            -----------------------------------------------------------------------

Outstanding as of March 31, 1999                              18,172,333         16,672          16,925,017          (9,858,932)
Deemed common shares issued for acquisition                    3,400,000          3,400          16,996,600                   -
   of Homebase Work Solutions
Common shares issued for cash                                  2,140,000          2,140          11,557,860                   -
Share issuance costs- cash                                             -              -          (1,357,926)                  -
Share issuance costs- warrants                                         -              -            (226,800)                  -
Warrants issued for consulting services                                -              -                   -             (76,002)
Adjustments resulting from revaluation of stock options                -              -           1,386,250             678,079
    granted to consultants in previous periods
Adjustments resulting from revaluation of common shares                -              -             164,700              (6,777)
    granted to consultants in previous periods
Adjustments resulting from revaluation of warrants                     -              -                   -             (95,750)
    granted to consultants in previous periods
Granting of stock options                                              -              -           3,475,380          (3,475,380)
Amortization of deferred compensation                                  -              -                   -           7,683,530
Net loss for the period                                                -              -                   -                   -
Translation adjustment                                                 -              -                   -                   -
-------------------------------------------------------------------------------------------------------------------------------
Outstanding as of September 30, 1999                          23,712,333         22,212          48,921,081          (5,151,232)
-------------------------------------------------------------------------------------------------------------------------------


                                                                               Accumulated
                                                                                   other          Accumulated            Total
                                                                               Comprehensive      development        Stockholders'
                                                              Warrants              loss         stage deficit          Equity
                                                                  $                  $                $                   $
                                                             ----------------------------------------------------------------------

Outstanding as of March 31, 1999                                     -          14,309          (3,603,954)          3,493,112
Deemed common shares issued for acquisition                          -               -                   -          17,000,000
   of Homebase Work Solutions                                        -               -                   -                   -
Common shares issued for cash                                        -               -                   -          11,560,000
Share issuance costs- cash                                           -               -                   -          (1,357,926)
Share issuance costs- warrants                                 226,800               -                   -                   -
Warrants issued for consulting services                        526,000               -                   -             449,998
Adjustments resulting from revaluation of stock options              -               -                   -           2,064,329
    granted to consultants in previous periods                       -               -                   -                   -
Adjustments resulting from revaluation of common shares              -               -                   -             157,923
    granted to consultants in previous periods                       -               -                   -                   -
Adjustments resulting from revaluation of warrants              95,750               -                   -                   -
    granted to consultants in previous periods                       -               -                   -                   -
Granting of stock options                                            -               -                   -                   -
Amortization of deferred compensation                                -               -                   -           7,683,530
Net loss for the period                                              -               -         (16,613,840)        (16,613,840)
Translation adjustment                                               -          48,253                   -              48,253
------------------------------------------------------------------------------------------------------------------------------
Outstanding as of September 30, 1999                           848,550          62,562         (20,217,794)         24,485,379
------------------------------------------------------------------------------------------------------------------------------

1. BASIS OF ACCOUNTING

Nature of operations and continuing entity

These consolidated financial statements are the continuing financial statements of Virtual Performance Systems Inc. ["VPS"] [a development stage company], an Ontario corporation which was incorporated on July 29, 1997. VPS had a 100% interest in, and subsequently amalgamated with, Cheltenham Technologies Corporation, an Ontario corporation. VPS has a 100% interest in Cheltenham Interactive Corporation ["Cheltenham Interactive"], an inactive Ontario corporation, and Cheltenham Technologies (Bermuda) Corporation ["Cheltenham Bermuda"], a Barbados corporation which owns certain intellectual properties. On January 29, 1999, VPS acquired the net assets of InfoCast Corporation [formerly Grant Reserve Corporation] ["InfoCast"], a United States non-operating company traded on the NASDAQ OTC Bulletin Board which had a 100% interest in InfoCast Canada Corporation ["InfoCast Canada"]. After the acquisition, the accounting entity continued under the name of InfoCast Corporation.

InfoCast, InfoCast Canada, VPS, Cheltenham Interactive and Cheltenham Bermuda are collectively referred to as the "Company". The Company is a development stage technology company engaged in the research and development of information delivery technologies.

The Company's primary operational focus as outlined in its business plan entails significant investment in developing and marketing electronic commerce enabling application solutions.

The aggregate future capital requirements to support this growth are expected to be substantially funded from external resources including issuing equity and or debt. There can be no assurance that any financing will be available on terms acceptable to the Company or at all.

The Company believes that its cash as well as the additional proceeds of up to $3,000,000 expected to be received by the Company from the completion of the current Regulation S financing by the end of January 2000 will be sufficient to support the Company's growth for approximately the next 6 months. In the event the current Regulation S financing is not concluded, the Company will curtail its development plans commencing January 2000 and reduce expense levels materially. In such event the Company believes that its current cash reserves will support limited activities until January 2001.

The Company is currently seeking to raise additional funds through private or public financings, strategic or other relationships. In October 1999 the Company entered into an agreement with N.M. Rothschild & Sons Canada Ltd. and N.M. Rothschild & Sons (Washington) L.L.C. (together "Rothschild") pursuant to which Rothschild is to assist the Company in raising up to $50 to $75 million over the next six months.

The functional currency of VPS, Cheltenham Interactive, Cheltenham Bermuda and InfoCast Canada is the Canadian dollar. However, for reporting purposes, the Company has adopted the United States dollar as its reporting currency.
Accordingly, the Canadian dollar balance sheets of these companies have been translated into United States dollars at the rates of exchange at the respective period ends, while transactions during the periods and share capital amounts have been translated at the weighted average rates of exchange for the respective periods and the exchange rate at the date of the transaction, respectively. Gains and losses arising from these translation adjustments are included in comprehensive loss.

Acquisition of Homebase Work Solutions Ltd.

Pursuant to a share purchase agreement dated May 13, 1999, Homebase Work Solutions Ltd. ["Homebase"] was acquired by the Company in consideration for 3,400,000 exchangeable shares of InfoCast Canada. The InfoCast Canada exchangeable shares are convertible into InfoCast common shares on a one-for-one basis at no additional consideration.

As a condition of the closing of the share purchase agreement, the Company paid $141,561 [Cdn.$210,000] to officers of Homebase in May 1999 and an additional $142,023 [Cdn.$210,000] in August 1999 to the officers of Homebase.

The acquisition has been accounted for using the purchase method. The value of the acquisition was $17,077,000, which included $77,000 of expenses directly attributable to the acquisition. For accounting purposes the exchangeable shares of InfoCast Canada have been valued at $5.00 which is equal to the price per share received from the June 1999 private placement of the Company's common shares. The total purchase price of $17,077,000 has been allocated as follows:

                                                                       $
--------------------------------------------------------------------------

Cash                                                             127,667
Other current assets                                              13,565
Capital assets                                                    20,465
Completed technology                                          17,015,000
In-process research and development                               19,000
Trademarks                                                       853,000
Workforce-in-place                                               253,000
Goodwill                                                       5,846,293
Deferred income taxes                                         (6,886,000)
Accounts payable and accrued liabilities                         (82,145)
Due to the Company                                              (102,845)
--------------------------------------------------------------------------
Purchase price                                                17,077,000
--------------------------------------------------------------------------

The completed technology, trademarks, workforce in-place and goodwill will be amortized over their respective useful lives of 5 years, 5 years, 3 years and 5 years. The in-process research and development was charged to income immediately subsequent to the acquisition. The completed technology, trademarks and workforce-in-place have been classified as intellectual property on the consolidated balance sheet. The deferred income tax liability was created in respect of the difference between the accounting and tax basis of the completed technology, trademarks and workforce-in-place. The identification and the fair values of the completed technology, in-process research and development, trademarks and workforce-in-place were determined by management with the assistance of an independent valuator.

The completed technology is comprised of Homebase's information hub, telework and web enabling technologies, together with the benefits of Homebase's association with the National Environmental Policy Institute ("NEPI"). NEPI is a United States based non-profit environmental lobbyist group that promotes telework policies in the United States.

The results of operations of Homebase during the post-acquisition 141-day period ended September 30, 1999 have been consolidated with those of the Company.

CHANGE IN YEAR END

The Company changed its year end from December 31 to March 31.

Basis of presentation

These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, these unaudited interim consolidated financial statements do not include all the financial information required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments [consisting of normal recurring accruals] considered necessary for fair presentation have been included. The operating results for the six-month period ended September 30, 1999 may not be indicative of the operating results that will occur for the year ended March 31, 2000.

For further information, please refer to the consolidated financial statements and footnotes thereto of the Company as of and for the three-month period ended March 31, 1999, as of and for the year ended December 31, 1998 and as of and for the 156-day period ended December 31, 1997, included elsewhere in this document.

2. SHARE CAPITAL

Authorized

The Company has 100,000,000 preferred shares authorized at a par value of $0.001 per share and has 100,000,000 common shares authorized at a par value of $0.001 per share.

ISSUED AND OUTSTANDING COMMON SHARES

                                                        Common stock issued and
                                                            outstanding and
                                                      additional paid-in-capital
                                                    Shares               Amount
                                                     #                     $
--------------------------------------------------------------------------------

Outstanding as of March 31, 1999                18,172,333            5,153,739
Acquisition of Homebase Work Solutions Ltd.      3,400,000           17,000,000
Private placement at $5.00 per share               420,000            2,100,000
Private placement at $5.50 per share             1,720,000            9,460,000
Share issuance costs                                    --           (1,584,725)
--------------------------------------------------------------------------------
Outstanding as of September 30, 1999            23,712,333           32,129,014
--------------------------------------------------------------------------------

Exchangeable shares

The number of common shares outstanding as of September 30, 1999 includes 4,900,000 exchangeable shares of InfoCast Canada which have been deemed as common shares of the Company for accounting purposes because the exchangeable shares are the economic equivalent of common shares of the Company.

Securities Purchase Agreement

Pursuant to a Securities Purchase Agreement dated June 24, 1999, the Company issued, by way of a private placement, 420,000 common shares to the agent at $5.00 per share for gross proceeds of $2,100,000, net of commissions of $210,000.

Also pursuant to the Securities Purchase Agreement, the Company issued 70,000 warrants on June 24, 1999 to the agent. Each warrant has an exercise price of $7.00, expires June 23, 2001 and has been valued at $3.24 in the accounts based on an expected volatility factor of 0.715 and a risk free interest rate of 5.1%. As a result, $226,800 was charged to share issuance costs during the six-month period ended September 30, 1999.

Private Placement Memorandum

During July, August and September 1999, pursuant to a Private Placement Memorandum dated July 1, 1999, the Company completed the private placement of 1,720,000 common shares at $5.50 per share for gross proceeds of $9,460,000 less an agent's fee of $945,879.

Stock options

As of September 30, 1999, 2,075,000 common shares were reserved for the exercise of stock options granted to various individuals involved in the management of VPS, including 375,000 options granted to consultants, pursuant to the Company's 1998 Stock Option Plan as amended on January 29, 1999. The options were granted on February 8, 1999, are exercisable at a price of $1.00 per share, expire three years from the date of grant and are subject to a vesting period of at least six months. The closing market price of the Company's common shares on the date of grant was $6.625 per share. Of the 2,075,000 stock options that were originally valued at $11,788,250, the deferred compensation attributable to the 375,000 stock options that were granted to consultants was originally determined based on the fair market value of the options on the date of grant, $5.87 per option, and was revalued as of August 8, 1999 to the then current fair value of $9.06 per stock option [based on a revised volatility of 1.019 and the August 8, 1999 common share closing market price of $ 10.00]. This revaluation resulted in a charge to stock option compensation expense of $2,876,640 during the six-month period ended September 30, 1999. Stock compensation expense of $5,201,935 was charged to income during the six-month period ended September 30, 1999 in respect of the remaining 1,700,000 stock options granted to employees and directors that are accounted for utilizing the intrinsic value method.

The directors and stockholders of the Company approved the 1999 Stock Option plan under which an additional 2,000,000 stock options are eligible for grant. As of September 30, 1999 1,180,500 stock option were granted to various employees, officers, consultants and advisors pursuant to the 1999 Stock Option Plan. The options were granted on June 1, 1999, are exercisable at a price of $7.00 per share, expire five years from the date of grant and are subject to the following vesting: 905,500 vested on June 1, 1999 and 275,000 will vest on December 1, 1999. The closing market price of the Company's common shares on the date of grant was $7.00 per share, while the fair value of the stock options granted was $2.16 per option utilizing a Black-Scholes valuation model. Of the 1,180,500 stock options, 700,000 were granted to employees and 480,500 were granted to consultants and advisors. The 480,500 outstanding stock options granted to consultants and advisors have been valued at $1,252,380, of which $1,072,880 has been recognized as a stock option compensation expense during the six-month period ended September 30, 1999, and of which the balance of $179,500 has been recorded as deferred compensation in the stockholders' equity. The deferred compensation will be adjusted for the then current fair market value at each interim financial reporting date for the 480,500 stock option granted to consultants and advisors, and will be amortized to income over the vesting periods of the stock options. The deferred compensation in respect of the 700,000 stock options granted to employees and directors was nil because the exercise price of the options was equal to the market price of the common shares on the date of grant.

On June 1, 1999, the directors of the Company approved the grant of 750,000 stock options outside of the 1999 Stock Option Plan to an individual who became an officer of the Company on September 4, 1999. The stock options are exercisable at a price of $7.00 per share, expire 5 years from the date of grant and vest as follows: 250,000 on September 4, 1999 upon the acceptance by the individual of formal employment with the Company, 250,000 on September 4, 2000 and 250,000 on September 4, 2001. These outstanding options have been valued at $2,437,500 of which $355,093 has been recognized as a stock option compensation expense during the six-month period ended September 30, 1999, and of which the balance of $2,082,407 has been recorded as deferred compensation in stockholders' equity. The measurement date in respect of these stock options was September 4, 1999

A summary of the Company's stock option activity is as follows:

                                                  Six Months Ended
                                                 September 30, 1999
                                           Number of          Weighted Average
                                           Options            Exercise Price
                                             #                       $
Outstanding at March 31, 1999              2,075,000                1.00
Granted                                    1,930,500                7.00
Exercised                                          -                  -
Forfeited                                          -                  -
Cancelled                                          -                  -
Outstanding at September 30, 1999          4,005,500                3.89

Exercisable as of  September 30, 1999      1,930,500                4.59


If the Company had been following FASB Statement No. 123 ["FASB 123"] in respect of stock option granted to its employee and directors, the Company would have recorded a higher stock option compensation expense for the six month period ended September 30, 1999 of $1,623,948 which results in a pro-forma net loss of $18,237,788 and a pro-forma basic and diluted loss per share of $0.86 in respect of the six-month period ended September 30, 1999. The Company assumed an expected dividend rate of 0%, an expected life of 0.75 years, a risk-free rate of 5.08% and an expected volatility factor of 0.838 in respect of the valuation of stock options granted under the 1998 Stock Option Plan in accordance with FASB 123. The Company assumed an expected dividend rate of 0%, an expected life of one year, a risk-free rate of 5.1% and an expected volatility factor of 0.744 in respect of the valuation of stock options granted under the 1999 Stock Option Plan and stock options granted outside of the 1999 Stock Option Plan in accordance with FASB 123.


Issuance of shares in consideration for consulting services

Pursuant to an agreement dated March 22, 1999, the Company issued 60,000 common shares to a financial investment-consulting firm on March 22, 1999 in consideration for assistance in securing additional financing over the following year. The measurement date for these common shares will be March 22, 2000, For purposes of recognition of the cost of the common shares prior to the measurement date such common shares are measured at their then current fair value at each interim financial reporting date. These common shares were revalued as of September 30, 1999 to $8.375 each which resulted in a charge to general and administrative expense of $254,149 during the six-month period ended September 30, 1999.

Other warrants

Pursuant to a letter agreement dated May 20, 1999 with an investor relations company and subsequent negotiations in October 1999, the Company will pay a total of $75,000 and issue 75,000 warrants in consideration for consulting services over the period from June 1, 1999 to May 31, 2000. The payments will be made and warrants issued for services, in advance, as follows: $25,000 and 25,000 warrants on June 1, 1999, $12,500 and 12,500 warrants on each of October 6 and December 1, 1999 and $25,000 and 25,000 warrants on March 1, 2000. Based on a volatility factor of 0.963 and a risk-free interest rate of 5.10% , the Company valued the 25,000 warrants issued on June 1, 1999 at $149,750 which is the fair market value as of the August 31, 1999 measurement date. The 12,500 warrants issued on October 6, 1999 are in consideration for consulting services for the period September 1, 1999 to November 30, 1999. Based on a volatility factor of 0.905 and a risk-free interest rate of 5.10% , the Company valued these 12,500 warrants at $40,000 which will be adjusted on the November 30, 1999 measurement date to their then fair market value. Each of the existing and future warrants issued under this agreement will have an exercise price equal to the market price on the date granted, is exercisable on or after June 1, 2000 and expires May 31, 2001. The Company charged $163,083 to general and administrative expenses in respect of these warrants during the six-month period ended September 30, 1999.

On June 1, 1999, the Company issued 200,000 warrant to parties in consideration for past consulting services to the Company. These warrants have a purchase price of $7.00, are exercisable on or after June 1, 2000 and expire May 31, 2001. These warrants have been valued at $432,000 in the accounts based on a volatility factor of 0.744 and a risk-free interest rate of 5.10% and have been charged to general and administrative expenses.

3. COMMITMENTS

[a]   Marketing agreement

      Pursuant to an advertising services agreement dated July 14, 1999, the Company will pay $14,173 [Cdn.$20,833] per month to an advertising agency in consideration for the creation, production and placement of various marketing and advertising initiatives. This agreement commences July 1, 1999 and continues for a fixed term until May 1, 2000.


[b]   Acquired distribution and licensing rights


      Pursuant to a license agreement dated June 29, 1999, between the Company and ITC Learning Corporation ["ITC"], the Company will become, for an unlimited term, ITC's exclusive distance learning technology partner for the hosting and delivery of educational material utilizing the A-STAR component within ITC's Workforce Initiative Program for total consideration of $2,000,000. The consideration of $2,000,000 is payable in three installments, the first two of which were paid prior to September 30, 1999 for a total of $1,500,000 while the final installment of $500,000 is due on October 10, 1999. The final installment has been provided for in the accounts.

      The Company also entered into a separate distribution agreement with ITC in March 1999. This distribution agreement provided the Company with the perpetual non-exclusive right to market, sell and electronically convert all existing and future ITC products in consideration for $1,000,000 in respect of electronic distribution to the first 150,000 licensed purchasers. In the event that the Company effects distribution to more the 150,000 licensed purchasers, the Company and ITC will share the revenue generated therefrom based on a revenue sharing formula. The total consideration was subsequently reduced to $975,000 and was paid by the Company in two installments in March and May 1999.

      Acquired distribution and licensing rights are recorded at cost. The capitalized costs of the distribution and licensing rights will be amortized each period, commencing when the electronically converted products and educational material are available for distribution and license, at the greater of (i) the amount calculated based on the straight-line method over the estimated useful life of 5 years or (ii) the amount calculated based on the ratio of current gross revenues received from the licensing of the electronically converted products and the hosting and delivery of educational material over the sum of the current and future gross revenues anticipated to be received by licensing the electronically converted products and hosting and delivering the educational material. If it is determined that investment in distribution and licensing rights is not recoverable from estimated sales, the distribution and licensing rights will be written down to their fair value.


[c]   Call Center Learning Solutions On-Line Inc. joint venture

      Pursuant to an agreement dated May 18, 1999, between the Company and Call Center Learning Solutions Inc. ["CCLS"], the two parties have agreed to form a new corporation, Call Center Learning Solutions On-Line Inc. ["CCLS On-Line"] to be owned equally by the Company and CCLS. The new corporation will develop, own and exploit courseware in an electronic format capable of electronic distribution. The Company will contribute the resources necessary to convert the first five courses into the electronic format and will fund the incorporation and organization of the new corporation. Under the agreement, the Company agreed to fund all marketing and technical support efforts of the new corporation for the initial six-month period. Pursuant to subsequent renegotiations, the Company has agreed to extend the funding of all marketing and technical support efforts on a month to month basis beyond the original six-month period. These sales and marketing costs, the incorporation and organization costs for the new corporation and the costs to convert the first five courses into electronic format will be recorded and expensed by the Company in the period in which they occur. Once the first five courses have been converted into an electronic format capable of electronic distribution, the two parties will share all revenues and bear all costs on a 50/50 basis. When the courses are contributed to the joint venture they will be accounted for at the transferor's basis of zero. As of September 30, 1999 the Company had funded approximately $103,000 of marketing expenses which the Company charged to income.

[d]   Lease agreement

      Homebase entered into a lease agreement with Sun Microsystems on June 25, 1999 for the lease of a Sun Microsystems Enterprise 10000 computer. The Company paid a deposit of $476,210 [Cdn.$700,000] at the time of signing. The equipment was delivered on September 20, 1999 and under the terms of the lease, 36 monthly lease payments of $40,272 [Cdn.$59,197] are to commence on the 16th day following delivery of the equipment. The lease has been accounted for as a capital lease.

[e]   Innatrex Inc.

      The Company entered into a letter of intent with Innatrex Inc. in August 1999 whereby the two parties will be evaluating the feasibility of call center technology owned by Innatrex Inc. for readiness within the application service provider market. The Company agreed to pay to Innatrex a total of $204,090 [Cdn.$300,000] as follows: $34,015 [Cdn.$50,000] upon signing of the letter of intent and $42,519 [Cdn.$62,500] on each of August 31, September 30, October 31 and November 30, 1999. To date, the Company has paid a total of $161,572 and expects to pay the remaining $42,519 on November 30, 1999. The Company expects to receive the payments back through future revenue generated by the Company through the licensing of this call center technology to third parties or this prepaid amount will be converted to equity in Innatrex Inc.

[f]   CosmoCom, Inc.

      Pursuant to a summary of terms and conditions for a definitive agreement between the Company and CosmoCom, Inc. dated April 1999, the Company intends to purchase licenses for CosmoCom Inc.'s CosmoCall software. Under this summary, the Company placed an initial order for 300 licenses for total consideration of $754,500, payable in four installments. The Company has taken delivery of 50 licenses and is currently testing the software. The Company paid license fees of $62,875 in April 1999 and $62,875 in September 1999 related to the first 50 licenses. The Company expects to pay the third installment of $314,375, in consideration for the remaining 250 licenses, once the testing is completed and the software is to the Company's satisfaction, with the final installment of $314,375 payable upon delivery of the remaining 250 licenses.

[g]   Investment banking and financial advisory services agreement

      In October 1999 the Company entered into a non-exclusive investment banking and financial advisory services agreement with N.M. Rothschild & Sons Canada Ltd and N.M. Rothschild & Sons (Washington) L.L.C. (together "Rothschild") pursuant to which Rothschild's will provide financial advisory services to the Company. In consideration for its services, Rothschild is entitled to a monthly work fee of $50,000 payable monthly in arrears by the Company. Either party may terminate this agreement at any time, with or without cause, by giving the other party 15 days written notice.


4. CONTINGENCIES

Fair value of financial instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

The fair values of financial instruments classified as current assets or liabilities including cash and cash equivalents, accounts receivable, due from ACT and accounts payable and accrued liabilities as of September 30, 1999
approximate  the  carrying  values  due  to  the  short-term   maturity  of  the
instruments.

Concentration of credit risk

The Company invests its cash and cash equivalents primarily with a major Canadian chartered bank. Certain deposits, at times, are in excess of limits insured by the Canadian government.

Note receivable from Cherokee Mining Company Inc.

Pursuant to an agreement dated November 23, 1998, as amended April 20, 1999, and effective December 18, 1998, InfoCast [the acquired entity] sold its equity interest in its two subsidiaries, Gold King Mines Corporation ["Gold King"] and Madison Mining Corporation ["Madison Mining"] to Cherokee Mining Company Inc. ["Cherokee"], a company controlled by a former director of InfoCast, for [i] a non-interest bearing note of $600,000 due November 25, 1999 and [ii] the entitlement to 80% of the net proceeds received by Madison Mining and Gold King in excess of $681,175 from the sale of their mining properties and assets.

InfoCast did not record a value on the $600,000 note receivable because of the uncertainty of whether the management of Cherokee, Gold King and Madison Mining will be able to sell the capital assets of Gold King and Madison Mining for sufficient proceeds to enable the note to be repaid to InfoCast. As a result, VPS did not reflect the note in the purchase equation upon the acquisition of InfoCast in January 1999. In the event that the note is repaid, the amount received will be credited to income.

Purchase of Applied Courseware Technology (A.C.T.) Inc.

Pursuant to a Letter of Intent dated February 10, 1999 between the Company and Applied Courseware Technology (A.C.T.) Inc. ["ACT"], the Company intended to purchase a 100% interest in ACT in consideration for [i] Cdn.$280,000 cash, [ii] 750,000 common shares of the Company and [iii] the assumption of ACT's liabilities. Pursuant to subsequent negotiations, the Cdn.$280,000 cash component of the purchase price was revised to nil. The transaction was subject to satisfactory due diligence. The amount and terms of ACT's debt that will be assumed by the Company upon its acquisition has not been determined.

During the six-month period ended September 30, 1999, the Company made cash advances to ACT totaling $542,014 [Cdn $ 801,797] to fund certain development expenditures incurred on behalf of the Company. These advances in addition to $47,320 [Cdn.$70,000] that was outstanding as of March 31, 1999 have been charged to research and development expenses during the six-month period ended September 30, 1999.

In September 1999 the Company made the decision not to proceed with the acquisition of ACT.

As of September 30, 1999, $95,242 [1998 - nil], including interest receivable of $3,443, was recorded as an amount due from ACT in respect of Cdn.$140,000 of ACT's debt that the Company paid in March 1999 in consideration for a note
secured  by  a  general  security  agreement  subject  to  prior  charges.   The
realization of this loan is uncertain as a result of ACT's poor financial condition and the Company's decision not to proceed with the purchase of ACT. This loan amount was written down to $nil in September 1999.

ACT has indicated to the Company that ACT believes the Company's decision to not proceed with the acquisition is unlawful and that the Company has access to and possesses intellectual property belonging to ACT that the Company has no right to use or derive benefit from. ACT has indicated that they expect to commence an action against the Company for damages.


5. SUBSEQUENT EVENT

Private placement

From October 1, 1999 to November 22, 1999, the Company completed the private placement of 159,000 common shares at $5.50 per share for gross proceeds of $874,500, less an agent's fee of $87,450.

Between October 1, 1999 and December 31, 1999 the Company granted an additional 775,000 stock options to employees under the 1999 Stock Option Plan and 60,000 stock options outside of the 1999 Stock Option Plan to a consultant in consideration for services to be rendered. The Company cancelled 270,500 options previously granted under the 1999 Stock Option Plan.

                                AUDITORS' REPORT





To the Directors of
Homebase Work Solutions Ltd.

We have audited the balance sheets of Homebase Work Solutions Ltd. [a development stage company] as at March 31, 1999 and December 31, 1998 and the statements of loss and accumulated development stage deficit and cash flows for the three-month period ended March 31, 1999, the 101-day period ended December 31, 1998 and the cumulative period from inception, September 22, 1998, to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 1999 and December 31, 1998 and the results of its operations and its cash flows for the three-month period ended March 31, 1999, the 101-day period ended December 31, 1998 and the cumulative period from inception, September 22, 1998, to March 31, 1999 in accordance with accounting principles generally accepted in Canada.




Toronto, Canada,                                       /s/ Ernst & Young LLP
June 11, 1999.                                         Chartered Accountants

Homebase Work Solutions Ltd.
[a development stage company]

                                 BALANCE SHEETS
                         [expressed in Canadian dollars]

                                                                                      As at                   As at
                                                                                     March 31,             December 31,
                                                                                      1999                    1998
                                                                                        $                       $
--------------------------------------------------------------------------------------------------------------------------

ASSETS
Current
Cash                                                                                332,198                   66,716
Prepaid expenses                                                                      2,140                    2,140
Accounts receivable                                                                   9,719                   41,455
--------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                344,057                  110,311
--------------------------------------------------------------------------------------------------------------------------
Fixed assets, net [note 3]                                                            9,643                    1,900
Software distribution rights, net [note 4]                                          389,244                       --
--------------------------------------------------------------------------------------------------------------------------
                                                                                    742,944                  112,211
--------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current
Accounts payable and accrued liabilities                                            134,378                    6,920
Promissory note payable to InfoCast Corporation [note 6]                            150,000                       --
Due to shareholders [note 7]                                                            283                    1,117
First preferred series A shares [note 5]                                            258,639                  236,683
Dividends payable on first preferred series A shares [note 5]                        28,125                       --
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                           571,425                  244,720
--------------------------------------------------------------------------------------------------------------------------

Shareholders' equity (deficiency)
Common shares [note 5]                                                              727,275                    8,212
Accumulated development stage deficit                                              (555,756)                (140,721)
--------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity (deficiency)                                             171,519                 (132,509)
--------------------------------------------------------------------------------------------------------------------------
                                                                                    742,944                  112,211
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes

Homebase Work Solutions Ltd.
[a development stage company]

                       STATEMENTS OF LOSS AND ACCUMULATED
                            DEVELOPMENT STAGE DEFICIT
                         [expressed in Canadian dollars]

                                                                                                                  Cumulative period
                                                                                                                   from inception,
                                                                Three-month                101-day period           September 22,
                                                               period ended                     ended                   1998,
                                                                 March 31,                  December 31,            to March 31,
                                                                   1999                         1998                    1999
                                                                     $                            $                      $
------------------------------------------------------------------------------------------------------------------------------------

REVENUE
Interest                                                                  288                      719                        1,007
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
Professional fees                                                      46,460                   78,545                      125,005
Wages and benefits                                                     81,733                   29,511                      111,244
National Environmental Policy
   Institute funding [note 9]                                         143,884                       --                      143,884
Bank charges and interest                                                 234                      193                          427
First preferred series A share interest
   accretion [note 5]                                                  21,956                   11,683                       33,639
First preferred series A share dividend
   expense [note 5]                                                    28,125                       --                       28,125
Other                                                                  62,605                   21,508                       84,113
Depreciation and amortization                                          30,326                       --                       30,326
------------------------------------------------------------------------------------------------------------------------------------
                                                                      415,323                  141,440                      556,763
------------------------------------------------------------------------------------------------------------------------------------
Net loss for the period                                              (415,035)                (140,721)                    (555,756)

Accumulated development stage deficit,
   beginning of period                                               (140,721)                      --                           --
------------------------------------------------------------------------------------------------------------------------------------
Accumulated development stage deficit,
   end of period                                                     (555,756)                (140,721)                    (555,756)
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

Homebase Work Solutions Ltd.
[a development stage company]

                            STATEMENTS OF CASH FLOWS
                         [expressed in Canadian dollars]


                                                                                                                  Cumulative period
                                                                                                                   from inception,
                                                                Three-month                101-day period           September 22,
                                                               period ended                     ended                   1998,
                                                                 March 31,                  December 31,            to March 31,
                                                                   1999                         1998                    1999
                                                                     $                            $                       $
------------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net loss for the period                                          (415,035)                    (140,721)             (555,756)
Add items not affecting cash
   Depreciation and amortization                                   30,326                           --                30,326
   First preferred series A share interest
      accretion [note 5]                                           21,956                       11,683                33,639
   First preferred series A share dividend
      expense [note 5]                                             28,125                           --                28,125
------------------------------------------------------------------------------------------------------------------------------------
                                                                 (334,628)                    (129,038)             (463,666)
Net change in non-cash working capital
   balances related to operations                                 158,360                      (35,558)              122,802
------------------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                                (176,268)                    (164,596)             (340,864)
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of fixed assets                                           (8,250)                      (1,900)              (10,150)
------------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                  (8,250)                      (1,900)              (10,150)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Proceeds from issuance of preferred shares                             --                      225,000               225,000
Proceeds from issuance of common shares                           300,000                        8,212               308,212
Promissory note payable to
   InfoCast Corporation                                           150,000                           --               150,000
------------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                             450,000                      233,212               683,212
------------------------------------------------------------------------------------------------------------------------------------

Net increase in cash during the period                            265,482                       66,716               332,198
Cash, beginning of period                                          66,716                           --                    --
------------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                               332,198                       66,716               332,198
------------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION
   Income taxes paid during the period                                 --                           --                    --


See accompanying notes

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999



1. NATURE OF OPERATIONS

Incorporation

Homebase Work Solutions Ltd. [the "Company"] was incorporated on September 22, 1998 under the Alberta Corporations Act. The Company is in the development stage and is engaged in the development of information delivery technologies.

Economic dependence

In May 1999, the Company was acquired by InfoCast Corporation ["InfoCast"], a company also in the development stage [note 8]. As a result of the Company's limited financial resources, the Company is economically dependent upon InfoCast.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada which conform in all material respects with accounting principles generally accepted in the United States ["US GAAP"], except as outlined in note 12. The preparation of financial statements in accordance with such principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could vary from the estimates that were used.

The Company's significant accounting policies are summarized as follows:

Fiscal periods presented

The Company has not yet chosen a year end. The financial periods reported in these financial statements conform with those of the Company's acquirer, InfoCast [note 8].

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999



Fixed assets

Fixed assets are recorded at cost less accumulated depreciation. If it is determined that a fixed asset is not recoverable over its estimated useful life, the fixed asset will be written down to its net recoverable value. Maintenance and repairs are charged to expenses as incurred. Gains and losses on disposition of fixed assets are included in income. Depreciation is provided for at the following annual rate and method:

Office furniture and equipment                            30% declining balance

Software distribution rights

Software distribution rights are recorded at cost less accumulated amortization. If it is determined that a software distribution right is not recoverable over its estimated useful life, the software distribution right will be written down to its net recoverable value.
Amortization is provided on a straight-line basis over two years.

Research and development

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria and are expensed as incurred. Research costs are expensed as incurred.

Income taxes

The Company follows the tax liability method of income tax allocation.

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999


3. FIXED ASSETS

Fixed assets consist of the following:

                                                                                                     March 31, 1999
                                                                                    ------------------------------------------------
                                                                                                      Accumulated         Net book
                                                                                     Cost            depreciation           value
                                                                                       $                   $                  $
------------------------------------------------------------------------------------------------------------------------------------

Office furniture and equipment                                                      10,150                  507                9,643
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    December 31, 1998
                                                                                    ------------------------------------------------
                                                                                                      Accumulated         Net book
                                                                                     Cost            depreciation           value
                                                                                       $                   $                  $
------------------------------------------------------------------------------------------------------------------------------------

Office furniture and equipment                                                       1,900                   --                1,900
------------------------------------------------------------------------------------------------------------------------------------

4. SOFTWARE DISTRIBUTION RIGHTS

Software distribution rights consist of the following:

                                                                                                     March 31, 1999
                                                                                  --------------------------------------------------
                                                                                                      Accumulated         Net book
                                                                                  Cost               amortization           value
                                                                                    $                      $                  $
------------------------------------------------------------------------------------------------------------------------------------

Facet Decisions software distribution rights                                       218,385               28,719              189,666
Facet Petroleum software distribution rights                                       200,678                1,100              199,578
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   419,063               29,819              389,244
------------------------------------------------------------------------------------------------------------------------------------

Pursuant to a licensing and distribution agreement dated March 7, 1999 between the Company and Facet Decisions Inc. ["Facet Decisions"], a private British Columbia company, the Company acquired the exclusive right in the telework market to distribute Facet Decisions' computer software for a period of two years in consideration for 6,910 common shares of the Company valued at $218,385. The software subject to the agreement includes Cause&Effect Complex Decision Support Software and optional modules, HeadsUp Business Intelligence Software and optional modules, FastTracks Methodology and Decision Frameworks Industry Applications

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999


["Facet  Decisions'  Software"].  In  addition,  all  sales of Facet  Decisions'
Software to the Company will be discounted by 30% from Facet Decisions' published prices.

Pursuant to a licensing and distribution agreement dated March 30, 1999 between the Company and Facet Petroleum Solutions Inc. ["Facet Petroleum"], a private British Columbia company, the Company acquired the exclusive right in the telework market to distribute Facet Petroleum's Telework Operational Data Store ["TODS"] software for a period of two years in consideration for 6,910 common shares of the Company valued at $200,678. In addition, all sales of the TODS software to the Company will be discounted by 50% from Facet Petroleum's published prices.

The ascribed value of the shares issued to Facet Decisions and Facet Petroleum is based on the 50,000 total InfoCast shares received by Facet Decisions and Facet Petroleum upon the acquisition of the Company by InfoCast [note 8] and the market price of the InfoCast shares on the effective dates of the respective licensing and distribution agreements with Facet Decisions and Facet Petroleum.

A principal shareholder, director and officer of the Company is a director of Facet Decisions and Facet Petroleum.

5. CAPITAL STOCK

Authorized

The Company is authorized to issue an unlimited number of common shares and an unlimited number of first and second preferred shares.

First and second preferred shares may be issued in series and the directors of the Company may fix, before issuance, the rights, privileges, restrictions and conditions attached thereto.

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999



Issued and outstanding



                                                                                                         Shares            Amount
                                                                                                            #                 $
------------------------------------------------------------------------------------------------------------------------------------

Common shares
On incorporation, issued for cash                                                                           1,000                  1
Issued pursuant to a private placement                                                                    820,180              8,211
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as at December 31, 1998                                                                       821,180              8,212
Issued pursuant to a private placement                                                                    120,000            300,000
Issued for acquisition of software distribution rights [note 4]                                            13,820            419,063
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as at March 31, 1999                                                                          955,000            727,275
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                         Shares            Amount
                                                                                                            #                 $
------------------------------------------------------------------------------------------------------------------------------------

First preferred series A shares
Issued for cash, pursuant to a private placement
   dated November 10, 1998                                                                                 45,000            225,000
Interest accretion to redemption price                                                                         --             11,683
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as at December 31, 1998                                                                        45,000            236,683
Interest accretion to redemption price                                                                          --            21,956
------------------------------------------------------------------------------------------------------------------------------------
Outstanding as at March 31, 1999                                                                           45,000            258,639
------------------------------------------------------------------------------------------------------------------------------------

First preferred series A units

Series A of the first preferred shares were issued in units. Each unit consisted of 2,000 redeemable first preferred series A shares, 3,000 common share purchase warrants, and 1,500 penalty common share purchase warrants. Each first preferred series A share was required to be redeemed by the Company by December 31, 1999 at $7.50 per share and commanded 50% cumulative dividends commencing January 1, 1999. The Company has recorded first preferred series A share interest expenses of $21,956 for the three-month period ended March 31, 1999 and $11,683 for the 101-day period ended December 31, 1998 based on the accretion of the first preferred series A shares from the $5.00 issuance price to the December 31, 1999 $7.50 redemption price using the effective yield method. In addition, the Company has recorded first preferred Series A share dividend expenses of $28,125 in respect of the three-month period ended March 31, 1999. The first preferred series A shares were acquired by InfoCast [note 8].

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999


Each common share purchase warrant entitled the holder thereof to purchase one common share of the Company at $5.00 per share. The common share purchase warrants would have expired 30 days subsequent to the redemption of the first preferred series A shares in proportion to such redemption. Each penalty common share purchase warrant entitled the holder to purchase one common share of the Company at $5.00 per share. The penalty common share purchase warrants would have vested three years after the issuance of the first preferred series A units in proportion to the number of first preferred series A shares that had not been redeemed at that time, and would have expired 30 days subsequent to the redemption of the first preferred series A shares in proportion to such redemption. The outstanding 67,500 common share purchase warrants and 33,750 penalty common share purchase warrants of the Company were acquired by InfoCast [note 8].

6. PROMISSORY NOTE PAYABLE TO INFOCAST CORPORATION

The promissory note payable to InfoCast [note 8] bears interest at prime plus 1%, is secured by a general security agreement covering all assets of the Company and is due on demand. No interest was paid by the Company on the note during the three-month period ended March 31, 1999. The note was repaid during May 1999.

7. DUE TO SHAREHOLDERS

Amounts due to shareholders are payable on demand and are non-interest bearing.

8. ACQUISITION BY INFOCAST CORPORATION

Pursuant to a share purchase agreement dated May 13, 1999, all of the Company's outstanding common shares, first preferred series A shares, common share purchase warrants and penalty common share purchase warrants were acquired by InfoCast in consideration for 3.4 million exchangeable shares of InfoCast Canada Corporation ["InfoCast Canada"], a 100% owned subsidiary of InfoCast. The InfoCast Canada exchangeable shares are convertible into InfoCast common shares on a one-for-one basis at no additional consideration. InfoCast is a development

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999


stage technology company traded on the NASDAQ OTC Bulletin Board and is engaged in the research and development of information delivery technologies.

As a condition of the closing of the share purchase agreement, InfoCast will pay $210,000 to officers of the Company and must pay an additional $210,000 to the officers of the Company if InfoCast completes a private placement financing for gross proceeds of at least US$1,000,000 or completes a letter of credit financing of at least US$500,000.

9. NATIONAL ENVIRONMENTAL POLICY INSTITUTE FUNDING

During the three-month period ended March 31, 1999, the Company paid US$25,000 to the National Environmental Policy Institute ["NEPI"], a United States based non-profit environmental lobbyist group, to assist NEPI's efforts in promoting telework policies in the United States. In addition, as at March 31, 1999, the Company has committed an additional US$70,000 in funding to NEPI which has been provided for in the accounts.

10. INCOME TAX LOSS CARRYFORWARDS

As at March 31, 1999, the Company has accumulated non-capital losses for Canadian income tax purposes of approximately $319,000 which are available to reduce future years' taxable income. The future income tax benefits associated with these non-capital losses have not yet been recognized in the accounts.

The loss carryforwards will expire as follows:

                                                       $
----------------------------------------------------------

2005                                               126,000
2006                                               193,000
----------------------------------------------------------
                                                   319,000
----------------------------------------------------------

Homebase Work Solutions Ltd.
[a development stage company]

                          NOTES TO FINANCIAL STATEMENTS
                         [expressed in Canadian dollars]


March 31, 1999


11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada which conform in all material respects with US GAAP except as follows:

Interest accretion and dividends on first preferred shares

Under US GAAP, first preferred share interest accretion and dividends payable are charged directly to shareholders' equity. Accordingly, the net loss would have decreased by $50,081 in respect of the three-month period ended March 31, 1999 [101-day period ended December 31, 1998 - $11,683].

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
          [Expressed in United States dollars unless otherwise stated]
                        Prepared without audit or review

September 30, 1999


BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial information of InfoCast Corporation [formerly Virtual Performance Systems Inc.] [a development stage company] [the "Company"] set forth below gives effect to the acquisition of Homebase Work Solutions Ltd. ["Homebase"] as if the Company had acquired Homebase as of January 1, 1998 for purposes of the pro-forma consolidated statements of operations for the six-month period ended September 30, 1999, for the three-month period ended March 31, 1999 [the transition period] and for the year ended December 31, 1998. Homebase was acquired by the Company on May 13, 1999.

The pro-forma consolidated financial statements are not necessarily indicative of the results that actually would have occurred had the Company acquired Homebase on the date indicated or which would be obtained in the future.

The unaudited pro-forma consolidated information should be read in conjunction with the audited and unaudited consolidated financial statements of the Company and the audited financial statements of Homebase appearing elsewhere in this registration statement.

The unaudited pro-forma statement of operations for the year ended December 31, 1998, the three-month period ended March 31, 1999 and the six-month period ended September 30, 1999 have been prepared from the audited and unaudited consolidated statements of operations of the Company and the audited and unaudited pre-acquisition statements of operations of Homebase after translation of its statements of operations from Canadian dollars to United States dollars. The audited and unaudited statements of operations of Homebase have been prepared in accordance with Canadian GAAP.

The pro-forma adjustments do not reflect any operating efficiencies or potential synergies that may be achievable with respect to the combined companies.

The pro-forma adjustments reflecting the acquisition of Homebase under the purchase method of accounting is based on available financial information and certain estimates and assumptions.

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
          [Expressed in United States dollars unless otherwise stated]
                        Prepared without audit or review

SEPTEMBER 30, 1999

PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the six-month period ended September 30, 1999

                                                         Homebase Work
                                                        Solutions Ltd.
                                                        [43-day period
                                         InfoCast              ended                                      Pro-forma      Pro-forma
                                        Corporation         May 13, 1999]                                 adjustment   consolidated
                                             $                    $                                            $             $
------------------------------------------------------------------------------------------------------------------------------------

REVENUE
Interest income                             58,464                473                                                         58,937
------------------------------------------------------------------------------------------------------------------------------------
                                            58,464                473                                                         58,937
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
General, administrative
   and selling                           4,023,321             68,130                                                      4,091,451
Stock option
    compensation                         9,506,548                 --                                                      9,506,548
Research and development                 1,783,346                 --                                                      1,783,346
Amortization and
     depreciation                        1,893,194             16,872                          [c]           546,351       2,456,417
First preferred Series A
   share interest accretion                     --              7,518                          [b]            (7,518)             --
First preferred Series A
   share dividend expense                       --              8,813                          [b]            (8,813)             --
------------------------------------------------------------------------------------------------------------------------------------
                                        17,206,409            101,333                                        530,020      17,837,762
------------------------------------------------------------------------------------------------------------------------------------
Loss before
      income taxes                     (17,147,945)          (100,860)                                      (530,020)   (17,778,825)
Deferred income taxes                     (534,105)                --                          [c]          (159,945)      (694,050)
------------------------------------------------------------------------------------------------------------------------------------
Net loss
   for the period                      (16,613,840)          (100,860)                                      (370,075)   (17,084,775)
------------------------------------------------------------------------------------------------------------------------------------

Weighted average
    number  of shares
    outstanding                         21,305,895          3,400,000                                                    24,705,895
------------------------------------------------------------------------------------------------------------------------------------
Basic and diluted
   loss per share                          (0.78)              (0.03)                                                         (0.69)
------------------------------------------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
          [Expressed in United States dollars unless otherwise stated]
                        Prepared without audit or review
SEPTEMBER 30, 1999

PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the three-month period ended March 31, 1999


                                                           Homebase
                                      InfoCast               Work                                       Pro-forma        Pro-forma
                                     Corporation        Solutions Ltd.                                 adjustment      consolidated
                                          $                    $                                            $                $
------------------------------------------------------------------------------------------------------------------------------------

REVENUE
Interest income                         4,478                191                          [a]              (105)          4,564
------------------------------------------------------------------------------------------------------------------------------------
                                        4,478                191                                           (105)          4,564
------------------------------------------------------------------------------------------------------------------------------------

EXPENSES
General, administrative
   and selling                        635,334            221,453                                                        856,787
Stock option compensation           2,256,938                 --                                                      2,256,938
Research and development              162,914                 --                                                        162,914
Interest and loan fees                 23,562                155                                                         23,717
First preferred Series A
   share interest accretion                --             14,528                          [b]           (14,528)             --
First preferred Series A
   share dividend expense                  --             18,610                          [b]           (18,610)             --
Amortization and depreciation           9,651             20,066                          [c]         1,187,067       1,216,784
------------------------------------------------------------------------------------------------------------------------------------
                                    3,088,399            274,812                                      1,153,929       4,517,140
------------------------------------------------------------------------------------------------------------------------------------

Loss before income taxes           (3,083,921)          (274,621)                                    (1,154,034)     (4,512,576)
Deferred income taxes                      --                 --                          [c]          (347,500)       (347,500)
------------------------------------------------------------------------------------------------------------------------------------
Net loss for the period            (3,083,921)          (274,621)                                      (806,534)     (4,165,076)
------------------------------------------------------------------------------------------------------------------------------------

Weighted average
   number of shares
   outstanding                     11,583,995          3,400,000                                                     14,983,995
------------------------------------------------------------------------------------------------------------------------------------
Basic and diluted
------------------------------------------------------------------------------------------------------------------------------------
   loss per share                     (0.27)              (0.08)                                                         (0.28)
------------------------------------------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
          [Expressed in United States dollars unless otherwise stated]
                        Prepared without audit or review

SEPTEMBER 30, 1999

PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 1998


                                                           Homebase
                                                             Work
                                                        Solutions Ltd.
                                                           [101-day
                                                            period
                                                        from inception
                                      InfoCast          to December 31,                           Pro-forma        Pro-forma
                                     Corporation             1998]                               adjustment      consolidated
                                          $                    $                                      $                $
------------------------------------------------------------------------------------------------------------------------------

REVENUE
Other revenue                               43,446                 --                                                   43,446
Interest income                                 --                485                                                      485
------------------------------------------------------------------------------------------------------------------------------
                                            43,446                485                                       --          43,931
------------------------------------------------------------------------------------------------------------------------------

EXPENSES
General, administrative
   and selling                             375,302             87,337                                                  462,639
Research and
   development                              88,180                 --                                                   88,180
Interest and loan fees                          --                130                                                      130
First preferred Series A
   share interest accretion                     --              7,875                    [b]            (7,875)             --
Amortization and
   depreciation                              3,836                 --                    [c]         4,827,192       4,831,028
------------------------------------------------------------------------------------------------------------------------------
                                           467,318             95,342                                4,819,317       5,381,977
------------------------------------------------------------------------------------------------------------------------------

Loss before income taxes                  (423,872)           (94,857)                              (4,819,317)     (5,338,046)
Deferred income taxes                           --                 --                    [c]        (1,390,000)     (1,390,000)
------------------------------------------------------------------------------------------------------------------------------
Net loss for the period                   (423,872)           (94,857)                              (3,429,317)     (3,948,046)
------------------------------------------------------------------------------------------------------------------------------

Weighted average
   number of shares
   outstanding                             768,301          3,400,000                                                4,168,301

Basic and diluted
   loss per share                          (0.55)              (0.03)                                                 (0.95)
------------------------------------------------------------------------------------------------------------------------------

InfoCast Corporation
[formerly Virtual Performance Systems Inc.] [a development stage company]

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
          [Expressed in United States dollars unless otherwise stated]
                        Prepared without audit or review

SEPTEMBER 30, 1999

PRO-FORMA ADJUSTMENTS

The unaudited pro-forma consolidated financial statements give effect to the following pro-forma adjustments:

[a] The elimination of nil and $105 of interest revenue recorded in the accounts of the Company for the 43-day period ended May 13, 1999 and the three-month period ended March 31, 1999, respectively, in respect of the note payable from Homebase to the Company.

[b] Homebase's first preferred series A shares were purchased by the Company on May 13, 1999. Accordingly, Homebase's first preferred Series A share interest accretion of $7,518, $14,528 and $7,875 in respect of the 43-day period ended May 13, 1999, the three-month period ended March 31, 1999 and the 101-day period ended December 31, 1998, respectively, have been eliminated. In addition, Homebase's first preferred Series A share dividend expenses of $8,813, $18,610 and nil in respect of the 43-day period ended May 13, 1999, the three-month period ended March 31, 1999 and the 101-day period ended December 31, 1998, respectively, have been eliminated.

[c] The amortization of the $17,015,000 of completed technology, $853,000 of trademarks, $253,000 of workforce-in-place and $5,846,293 of goodwill created by the purchase of Homebase by the Company over the pre-acquisition 43-day period ended May 13, 1999, the three-month period ended March 31, 1999 and the year ended December 31, 1998 on a straight-line basis utilizing amortization periods of five years in respect of the completed technology, trademarks and goodwill and three years in respect of the workforce-in-place. In addition, the amortization of the $6,886,000 deferred income tax liability [created by the purchase of Homebase by the Company in respect of the difference between the tax and accounting basis of the completed technology, trademarks and workforce-in-place] over the periods of the underlying assets.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Filing Fee................$24,458.38

*Accountants' fees and expenses..............................$10,000.00

*Legal fees and expenses.....................................$50,000.00

*Miscellaneous...............................................$ 5,541.62
                                                             ----------

     Total...................................................$90,000.00

--------------------------
*    Estimated for purposes of this filing.

     The foregoing costs and expenses will be paid by the Company. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Neither the Company's Certificate of Incorporation, as amended, nor its Amended and Restated Bylaws provide for the indemnification of its officers and directors. Under Nevada's General Corporation Law, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company (such as a shareholder derivative suit), by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may extend to expenses, including attorneys' fees, judgments, fines and amount paid in settlement actually and reasonable incurred by such person in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the Company or for amounts paid in settlement to the Company, unless the court in which the action or suit was brought, or another court of competent jurisdiction, determines that in view of all the circumstances, the person is fairly and reasonably entitled to be indemnified for such expenses.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in claims for indemnification by any officer, director, employee or other agent.

     The Company is in the process of purchasing Directors and Officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In 1998, the Company issued 5,000,000 (pre-split) shares of Common Stock to Sheridan Reserve Incorporated for the acquisition of two mining interests pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

     In April 1998, the Company consummated a private placement of 1,000,000 (pre-split) units at a price of $0.50 per unit to 20 accredited investors pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. Each unit consisted of two shares of Common Stock and two Common Stock purchase warrants. Each Common Stock purchase warrant was exercisable for one (pre-split) share of Common Stock at an exercise price of $0.25 per share. The $500,000 aggregate issue price of the units was satisfied through the receipt by the Company of cash proceeds of $260,000 and the settlement of a non-interest bearing note of $240,000 that was due from the Company to Sheridan Reserve Incorporated.

     On October 13, 1998, the shareholders of the Company voted to effect a two-for-one stock split that increased the number of outstanding shares of Common Stock from 6,000,000 to 12,000,000 and increased the number of
outstanding   Common  Stock  purchase  warrants  from  1,000,000  to  2,000,000.
Accordingly, the exercise price of the Common Stock purchase warrants was reduced to $0.25 per share. Subsequently, 1,580,000 of the Common Stock purchase warrants were exercised at $0.25 each for cash proceeds of $395,000. The remaining 420,000 Common Stock purchase warrants expired.

     On January 29, 1999, the Company consummated the acquisition of Virtual Performance Systems, Inc. for 1,500,000 shares of InfoCast Canada which are exchangeable on a one-for-one basis for shares of Common Stock of the Company to 17 persons pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

     On February 8, 1999, the Company issued options to purchase 2,250,000 shares of Common Stock at an exercise price of $1.00 per share pursuant to the Company's 1998 Stock Option Plan. Such options were issued to the Company's directors, officers and consultants.

     In March 1999, the Company consummated a private placement financing pursuant to which it issued 2,767,334 shares of Common Stock to 25 non-U.S. persons for an aggregate offering price of $4,151,001 pursuant to Regulation S of the Securities Act of 1933, as amended.

     In March 1999, the Company consummated a private placement financing pursuant to which it issued 265,002 shares of Common Stock to Paul Kalvin, George and Angela Shafran, Tom Shafran, Robert L. Frome, Jeffrey and Renee Spindler, Douglas W. Fitzgerald and Amy Ladd, Marc Schinderman, Gary L. Roberts, Alan DeClerck and David Olson, all of whom were accredited investors for an aggregate offering price of $397,503 pursuant to Regulation D of the Securities Act of 1933, as amended.

     Pursuant to an agreement dated March 22, 1999, the Company issued 60,000 shares of Common Stock to Thomson Kernaghan & Co. Limited, a financial investment consulting firm, for assistance in securing additional financing over the following year.

     On May 13, 1999, the Company consummated the acquisition of HomeBase Work Solutions for 3,400,000 shares of InfoCast Canada which are exchangeable on a one-for-one basis for shares of Common Stock of the Company to 51 persons pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

     In June and October 1999, the Company issued warrants to purchase 25,000 and 12,500 shares of Common Stock at an exercise price of $7.00 and $8.75 per share, respectively, to the Poretz Group, an investor relations consulting firm, in consideration for ongoing investor relations consulting services. The Company may issue warrants to purchase an additional 62,500 shares of Common Stock to such firm for similar services to be rendered.

     In June 1999, in return for consulting services in respect of the development of the Company's virtual call center application and the InfoCast corporate name, the Company issued warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $7.00 per share to each of Tsun Chow, Armin Roeseler, Paul Prabhaker and John J. Malley.

     On June 1, 1999, the Company issued options to purchase 1,180,500 shares of Common Stock to officers, employees, consultants and advisors under the 1999 Stock Option Plan and options to purchase 750,000 shares of Common Stock to James Leech, its President, Chief Executive Officer and a director of the Company.

     On June 24, 1999, the Company consummated a private placement financing pursuant to which it issued 420,000 shares of Common Stock and warrants to purchase 70,000 shares of Common Stock at an exercise price of $7.00 per share to Canadian Advantage LT partnership for an aggregate offering price of $2,100,000 pursuant to Regulation D of the Securities Act of 1933, as amended.

     From July to December 22, 1999, the Company issued 1,879,000 shares of Common Stock in a private placement financing for an aggregate offering price of $10,334,550 to 81 non-U.S. persons pursuant to Regulation S of the Securities Act of 1933, as amended. The Company may issue up to an additional 500,000 shares of Common Stock to non-U.S. persons for an aggregate offering price of $3,575,000 in such offering.

     In October 1999, the Company issued options to purchase 60,000 shares of Common Stock at an exercise price of $8.25 per share to Howard Nichol, an investor relations consultant for services, including assisting the Company with communications with and presentations to stock brokers, analysts and private and institutional investors, providing access to financial media and introducing the Company to potential acquisition or alliance opportunities.

     On November 19, 1999, the Company issued options to purchase an aggregate of 400,000 shares of Common Stock to Carl Stevens, Christopher Rouse and Jennifer Scoffield, officers of the Company, under the 1999 Stock Option Plan.

     On December 8, 1999, the Company issued options to purchase 375,000 shares of Common Stock to Herve Seguin, the Company's Chief Financial Officer, and three employees of the Company.

ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

    *3.1       Articles of Incorporation, as amended, of the Company.

    *3.2       Amended and Restated By-laws of the Company.

    *4.1       Specimen Certificate of the Company's Common Stock.

    *4.2       Form of 1998 Stock Option Plan ("1998 Plan").

    *4.3       Form of Option Grant Letter under 1998 Plan.

    *4.4       Form of 1999 Stock Option Plan ("1999 Plan").

    *4.5       Form of Option Grant Letter under 1999 Plan.

    *4.6 Option Agreement dated June 1, 1999, by and between the Company and James William Leech.

    *4.7 Warrant to Purchase 50,000 shares of Common Stock dated June 24, 1999, issued to Thomson Kernaghan and Co. Ltd.

    *4.8 Warrant to Purchase 20,000 shares of Common Stock dated June 24, 1999, issued to Thomson Kernaghan and Co. Ltd.

    *4.9 Warrant to Purchase 25,000 shares of Common Stock dated May 31, 1999 issued to the Poretz Group.

    *4.10      Provisions   Attaching  to  Common  Shares  of  InfoCast   Canada
               Corporation.

    *4.11 Exchange Agreement dated as of May 13, 1999 by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd. and the Shareholders.

    *4.12 Support Agreement dated as of May 13, 1999 by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd., and the Shareholders.

    *4.13 Warrant to Purchase 12,500 shares of Common Stock dated October 6, 1999 issued to the Poretz Group.

    **5.1      Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

    *10.1      Letter  Agreement dated March 17, 1999, from the Company to Sandy
               Walsh.

    *10.2 Employment to Agreement dated August 5, 1999, by and between the Company and James William Leech.

    *10.3 Consulting Agreement dated December 1, 1998, by and between the Company and Three Hundred & Sixty Degrees, Inc.

    *10.4 Consulting Agreement dated March 22, 1999, by and between the Company and Thomson Kernaghan & Co. Ltd.

    *10.5 Consulting Agreement dated April 15, 1999, by and between the Company and Michael Baybak and Company, Inc.

    *10.6 Letter Agreement dated June 15, 1999, by and between the Company and Lasso Communications Inc.

    *10.7 Advertising Services Agreement dated July 1, 1999, by and between the Company and Lasso Communications Inc.

    *10.8 Release dated July 14, 1999, by and among the Company, Lasso Communications Inc., James Hines and Michael Gruber.

    *10.9 Memorandum of Understanding dated June 7, 1999, by and between the Company and Willow CSN.

    *10.10 Summary of Terms and Conditions dated April 21, 1999, by and between the Company and CosmoCom, Inc.

    *10.11 Agreement of Purchase and Sale dated as of November 17, 1998, by and between Advanced Systems Computer Consultants, Inc. and Cheltenham Technologies (Bermuda) Corporation.

    *10.12 Asset Sale Agreement dated as of November 23, 1998, by and between Grant Reserve Corporation and Cherokee Mining Company.

    *10.13 Pledge Agreement dated as of November 25, 1998, by and between Grant Reserve Corporation and Cherokee Mining Company.

    *10.14 Agreement dated as of May 18, 1999, by and between the Company and Call Center Learning Solutions, Inc.

    *10.15 Distribution Agreement dated as of March 12, 1999, by and between the Company and ITC Learning Corporation.

    *10.16 License Agreement dated June 29, 1999, by and between the Company and ITC Learning Corporation.

    *10.17 Letter Agreement dated March 24, 1999, by and between the Company and Applied Courseware Technology, Inc.

    *10.18 General Security Agreement dated March 25, 1999, by and between InfoCast Canada Corporation and Applied Courseware Technology, Inc.

    *10.19 Memorandum of Understanding dated August 28, 1998, by and between Home Base Work Solutions Ltd. and Shaw Fiberlink Ltd.

    *10.20 Licensing and Distribution Agreement dated March 7, 1999, by and between HomeBase Work Solutions Ltd. and Facet Decision Systems, Inc.

    *10.21     Licensing and Distribution Agreement dated March 30, 1999, by and
               between   HomeBase  Work  Solutions  Ltd.  and  Facet   Petroleum
               Solutions, Inc.

    *10.22 Share Purchase Agreement dated as of May 13, 1999, by and among the Company, InfoCast Canada Corporation, HomeBase Work Solutions Ltd. and the Shareholders named therein.

    *10.23 General Security Agreement dated March 25, 1999, by and between InfoCast Canada Corporation and HomeBase Work Solutions, Ltd.

    *10.24 Letter Agreement dated May 1999 (date unspecified), by and among the Company and Darcy Galvon, Ken MacLean and Sean Fleming.

    *10.25 Master Lease Agreement dated June 25, 1998, by and between HomeBase Work Solutions, Ltd. and Sun MicroSystems.

    *10.26 Memorandum of Agreement dated July 31, 1997, by and between Virtual Performance Systems Inc.

    *10.27 Letter Agreement dated November 27, 1998, by and among Grant Reserve Corporation, Sheridan Reserve Corporation and Virtual Performance Systems Inc.

    *10.28 Share Purchase Agreement dated as of January 29, 1999, by and among InfoCast Canada Limited, Virtual Performance Systems Inc. and the Selling Shareholders named therein.

    *10.29 Letter Agreement dated May 18, 1999, by and between the Company and Satish Kumeta.

    *10.30     Letter of  Engagement  dated  October 21, 1999,  by and among the
               Company,   N.M.   Rothschild  &  Sons  Canada  Limited  and  N.M.
               Rothschild & Sons (Washington) LLC.

    *10.31 Letter of Understanding by and between the Company and AT&T Canada Long Distance Services Company.

    *10.32     Memorandum of Engagement  dated  December 10, 1998 by and between
               the  Company  and  College   Boreal   D'Arts   Appliques   et  de
               Technologie.

    *10.33 Assignment of Contract and Assumption of Liability dated October 19, 1999 by and between the Company and High Performance Group, Inc.

  ***10.34 Employment Agreement dated December 6, 1999 by and between the Company and Herve Seguin.

  ***10.35 Employment Agreement dated October 1, 1999 by and between InfoCast Canada Corporation and Christopher Rouse.

  ***10.36 Employment Agreement dated September 1999 by and between the Company and Carl Stevens

  ***10.37 Strategic Alliance Agreement dated November 29, 1999 by and between the Company and TManage, Inc.

     *16.1 Letter from Jackson & Rhodes, P.C. relating to change of accountants, dated September 3, 1999.

     *21.1     List of Subsidiaries.

   ***23.1     Consents of Ernst & Young LLP, independent public accountants.

   ***24       Power of attorney (included on the signature page hereto).

   *27.1.1     Financial Data Schedule.

     *27.1     Financial Data Schedule.

    *27.2      Financial Data Schedule.

    *27.3      Financial Data Schedule.

    *27.4      Financial Data Schedule.

------------
* Incorporated herein by reference from Exhibits to the Company's Registration Statement on Form 10 (File No. 0-27343).

**             To be filed by amendment.

***            Filed herewith.


    (b)        Financial Statement Schedules.  None required.

ITEM 17.       UNDERTAKINGS


The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (i) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


    (ii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of A. Thomas Griffis and James Leech his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


January 4, 2000
                              INFOCAST CORPORATION

                              By:  /s/ A. Thomas Griffis
                                   ---------------------
                                   A. Thomas Griffis
                                   Co-Chairman of the Board, Director

                              By:  /s/  Darcy Galvon
                                   -----------------
                                   Darcy Galvon
                                   Co-Chairman of the Board, Director


                              By:  /s/ James Leech
                                   ---------------
                                   James Leech
                                   Chief Executive Officer, Director
                                   (Principal executive officer)


                              By:  /s/ Herve Seguin
                                   ----------------------
                                   Herve Seguin
                                   Chief Financial Officer
                                   (Principal financial and accounting officer)


                              By:  /s/ Michael Sheehan
                                   -------------------
                                   Michael Sheehan
                                   Vice President, Virtual Call Center, Director


                              By:  /s/ James Hines
                                   ---------------
                                   James Hines
                                   Executive Vice President, Director


                              By:  /s/ George Shafran
                                   ------------------
                                   George Shafran
                                   Director